UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COINMACH SERVICE CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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was determined):

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COINMACH SERVICE CORP.
303 Sunnyside Blvd., Suite 70
Plainview, New York 11803

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

[    ●    ], 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Coinmach Service Corp. to be held on [    ●    ], 2007, starting at [    ●    ] a.m., local time, at [    ●    ]. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of June 14, 2007, by and among Coinmach, Spin Holdco Inc. and Spin Acquisition Co., a wholly-owned subsidiary of Spin Holdco, pursuant to which Spin Acquisition will merge with and into Coinmach. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $13.55 in cash, without interest and less any applicable withholding tax, for each share of our Class A Common Stock or Class B Common Stock (which we refer to, collectively, as “Common Stock”) you own, as more fully described in the enclosed proxy statement. If the merger agreement is adopted and the merger is completed, all shares of our Class A Common Stock and notes underlying our income deposit securities will separate and our income deposit securities will no longer be outstanding.

Our board of directors after careful consideration of a variety of factors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Coinmach and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is important, regardless of the number of shares of our Class A Common Stock and/or Class B Common Stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereon, voting together as one class. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement. GTCR-CLC, LLC, Coinmach Holdings, LLC, certain members of our senior management and one of our non-management directors, who collectively own approximately 61.7% of the voting power of the outstanding shares of our Common Stock entitled to vote on the adoption of the merger agreement, have entered into a voting agreement, pursuant to which they have agreed to vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, unless such voting agreement is terminated in accordance with its terms. Accordingly, the proposal will be approved without the vote of any other stockholder.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement, the other transaction documents and the merger. Copies of the merger agreement, the voting agreement, and the exchange agreement are attached as Annex A, Annex B and Annex C, respectively, to the proxy statement. We encourage you to read the entire proxy statement, the merger agreement, and other appendices carefully. You may also obtain more information about Coinmach from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

This special meeting of stockholders of Coinmach is being held to consider and vote on the merger agreement and the proposed merger. Accordingly, Coinmach has delayed scheduling its 2007 annual meeting of stockholders pending the outcome of this special meeting of stockholders.

Thank you in advance for your cooperation and continued support.

Sincerely,

Stephen R. Kerrigan
Chairman of the Board and Chief
Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated [    ●    ], 2007 and is first being mailed to stockholders of Coinmach on or about [    ●    ], 2007.

COINMACH SERVICE CORP.
303 Sunnyside Blvd., Suite 70
Plainview, New York 11803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    ●    ], 2007

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Coinmach Service Corp., a Delaware corporation (which we refer to as the “Company” or “Coinmach”), will be held at [    ●    ], on [    ●    ], 2007, at [    ●    ] a.m., local time, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of June 14, 2007, by and among the Company, Spin Holdco Inc. (which we refer to as “Parent”) and Spin Acquisition Co. (which we refer to as “Merger Sub”), as it may be amended from time to time, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent as more fully described in the enclosed proxy statement (a copy of the merger agreement is included as Annex A to the proxy statement); and

(2) To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of the Company has fixed the close of business on [    ●    ], 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only Coinmach stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of the Company’s Class A Common Stock and/or Class B Common Stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereon, voting together as one class. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement.

Registration will begin at [    ●    ] a.m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s Class A Common Stock and/or Class B Common Stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

This special meeting of stockholders of the Company is being held to consider and vote on the merger agreement and the proposed merger. Accordingly, the Company has delayed scheduling its 2007 annual meeting of stockholders pending the outcome of this special meeting of stockholders.

By Order of the Board of Directors,

Robert M. Doyle
Corporate Secretary

Plainview, New York
[    ●    ], 2007

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY VOTE ON THE ADOPTION OF THE MERGER AGREEMENT IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. PLEASE VOTE AT YOUR FIRST OPPORTUNITY.

COINMACH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

i

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* * * * *

ANNEX A	—	Agreement and Plan of Merger, dated as of June 14, 2007, by and among Spin Holdco Inc., Spin Acquisition Co. and Coinmach Service Corp.
ANNEX B	—	Voting Agreement, dated as of June 14, 2007, by and among Spin Holdco Inc., GTCR-CLC, LLC, Coinmach Holdings, LLC, Stephen R. Kerrigan, Robert M. Doyle, Michael E. Stanky, Ramon Norniella and James N. Chapman
ANNEX C	—	Exchange Agreement, dated as of June 14, 2007, by and among Spin Holdco Inc., Coinmach Laundry Corporation, the Secretary of Coinmach Laundry Corporation, Stephen R. Kerrigan, Robert M. Doyle, Michael E. Stanky, Ramon Norniella and James N. Chapman
ANNEX D	—	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
ANNEX E	—	Section 262 of the General Corporation Law of the State of Delaware

iii

SUMMARY

This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information referred to herein incorporated by reference and attached as appendices. Each item in this summary includes a page reference directing you to a more complete description of that item.

References in this proxy statement, unless the context requires otherwise, to “Coinmach,” the “Company,” “we,” “our,” “ours,” and “us” refer to Coinmach Service Corp.; “Parent” refers to Spin Holdco Inc.; “Merger Sub” refers to Spin Acquisition Co.; “Class A Common Stock” refers to our class A common stock, par value $0.01 per share; “Class B Common Stock” refers to our class B common stock, par value $0.01 per share, and “Common Stock” refers to, collectively, Class A Common Stock and Class B Common Stock.

Parties to the Merger.  Coinmach Service Corp., a Delaware corporation, through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Coinmach’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines. Spin Holdco Inc., a Delaware corporation, and Spin Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent, are affiliates of Babcock & Brown Limited, a global investment and advisory firm operating from 29 offices across Australia, North America, Europe, Asia, United Arab Emirates and Africa, with capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown was founded in 1977 and is listed on the Australian Stock Exchange. Parent and Merger Sub were formed solely for the purpose of effecting the merger (as defined below) and transactions related to the merger. Neither Parent nor Merger Sub has engaged in any business except in connection with the merger. See “The Parties to the Merger” beginning on page 19.

The Merger and Related Transactions.  You are being asked to adopt the merger agreement providing for the acquisition of Coinmach by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into Coinmach (which we refer to as the “merger”). Coinmach will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. We encourage you to read the merger agreement, which is attached as Annex A, in its entirety. See “The Merger Agreement — Structure of the Merger” beginning on page 63.

Simultaneously with the execution of the merger agreement, Parent, Coinmach Holdings, LLC (our controlling stockholder and owner of all of our outstanding shares of Class B Common Stock), GTCR-CLC, LLC, certain members of our senior management and one of our non-management directors entered into a voting agreement (which we refer to as the “voting agreement”), pursuant to which, unless the voting agreement is terminated in accordance with its terms, such parties agreed to vote certain of their respective shares of our Class A Common Stock and Class B Common Stock in favor of adoption and approval of the merger agreement.

We encourage you to read the voting agreement, which is attached as Annex B, in its entirety. See “The Voting Agreement” beginning on page 86.

Simultaneously with the execution of the merger agreement, Parent, Coinmach Laundry Corporation (our wholly-owned subsidiary), the secretary of Coinmach Laundry Corporation, certain members of our senior management and one of our non-management directors, entered into an exchange agreement (which we refer to as the “exchange agreement”), pursuant to which, immediately prior to completion of the merger, such members of our senior management and such director will exchange, in the aggregate, 407,380 shares of our Class B Common Stock owned by them representing approximately 0.77% of the outstanding shares of our Common Stock, for shares of Parent’s common stock representing approximately 1.74% of the outstanding shares of Parent’s common stock. As contemplated by the voting agreement and the exchange agreement, the remainder of the shares of our Class A Common Stock and Class B Common Stock held by such members of our senior management and such director, which have not been so exchanged, would be purchased, immediately prior to completion of the merger, by a person or persons designated by Babcock & Brown Spinco LLC, an affiliate of Parent. We encourage you to read the exchange agreement, which is attached as Annex C, in its entirety. See “The Exchange Agreement” beginning on page 89.

Board Recommendation and Reasons for the Merger.  The purpose of the merger for Coinmach is to enable its stockholders to immediately realize the value of their investment in Coinmach through their receipt of the per share merger consideration of $13.55 in cash, which represents a premium over the current and historical market prices of the Company’s Class A Common Stock, including a premium of approximately 15.7% to the $11.71 closing price of the Class A Common Stock on the American Stock Exchange on June 14, 2007, the last trading day before public disclosure of execution of the merger agreement. Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Coinmach and its stockholders and recommends that Coinmach stockholders adopt the merger agreement. Accordingly, our board of directors unanimously recommends that Coinmach’s stockholders vote “FOR” the adoption of the merger agreement. See “The Merger — Recommendation of our Board of Directors and Reasons For the Merger” beginning on page 35.

Merger Consideration.  If the merger is completed, you will be entitled to receive $13.55 in cash, without interest and less any applicable withholding tax, for each share of our Class A Common Stock and Class B Common Stock that you own (we refer to this amount as the “merger consideration”). However, shares held by us or any of our direct or indirect wholly-owned subsidiaries, by Parent or any of Parent’s direct or indirect subsidiaries or by stockholders who have properly demanded and perfected statutory appraisal rights will not be so converted. See “The Merger Agreement — Merger Consideration” beginning on page 64.

Treatment of Outstanding Restricted Stock.  At the effective time of the merger, all outstanding shares of our restricted stock will no longer be restricted and will be converted into the right to receive an amount of cash equal to $13.55 per share, without interest and less applicable withholding taxes. See “The Merger Agreement — Treatment of Restricted Stock” beginning on page 64.

Procedure for Receiving Merger Consideration.  As soon as reasonably practicable after the effective time of the merger, a paying agent appointed by Parent, with our approval, will mail instructions to all our stockholders. These instructions will tell you how to surrender your Coinmach Class A Common Stock and/or Class B Common Stock certificates in exchange for the merger consideration. See “The Merger Agreement — Payment Procedures” beginning on page 65.

Financing of the Merger.  Parent will fund the merger and the related transactions, including the payment of certain related transaction costs, charges, fees and expenses, with a combination of debt and equity commitments and available cash. Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $[    ●    ] billion. Parent has received a debt commitment letter, dated June 14, 2007, from The Royal Bank of Scotland plc, RBS Securities Corporation, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch, pursuant to which and subject to the conditions set forth therein, they have committed to provide to Parent an aggregate amount of $1.225 billion (to which we refer as the “debt commitment letter”) and six equity commitment letters, dated June 14, 2007, which subject to the conditions set forth therein, provide for equity commitments in an aggregate amount of $312.3 million, in each case, to fund the payment of the merger consideration, related amounts required to be paid by Parent under the merger agreement and to pay transaction costs.

The consummation of the merger is not conditioned on Parent or Merger Sub receiving the proceeds contemplated by the debt and equity commitment letters. See “The Merger — Financing of the Merger” beginning on page 53.

Conditions to Closing.  Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law), including receipt of approval of our stockholders, the absence of any law or order prohibiting the transaction and our delivery of a certain tax related certificate. The obligations of Parent and Merger Sub to effect the merger are additionally subject to, among other things:

•	Coinmach’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger, except where the failure to be so true and correct (read for purposes of this condition without giving effect to any materiality or a material adverse effect qualification in any such representation or warranty) would not and could not reasonably be likely to have a material adverse effect on Coinmach; and

•	Coinmach’s performance in all material respects of any of its obligations under the merger agreement.

Our obligation to effect the merger is additionally conditioned on, among other things:

•	the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger, except where the failure to be true and correct

(read for purposes of this condition without giving effect to any materiality or a material adverse effect qualification in any such representation or warranty) would not and could not reasonably be likely to materially delay or impair the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement; and

•	the performance in all material respects by Parent and Merger Sub of any of their respective obligations under the merger agreement. See “The Merger Agreement — Conditions to the Merger” beginning on page 80.

Termination of the Merger Agreement.  Coinmach and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Coinmach have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Coinmach or Parent if:

•	the merger does not occur by November 30, 2007 unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied;

•	Coinmach’s stockholders vote against adoption of the merger agreement at the special meeting of stockholders unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied; or

•	there exists any final non-appealable legal prohibition on completion of the merger issued by a court unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied.

•	by Coinmach if:

•	our board of directors authorizes Coinmach to enter into an acquisition agreement other than the merger based on a superior proposal and pays the termination fee prior to or simultaneously with such termination;

•	Parent or Merger Sub breaches any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, and such breach results in a material delay of or impairment of the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement or results in the failure of a condition necessary for the closing to occur, and such breach is not curable within 60 days after written notice of the breach is given by the terminating party; or

•	(i) all closing conditions to the obligations of Parent and Merger Sub to effect the merger are satisfied or waived, (ii) Coinmach notifies Parent in writing of a proposed closing date, which will not be earlier than September 28, 2007, unless Parent has notified Coinmach that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the merger, and (iii) Parent or Merger Sub fails to perform its obligations necessary for the closing to occur on such proposed closing date, unless Coinmach has not complied in all material respects with its obligation to cooperate with Parent and Merger Sub in obtaining financing and completing the debt tender offer (we refer to such termination as “Parent Failure to Close”).

•	by Parent if:

•	our board of directors (i) withdraws, qualifies, or modifies its recommendation that stockholders adopt the merger agreement or (ii) approves, adopts, recommends, or otherwise declares advisable any other acquisition proposal; or

•	Coinmach breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach results in the failure of a closing condition, and such breach is not curable within 60 days after written notice of the breach is given by the terminating party. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 82.

Termination Fees and Expenses.  If the merger agreement is terminated,

•	under certain circumstances, including a termination of the merger agreement in connection with a superior proposal or change of recommendation by our board of directors, we will be obligated to pay a termination fee of $15 million plus out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates of up to $2 million; and

•	under certain circumstances, Parent and Merger Sub will, jointly and severally, pay us $15 million plus out-of-pocket fees and expenses incurred by us or any of our affiliates of up to $2 million and reimburse any outstanding amounts required to be reimbursed to us by Parent or Merger Sub pursuant to the terms of the merger agreement.

No Solicitation Covenant.  We have agreed that we will not, and will cause any of our subsidiaries not to, and we will cause our and our subsidiaries’ officers, directors, employees, agents, investment bankers, attorneys, accountants and representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person in connection with any acquisition proposal or otherwise knowingly facilitate any effort or attempt to make or implement any acquisition proposal.

Notwithstanding these restrictions, at any time after the date of the merger agreement and before our stockholders adopt the merger agreement, we may:

•	provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than (i) 35% of our assets (on a consolidated basis) or (ii) more than 35% of the total voting power of our equity securities; provided that (x) such person executes a confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between Coinmach and Babcock & Brown L.P., (y) Coinmach simultaneously provides to Parent any material non-public information that is provided to such person which was not previously provided or made available to Parent, its affiliates or its representatives, and (z) our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with its fiduciary duties; or

•	engage in discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal; provided that our board of directors (x) determines in good faith after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with its fiduciary duties, and (y) determines in good faith after consultation with its financial and legal advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in one.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “The Merger Agreement — Acquisition Proposals” beginning on page 73.

Debt Tender Offer/Redemption of Notes.  Upon Parent’s request, we will commence an offer to purchase all of our outstanding 11% senior secured notes (which we refer to as the “debt tender offer”). Parent will finance the full payment of the notes. The completion of the debt tender offer is not a condition to completion of the merger. However, if the debt tender offer has not been consummated prior to the merger, then we expect to issue a notice of redemption with respect to the redemption of all our outstanding notes in accordance with the terms of the indenture governing our notes immediately prior to the effective time of the merger. See “The Merger Agreement — Debt Tender Offer; Redemption of Notes; Credit Facility” beginning on page 80.

Opinion of Houlihan Lokey.  On June 14, 2007, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (which we refer to as “Houlihan Lokey”) rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of June 14, 2007, the merger consideration to be received by the holders of shares of our Class A Common Stock (other than members of our management that will retain or acquire a direct or indirect equity interest in Parent, GTCR-CLC, LLC and their respective affiliates, whom we refer to, collectively, as the “excluded stockholders”) in the merger is fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was addressed to our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our Class A Common Stock (other than the excluded stockholders) in the merger and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement (including such modifications solely to protect the confidentiality of the names of parties providing the equity commitments to Parent) and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger. See “The Merger — Opinion of Houlihan Lokey” beginning on page 38.

Record Date and Voting.  You are entitled to vote at the special meeting if you owned shares of our Class A Common Stock and/or Class B Common Stock at the close of business on [    ●    ], 2007, the record date for the special meeting. Each outstanding share of our Class A Common Stock on the record date entitles the holder to one vote, and each outstanding share of our Class B Common Stock on the record date entitles the holder to two votes, on the proposal to adopt the merger agreement. Holders of shares of our Class A Common Stock and holders of shares of our Class B Common Stock vote together as one class. As of the record date, there were [    ●    ] shares of Class A Common Stock of Coinmach entitled to be voted and [    ●    ] shares of Class B Common Stock of Coinmach entitled to be voted. See “The Special Meeting — Record Date and Quorum” beginning on page 20.

Stockholder Vote Required to Adopt the Merger Agreement.  For us to complete the merger, stockholders holding at least a majority of the voting power of our Class A Common Stock and Class B Common Stock outstanding at the close of business on the record date, voting together as one class, must vote “FOR” the adoption of the merger agreement. Under the terms of the voting agreement (which would terminate upon the earlier to occur of (a) the effective time of the merger, (b) the date on which our board of directors effects a change of recommendation in accordance with the merger agreement, (c) the date on which the merger agreement is terminated or (d) December 30, 2007), holders of shares of our Class A Common Stock and Class B Common Stock having a majority of the voting power of our outstanding shares of Class A Common Stock and Class B Common Stock have agreed to vote their respective shares for the adoption of the merger agreement. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if every other stockholder of Coinmach votes against the adoption of the merger agreement. See “The Special Meeting — Vote Required” beginning on page 21 and “The Voting Agreement” beginning on page 86.

Share Ownership of Directors and Executive Officers.  As of [    ●    ], 2007, the record date for the special meeting, John R. Scheessele, Woody M. McGee and William M. Kelly, James N. Chapman and our executive officers collectively held and are entitled to vote [    ●    ] shares of our Class A Common Stock representing approximately [    ●    ]% of the total voting power of our outstanding Common Stock. In addition, some of our directors and executive officers hold common units and class C preferred units of Coinmach Holdings, LLC, our controlling stockholder (which we refer to as “Coinmach Holdings”). David A. Donnini and Bruce V. Rauner are principals of GTCR-CLC, LLC which controls Coinmach Holdings, which controls 61.5% of the voting power of our outstanding Common Stock. Stephen R. Kerrigan, Robert M. Doyle, Michael E. Stanky, Ramon Norniella and James N. Chapman, who beneficially own approximately 0.23% of the voting power of our outstanding Common Stock, have entered into a voting agreement to support the merger. Like all our other stockholders, our directors and executive officers (other than Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman) will be entitled to receive $13.55 per share in cash for each of their shares of our Class A Common Stock and/or Class B Common Stock (including shares of restricted stock), whether or not then vested. Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman, as contemplated by the voting agreement and the exchange agreement, immediately prior to completion of the merger, will exchange, in the aggregate, 407,380 shares of our Class B Common Stock owned by them, representing approximately 0.77% of the outstanding shares of our Common Stock, for shares of Parent’s common stock representing approximately 1.74% of the outstanding shares of Parent’s common stock, and the remainder of our shares of Class A Common Stock and Class B Common Stock held by them, which has not been so exchanged, will be purchased by a person or persons designated by Babcock & Brown Spinco LLC. See “The Special Meeting — Vote Required” beginning on page 21, “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47, “The Voting Agreement” beginning on page 86 and “The Exchange Agreement” beginning on page 89.

Interests of the Company’s Directors and Executive Officers in the Merger.   In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as stockholders, and that may present actual or potential conflicts of interest. With respect to Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman, such interests include, as applicable, (i) exchange, in the aggregate, of 407,380 shares of our Class B Common Stock owned by them, representing approximately 0.77% of the outstanding shares of our Common Stock, for shares of Parent’s common stock representing approximately 1.74% of the outstanding shares of Parent’s common stock, (ii) accelerated vesting of their restricted shares of Class A Common Stock immediately prior to the effective time of the merger, (iii) entering into new employment or consulting arrangements with Parent and Coinmach, which will become effective upon the closing of the merger, (iv) adoption of an equity incentive plan by Parent or Coinmach to which executive officers will be subject, (v) payment of certain transaction bonuses in connection with the consummation of the merger and (vi) participation in the voting and exchange agreements. Additionally, our executive officers and directors will have rights under the merger agreement to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47.

Tax Consequences.  If you are a U.S. holder of our Common Stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Coinmach Common Stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares.

For a more complete discussion of the U.S. federal income tax consequences of the merger including a description of the consequences of the merger to certain non-U.S. holders, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56.

Tax matters can be complicated and the tax consequences of the merger to our stockholders will depend on each stockholder’s particular tax situation. You should consult your tax advisors to understand fully the tax consequences of the merger to you.

Appraisal Rights.  Delaware law provides you, as a stockholder, with statutory appraisal rights in the merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery, which will determine the shares’ fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value, and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less or more than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to Coinmach before the vote is taken on the merger agreement at the special meeting, you must not vote in favor of the adoption of the merger agreement and you must otherwise comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Statutory Appraisal Rights” beginning on page 93 and Annex E — Section 262 of the General Corporation Law of the State of Delaware.

Market Price of Coinmach’s Common Stock.  Our Class A Common Stock is listed on the American Stock Exchange under the trading symbol “DRA” and our units of income deposit securities are listed on the American Stock Exchange under the trading symbol “DRY.” On June 14, 2007, which was the last trading day before the announcement of the execution of the merger agreement, our Class A Common Stock closed at $11.71 per share, and our units of income deposit securities closed at $19.29 per unit. On [    ●    ], 2007, which was the last trading day before the date of this proxy statement, our Class A Common Stock and our units of income deposit securities closed at $[    ●    ] per share and $[    ●    ] per unit, respectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some commonly asked questions regarding the special meeting and the proposed merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:  What is the proposed transaction?

A:  The proposed transaction is the acquisition of Coinmach by Parent, pursuant to the Agreement and Plan of Merger, dated as of June 14, 2007, by and among Coinmach, Parent and Merger Sub, which is referred to in this proxy statement as the merger agreement. Once the merger agreement has been adopted by Coinmach’s stockholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into Coinmach, with Coinmach continuing as a wholly-owned subsidiary of Parent.

Q:  What will I be entitled to receive pursuant to the merger?

A:  Upon completion of the merger, holders of shares of our Class A Common Stock and holders of shares of our Class B Common Stock, which are referred to in this proxy statement as holders of our Common Stock, other than any holders who choose to exercise and perfect their appraisal rights under Delaware law, will be entitled to receive $13.55 in cash, without interest and less any required withholding taxes, for each share of our Common Stock held by them.

For example, if you own 100 shares of our Class A Common Stock or Class B Common Stock, you will receive $1,355.00 in cash without interest, in exchange for your shares of our Class A Common Stock or Class B Common Stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q:  When and where is the special meeting?

A:  The special meeting of stockholders of the Company will be held on [    ●    ], 2007, at [    ●    ] a.m., local time, at [    ●    ].

Q:  What vote of stockholders is required to adopt the merger agreement?

A:  The merger agreement must be adopted by the affirmative vote of holders of a majority of the voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote as of the record date, voting together as one class, in accordance with Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws. Under the terms of the voting agreement (which would terminate upon the earlier to occur of (a) the effective time of the merger, (b) the date on which our board of directors effects a change of recommendation in accordance with the merger agreement, (c) the date on which the merger agreement is terminated or (d) December 30, 2007), the holders of more than a majority of our outstanding shares of Class A Common Stock and Class B Common Stock have agreed to vote their respective shares for the adoption of the merger agreement. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if every other stockholder of the Company votes against the adoption of the merger agreement.

Q:  How does the Company’s board of directors recommend that I vote?

A:  Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Before voting, you should read “The Merger — Recommendation of our Board of Directors and Reasons for the Merger” beginning on page 35 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:  Who may vote at the special meeting?

A:  If you were a holder of shares of our Class A Common Stock and/or Class B Common Stock at the close of business on [    ●    ], 2007, the record date, you may vote at the special meeting.

Q:  How many shares are entitled to vote at the special meeting?

A:  Each share of our Class A Common Stock outstanding and each share of our Class B Common Stock outstanding on the record date is entitled to vote, together as one class, on the proposal to adopt the merger agreement. Each share of our Class A Common Stock is entitled to one vote and each share of our Class B Common Stock is entitled to two votes. On the record date, there were (A) [    ●    ] shares of our Class A Common Stock outstanding, and (B) [    ●    ] shares of our Class B Common Stock outstanding. GTCR-CLC, LLC, Coinmach Holdings LLC, certain members of our senior management and one of our non-management directors who collectively own shares of our Class A Common Stock and Class B Common Stock representing approximately 61.7% of the aggregate voting power of all outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote on the adoption of the merger agreement, have entered into a voting agreement pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

Q:  What effect will the proposed merger have on the Company?

A:  As a result of the merger, the Company will cease to be a publicly traded company and will become a subsidiary of Parent. You will no longer have any interest as stockholders in our future earnings or growth. Following consummation of the merger, the registration of our shares of Class A Common Stock and our units of income deposit securities and our reporting obligations with respect to our shares of Class A Common Stock and our units of income deposit securities under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (which we refer to as the “SEC”). In addition, upon completion of the proposed merger, our shares of Class A Common Stock and our units of income deposit securities will no longer be listed on any stock exchange or quotation system, including the American Stock Exchange (which we refer to as the “AMEX”).

Q:  What happens if the merger is not consummated?

A:  If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and our shares of Class A Common Stock and our units of income deposit securities will continue to be listed and traded on the AMEX. Under certain specified circumstances, (a) the Company may be required to pay to Parent a termination fee and reimburse Parent and Merger Sub for its out-of-pocket expenses or (b) Parent and Merger Sub may be required to pay to the Company a termination fee and reimburse the Company for its out-of-pocket expenses. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 83.

Q:  What does it mean if I get more than one proxy card?

A:  If you have shares of our Class A Common Stock and/or Class B Common Stock or if you have units of our income deposit securities that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:  How do I vote?

A:  In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. Our board of directors requests your proxy, even if you plan to attend the special meeting, so your shares will be counted toward a quorum and be voted at the meeting even if you later decide not to attend.

Q:  How can I vote in person at the special meeting?

A:  If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you wish to attend the meeting, please bring picture identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:  How can I vote without attending the special meeting?

A:  If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. In that event, you may complete, sign, date and return your proxy card in the postage-paid envelope provided. If your shares are held in street name, please follow the instructions on your proxy card to instruct your broker or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:  How can I revoke my proxy?

A:  If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by any of the following ways:

•	Sending a written notice to revoke your proxy to the Corporate Secretary of the Company at the address listed below, which must be received by the Company before the special meeting commences;

Coinmach Service Corp
303 Sunnyside Blvd, Suite 70
Plainview, New York 11803
Attention: Robert M. Doyle, Secretary

•	Transmitting a proxy by mail at a later date than your prior proxy, which must be received by the Company before the special meeting commences; or

•	Attending the special meeting and voting in person or by proxy.

Please note that attendance at the special meeting will not by itself constitute revocation of a proxy. If you hold your shares in street name, you should contact your broker, bank or other nominee for instructions on revoking your proxy.

Q:  What is a quorum?

A:  A quorum of the holders of the outstanding shares of our Class A Common Stock and Class B Common Stock counted as a single class must be present for the special meeting to be held. A quorum is present if the holders of shares of our Class A Common Stock and Class B Common Stock having a majority of the aggregate voting power of all outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote at the meeting are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:  How are votes counted?

A:  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to adopt the merger agreement. Abstentions will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” with respect to the proposal to adopt the merger agreement, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

A properly executed proxy card received by the Secretary of the Company before the meeting, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:  Who is soliciting my vote?

A:  This proxy solicitation is being made by the Company. We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.

Q:  When do you expect the merger to be completed?

A:  We are working toward completing the merger as quickly as possible. However, pursuant to the terms of the merger agreement, completion of the merger will not occur prior to September 28, 2007, unless Parent notifies the Company that Parent and Merger Sub have and would have as of an earlier date all necessary funds to complete the merger. If Parent so notifies the Company on or prior to obtaining stockholders approval, we anticipate that we will complete the merger promptly after the stockholder meeting. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” beginning on page 80 and “The Merger Agreement — Effective Time” beginning on page 63.

Q:  What happens if I sell my shares before the special meeting?

A:  The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Class A Common Stock and/or Class B Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $13.55 per share in cash to be received by our stockholders in the merger. In order to receive the $13.55 per share, you must hold your shares through completion of the merger.

Q:  Who will count the votes?

A:  A representative of our transfer agent, The Bank of New York Mellon Corporation, will count the votes and act as an inspector of the election.

Q:  Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:  Yes. As a holder of Class A Common Stock and/or Class B Common Stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Statutory Appraisal Rights” beginning on page 93.

Q:  Should I send in my stock certificates now?

A:  No. Shortly after the merger is completed, you will receive by mail instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest and less any required withholding taxes. If your shares are held in street name by your broker, you will receive instructions from your broker as to how to effect the surrender of your shares and receive cash for those shares. Do not send any stock certificates with your proxy.

Q:  What will happen to any units of income deposit securities that I own prior to the record date if the merger is consummated?

A:  If the merger agreement is adopted by our stockholders at the special meeting and the merger is consummated, all of our outstanding shares of Class A Common Stock will be cancelled and holders thereof, unless such holders exercise and perfect appraisal rights under Delaware law, will be entitled to receive $13.55 in cash, without interest and less any required withholding tax, for each share held by them. As a consequence of the merger and the transactions contemplated by the merger agreement, all shares of our Class A Common Stock and notes underlying our income deposit securities will separate, and our income deposit securities will no longer be outstanding. See “The Merger — Delisting and Deregistration of Class A Common Stock and Income Deposit Securities” beginning on page 62.

Q:  Do I need to take any action with respect to any income deposit securities that I own prior to the record date in order to receive $13.55 per share of Class A Common Stock underlying such units?

A:  No. Each share of Class A Common Stock outstanding is entitled to vote on the proposal to adopt the merger agreement, whether or not each such share of Class A Common Stock forms a part of an income deposit security. In order to vote at the meeting with respect to any share of Class A Common Stock you may hold that underlies an income deposit security, you must follow the voting procedures set forth in this proxy statement and the accompanying proxy materials that are applicable to all shares of our Class A Common Stock.

Q:  Who can help answer my other questions?

A:  If you have more questions about the special meeting or the merger, or if you have any questions about or need assistance in voting your shares, you should contact:

Robert M. Doyle
Chief Financial Officer and Secretary
Coinmach Service Corp.
303 Sunnyside Blvd., Suite 70
Plainview, New York 11803
Telephone: (516) 349-8555
email: rmdoyle@coinmachcorp.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Coinmach, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Merger,” “The Merger Agreement,” “The Voting Agreement,” “The Exchange Agreement,” and in statements containing the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may,” “will,” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Coinmach. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Coinmach and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger or any other reason, including Parent’s inability to obtain the necessary debt or equity financing arrangements set forth in commitment letters received in connection with the merger;

•	the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	any other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K. See “Where Stockholders Can Find More Information” beginning on page 104; and

•	the failure of the merger to close for any other reason.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

The Company

We believe we are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America, based on information provided by the Multi-Housing Laundry Association, a national trade association of multi-housing laundry operators and suppliers. Our core business (which we refer to as the “route business”) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines. For the fiscal year ended March 31, 2007, our route business represented approximately 89% of our total revenue. The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties.

In addition to our route business, we rent laundry machines and other household appliances and electronic items to corporate relocation entities, property owners, managers of multi-family housing properties and individuals through our subsidiary Appliance Warehouse of America, Inc., a Delaware corporation. Appliance Warehouse of America, Inc. is jointly owned by us and Coinmach Corporation, a Delaware corporation which is our indirect wholly-owned subsidiary. We also operate a laundry equipment distribution business through Super Laundry Equipment Corp., a Delaware corporation and our indirect wholly-owned subsidiary.

We are a Delaware corporation. We maintain our corporate headquarters at 303 Sunnyside Boulevard, Suite 70, Plainview, New York 11803, and our telephone number is (516) 349-8555. Our shares of Class A Common Stock and our units of income deposit securities are publicly traded on the American Stock Exchange under the symbols “DRA” and “DRY”, respectively.

Parent

Spin Holdco Inc. (which we refer to as “Parent”) is a Delaware corporation formed on June 7, 2007 solely for the purpose of acquiring the Company. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office of Parent is c/o Babcock & Brown Limited, 1 Dag Hammarskjold Plaza, New York, New York 10017, and the telephone number is (212) 935-7800.

Merger Sub

Spin Acquisition Co. (which we refer to as “Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of Parent. Merger Sub was formed on June 7, 2007 solely for the purpose of completing the proposed merger and upon the consummation of the proposed merger will cease to exist and the Company will continue as the surviving corporation. Merger Sub has not engaged in any business except as contemplated by the merger agreement. The principal office of Merger Sub is c/o Babcock & Brown Limited, 1 Dag Hammarskjold Plaza, New York, New York 10017, and the telephone number is (212) 935-7800.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Coinmach’s stockholders as part of the solicitation of proxies by Coinmach’s board of directors for use at the special meeting to be held at [    ●    ], on [    ●    ], 2007, at [    ●    ] a.m., local time. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, which will constitute approval of the merger and the other transactions contemplated by the merger agreement, and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein.

The board of directors of Coinmach has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of, Coinmach and its stockholders. The board of directors recommends that Coinmach’s stockholders vote “FOR” the adoption of the merger agreement.

Record Date and Quorum

The holders of record of our Class A Common Stock and the holders of record of our Class B Common Stock, in each case, as of the close of business on [    ●    ], 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were (A) [    ●    ] shares of our Class A Common Stock outstanding, of which (i) [    ●    ] shares of our Class A Common Stock are part of income deposit securities and (ii) [    ●    ] are restricted shares of our Class A Common Stock and (B) [    ●    ] shares of our Class B Common Stock outstanding.

The holders of shares of our Class A Common Stock and Class B Common Stock, counted as a single class, having a majority of the votes which could be cast by holders of all outstanding shares of our Class A Common Stock and Class B Common Stock on the record date represented at the special meeting in person or by proxy will constitute a quorum for purposes of the special meeting. Each share of our Class A Common Stock is entitled to one vote and each share of our Class B Common Stock is entitled to two votes. A quorum is necessary to hold the special meeting. Any shares of Class A Common Stock or Class B Common Stock held in treasury by Coinmach are not considered to be outstanding for purposes of determining whether a quorum is present. Once a share is represented at the special meeting, including any shares of Class A Common Stock or Class B Common Stock for which proxies have been received but for which stockholders have abstained, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. If a quorum is not present, the special meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock as of the record date. Each outstanding share of our Class A Common Stock on the record date entitles the holder to one vote on this proposal while each outstanding share of our Class B Common Stock on the record date entitles the holder to two votes on this proposal. The holders of shares of our Class A Common Stock and the holders of shares of our Class B Common Stock vote together as one class.

As of the record date, the directors and executive officers of Coinmach owned, in the aggregate, [    ●    ] shares of Class A Common Stock and no shares of Class B Common Stock. These shares represent approximately [    ●    ]% of the aggregate voting power of our Class A Common Stock and Class B Common Stock entitled to vote on the adoption of the merger agreement. Two of our directors, David A. Donnini and Bruce V. Rauner are principals of GTCR-CLC, LLC, which controls Coinmach Holdings, which owns 23,374,450 shares of Class B Common Stock representing approximately 61.5% of the aggregate voting power of our Class A Common Stock and Class B Common Stock entitled to vote on the adoption of the merger agreement. Therefore, as of the record date, the directors and executive officers of Coinmach beneficially own shares representing [    ●    ]% of the aggregate voting power of our Class A Common Stock and Class B Common Stock. Coinmach expects that all of these shares will be voted in favor of the proposal to adopt the merger agreement.

GTCR-CLC, LLC, Coinmach Holdings, certain members of our senior management and one of our non-management directors, who collectively own shares representing approximately 61.7% of the aggregate voting power of shares of our Class A Common Stock and Class B Common Stock entitled to vote on the adoption of the merger agreement have entered into a voting agreement, pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of our Class A Common Stock and Class B Common Stock will be voted “FOR” the adoption of the merger agreement and on any other matter considered at the meeting as the persons named as proxies in their discretion decide.

If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in street name for customers may not be permitted to exercise their voting discretion with respect to the approval of the proposal before the special meeting and in such instance, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the adoption of the merger agreement. Such shares will constitute “broker non-votes.” Shares of Class A Common Stock and

Class B Common Stock held by persons attending the special meeting but not voting, or shares for which Coinmach has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. You may revoke your proxy:

•	if you hold your shares in your name as a stockholder of record, by notifying our Corporate Secretary, Robert M. Doyle, at 303 Sunnyside Boulevard, Suite 70, Plainview, New York 11803;

•	by submitting a later-dated proxy card;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to do so); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Coinmach does not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting (or any adjournment or postponement thereof), the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Coinmach on behalf of its board of directors. Coinmach is bearing the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Coinmach may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Coinmach will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Rights of Stockholders Who Object to the Merger

Stockholders of Coinmach are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Coinmach before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Statutory Appraisal Rights” beginning on page 93 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call 1-800-524-4458, The Bank of New York Mellon Corporation, 101 Barclay Street Proxy, Services Dept., A-Level, New York, NY 10286.

THE MERGER

Background of the Merger

Our board of directors and management, in their ongoing effort to maximize stockholder value, have periodically reviewed and assessed our business strategy, a variety of strategic opportunities and various trends and conditions impacting our business in general. Against the background of our initial public offering of income deposit securities in November 2004 and subsequent offering of Class A common stock in February 2006, our board of directors has considered a number of strategic alternatives, including:

•	continued execution of our strategic operating plan;

•	a sale of Coinmach;

•	significant strategic acquisitions;

•	a leveraged recapitalization accompanied by a stock repurchase or refinancing, including a redemption of all or a portion of our outstanding income deposit securities; and

•	a variety of other opportunities relating to one or more of our businesses, including complementary services to other collections based route businesses such as operators of payphones and parking meters.

In connection with the pursuit of strategic alternatives, we engaged Jefferies & Co., Inc. to assist in connection with a potential strategic acquisition of Mac-Gray Corporation, our largest competitor. On November 9, 2006, we made an unsolicited written offer to Mac-Gray Corporation to acquire all of its outstanding capital stock for a cash price ranging from $13.00 to $13.75 per share, which represented a premium of between 21% and 28% over that day’s closing price of Mac-Gray Corporations’s common stock. Following our offer, a representative of Coinmach contacted representatives of Mac-Gray Corporation to discuss the proposed combination of the two companies. Mac-Gray was unwilling to entertain our offer and, on December 4, 2006, our offer was unanimously rejected by the board of directors of Mac-Gray Corporation.

In December 2006, we initiated a dialogue with Deutsche Bank Securities Inc., Merrill Lynch & Co. and Jefferies & Co., Inc. to explore other options to maximize stockholder value.

In January 2007, our board of directors determined that it would be in our and our stockholders’ best interest to conduct a formal process to evaluate a potential sale of Coinmach. Based on Deutsche Bank’s and Merrill Lynch’s expertise and experience in our industry, including familiarity with our business and operations having participated as lead banks in previous capital market transactions involving Coinmach, on February 1, 2007, the board of directors approved the engagement of Deutsche Bank and Merrill Lynch to act as Coinmach’s financial advisors to assist in exploring a possible merger or sale of Coinmach.

In early February 2007, Deutsche Bank and Merrill Lynch, based on their experience and expertise in advising on acquisition transactions and their familiarity with our business operations and financial condition, identified and then contacted on our behalf, 13 potential purchasers or merger partners that they believed might have an interest in pursuing a transaction with us at the highest possible valuation levels.

Throughout February and March 2007, representatives of Deutsche Bank and Merrill Lynch held numerous discussions with the 13 potential purchasers including in-depth calls to review a presentation containing public information about our business and operations to ascertain interest in pursuing a transaction with us. Of the parties contacted, (a) Babcock & Brown L.P., a global investment advisory fund, which we refer to as Babcock & Brown, (b) an infrastructure investment fund, referred to as potential purchaser #1, (c) a foreign bank, which we refer to as potential purchaser #2 and (d) another infrastructure investment fund, which we refer to as potential purchaser #3, each indicated interest in acquiring us. During this period, Coinmach entered into confidentiality agreements with each of Babcock & Brown, potential purchaser #1 and potential purchaser #2, and Deutsche Bank and Merrill Lynch sent an initial bid process letter to the three parties with whom we entered into confidentiality agreements. The letter set forth a two-phase process involving, first, the submission of written indications of interest and, thereafter, the opportunity for selected potential bidders to perform due diligence and submit a final proposal.

In early February 2007, a director of Mac-Gray Corporation, which we refer to as potential purchaser #4, contacted one of our directors indicating that potential purchaser #4 may be interested in pursuing a transaction with us. Following various communications between certain of our directors and one of the directors of potential purchaser #4, on or about February 28, 2007, one of our directors was advised that potential purchaser #4 would be interested in pursuing a potential acquisition of all of our outstanding Common Stock at the then current trading price of our Class A common stock. At or about such time, potential purchaser #4 was advised by one of our directors that we would not be interested in pursuing a transaction with potential purchaser #4 at the then current trading price of our Class A common stock.

On or about the same time, a representative of potential purchaser #3 informed representatives of Deutsche Bank that potential purchaser #3 was withdrawing from independently considering a potential transaction with us as one of its affiliates was providing financial advisory services to potential purchaser #4 in connection with the bidding process. Potential purchaser #3 advised, however, that it would consider working together with potential purchaser #4.

On February 28, 2007, members of our senior management made a presentation to representatives of potential purchaser #1 and potential purchaser #2 in New York regarding our industry and our business and financial performance.

On March 9, 2007, a director of potential purchaser #4 contacted one of our directors and indicated orally that potential purchaser #4 would be willing, subject to completing its due diligence investigations, to acquire all of our outstanding shares Common Stock for a cash price ranging from $12.75 to $13.25 per share. Over the next several weeks, certain of our directors had various conversations with representatives of potential purchaser #4’s financial advisor and one of potential purchaser #4’s directors regarding such proposed offer, potential purchaser #4’s ability to finance any proposed transaction and various diligence matters.

On March 15, 2007, representatives of potential purchaser #2 informed representatives of Deutsche Bank that potential purchaser #2 was not going to submit a written indication of interest as they believed our Class A common stock was “fully” valued and would not be willing to offer any premium over the then current trading price of our Class A common stock.

On March 15, 2007, members of our senior management made a presentation to representatives of Babcock & Brown in New York regarding our industry and our business and financial performance.

That same day, potential purchaser #1 submitted a written indication of interest to representatives of Deutsche Bank and Merrill Lynch to acquire all of the outstanding shares of our Common Stock for a cash price ranging from $12.11 to $13.21 per share, which indication of interest was communicated by representatives of Deutsche Bank and Merrill Lynch to Mr. Chapman on behalf of the board of directors.

On March 21, 2007, Babcock & Brown submitted to our financial advisors a written indication of interest to acquire all of the outstanding shares of our Common Stock for a cash price of $13.50 per share, which offer was communicated to Mr. Chapman.

Following further discussions with its financing sources, representatives of potential purchaser #1 officially informed representatives of Deutsche Bank on March 28, 2007 that potential purchaser #1 was withdrawing from the bidding process because it would only consider moving forward at the low end of its price range, subject to entering into an exclusive arrangement with us, which our financial advisors advised potential purchaser #1 was not acceptable to Coinmach at that point in the bidding process.

Consistent with the second phase of the bidding process, potential purchasers were given access, subject to the terms of their confidentiality agreements, to due diligence information and other materials through an electronic virtual data room made available by us and our financial and legal advisors. Commencing in early April 2007, Babcock & Brown began detailed due diligence, including numerous conference calls, meetings and site visits with our senior management. In particular, on April 4th and 5th, representatives of Babcock & Brown met with members of our senior management and Mr. Chapman at the offices of one of our subsidiaries in Texas.

On April 13, 2007, one of our directors, who had previously been in communication with potential purchaser #4 regarding our potential sale, advised a director of potential purchaser #4 to contact one of our financial advisors regarding an interest in pursuing a transaction with us. On April 15, 2007, potential purchaser #4’s financial advisor informed Deutsche Bank that potential purchaser #4 would be willing to consider moving forward with a potential transaction to acquire us at the high end of its indicated price range provided on March 9, 2007. The following day, a representative of Deutsche Bank communicated with a representative of potential purchaser #4’s financial advisor to invite potential purchaser #4 to begin second phase due diligence and provided potential purchaser #4’s financial advisor with a preliminary index of diligence information made available through a strategic purchaser virtual data room created to control disclosure of material competitively sensitive information while still providing material non-public information to assist in bidder due diligence and valuation. The following day, a confidentiality agreement was sent to potential purchaser #4’s legal counsel for its review, and potential purchaser #4’s financial advisor was advised of a final bid deadline of the end of the first week of May.

On April 17, 2007, our board of directors held a special telephonic meeting to review with our financial and legal advisors the progress and status of the bidding process. Also in attendance at the meeting were representatives from our legal advisor, White & Case LLP, and our financial advisors, Merrill Lynch and Deutsche Bank. Mr. Chapman described the efforts of our financial advisors to obtain indications of interest from potential purchasers and updated the board of directors on discussions with potential purchasers. White & Case discussed with our board of directors its fiduciary duties relating to any proposed transaction. A representative of Deutsche Bank described the contents of the bid letter, process outline and bidding instructions and form of agreement and plan of merger, hereinafter collectively referred to as the bidding documents, prepared by Deutsche Bank, Merrill Lynch and White & Case and previously distributed to the board of directors. After discussion and based on the information presented at the meeting, the board of directors authorized Mr. Chapman to continue, on behalf of the board of directors, discussions with Babcock & Brown, potential purchaser #4 and any other potential purchasers with the assistance of Deutsche Bank, Merrill Lynch and White & Case. After review and comment, the board of directors further authorized the distribution of the bid documents to Babcock & Brown, potential purchaser #4 and other potential purchasers, if any.

On April 19, 2007, our financial advisors sent the bidding documents (other than the form of agreement and plan of merger) to Babcock & Brown, indicating a deadline of May 7, 2007 by which to submit a final bid.

On April 24, 2007, potential purchaser #4 executed a confidentiality agreement with us and was provided access to a strategic purchaser virtual data room which did not contain any information believed by the Company to consist of competitively sensitive information and which was updated from time to time with additional information requested by potential purchaser #4. Later that day, our financial advisors forwarded the bidding documents (other than the form of agreement and plan of merger) to potential purchaser #4, indicating a deadline of May 7, 2007 by which to submit a final bid. Through the strategic purchaser virtual data room, Babcock & Brown was provided with all information that it requested in connection with its diligence investigations, including competitively sensitive information not provided to potential purchaser #4.

Over the next two days, our financial advisors delivered a draft of the merger agreement to each of Babcock & Brown and potential purchaser #4.

Over the next few weeks, our representatives and our financial advisors provided legal, financial, business and operational information to, and engaged in discussions with, representatives of each of Babcock & Brown and potential purchaser #4 in response to their due diligence requests. On April 30, 2007, members of senior management of Coinmach and Mr. Chapman, together with representatives of Deutsche Bank, Merrill Lynch and White & Case, also met with the financial advisors and other representatives of potential purchaser #4 for a diligence session in New York. Following this diligence session later that day, a representative of the financial advisor to potential purchaser #4 expressed a concern to a representative of Deutsche Bank that important information requested by potential purchaser #4 with respect to Coinmach and its operations had not been provided. We concluded, after further discussions with potential purchaser #4 and its financial advisor, that any information not previously shared with potential purchaser #4 or its financial advisor was information believed by our management to be competitively sensitive information that should not be disclosed to potential purchaser #4 given that it was one of our competitors and that we believed the absence of such information would not prevent potential purchaser #4 from presenting a final bid. We and our financial advisors, together with the assistance of our outside legal counsel, agreed to make ourselves available to address any other of potential purchaser #4’s diligence concerns and encouraged potential purchaser #4 to continue with its diligence review.

On May 1, 2007, Messrs. Kerrigan and Chapman, together with representatives of Deutsche Bank and Merrill Lynch, met with representatives of Babcock & Brown for a due diligence session in New York.

On May 2, 2007, Messrs. Kerrigan and Chapman, together with representatives of Deutsche Bank and Merrill Lynch, met with their financial advisors and other representatives of potential purchaser #4 for a due diligence session in New York.

On May 7, 2007, Babcock & Brown and potential purchaser #4 submitted their final bids. Babcock & Brown’s final bid contained an offer to acquire all of our outstanding shares of Common Stock for $13.55 per share in cash. Babcock & Brown’s bid was accompanied by a mark-up of the draft merger agreement and four commitment letters from three major banks with commitments for debt financing. Babcock & Brown’s bid was not subject to a due diligence contingency (other than completion of confirmatory due diligence), and did not condition the merger on obtaining financing. However, Babcock & Brown’s bid (i) was subject to satisfaction of a minimum cash-balance condition immediately following consummation of the merger and (ii) contained a statement that Babcock & Brown would expect to discuss customary equity rollover and incentive compensation arrangements with members of Coinmach’s senior management in advance of executing final deal documentation, but the results of such discussions should not affect the purchase price proposed by Babcock & Brown. As part of the bid, Babcock & Brown also required that our controlling stockholder, Coinmach Holdings, GTCR-CLC and certain members of our senior management enter into a voting agreement, pursuant to which such parties would vote in favor of the proposed transaction and adoption of the merger agreement. Potential purchaser #4’s bid contained an indication of interest to acquire all of our outstanding shares of Common Stock for a cash price equal to $13.25 per share, subject to completing additional due diligence, which was estimated to take an additional three to four weeks. Potential purchaser #4’s bid was not accompanied by a mark-up of the merger agreement nor any debt or equity financing commitments.

On May 9, 2007, our board of directors held a regular meeting in Charlotte, North Carolina, to, among other things, review with members of our senior management and our financial and legal advisors the progress and status of the bidding process, including the bid submitted by Babcock & Brown and the indication of interest submitted by potential purchaser #4. Representatives of Deutsche Bank and Merrill Lynch reviewed with our board of directors various strategic alternatives available to us and also provided an analysis regarding strategic alternatives and information regarding our historical stock price ranges and our trading multiple ranges. They also updated our board of directors on the status of discussions of the bidding process to date and the terms and conditions of the bid and indication of interest submitted by Babcock & Brown and potential purchaser #4, respectively. White & Case advised our board of directors further on its fiduciary duties in light of the proposals of Babcock & Brown and potential purchaser #4. Our board of directors then discussed with its financial and legal advisors the terms of Babcock & Brown’s proposal and potential purchaser #4’s indication of interest, including, among other things, price, structure, closing conditions, break-up fee and reverse break-up fee, financing commitments and timing. Our board of directors also discussed potential conflicts of interests of the members of our board of directors in connection with the proposed transactions. In that regard, our board of directors determined that Mr. Kerrigan, who is our chief executive officer and director, had conflicting interests as Babcock & Brown’s bid was subject to entering into satisfactory arrangements with members of our senior management upon consummation of the transaction. Following a discussion, our board of directors authorized Mr. Chapman, on behalf of our board of directors, to continue discussions with Babcock & Brown and potential purchaser #4 with the assistance of Deutsche Bank, Merrill Lynch and White & Case. Following Babcock & Brown’s request to enter into management arrangements as part of its proposal, our board of directors authorized Mr. Kerrigan, on behalf of members of our senior management, to discuss management arrangements (including, terms of management’s future employment, terms of the exchange by management of Coinmach’s equity for Parent’s equity and Parent’s equity incentive plan) with Babcock & Brown with the assistance of independent legal counsel. Finally, our board of directors determined to engage an independent financial advisor to provide its opinion as to the fairness of the consideration to be received by holders of our Class A common stock should our board of directors determine to go forward with any of the proposed transactions. To that end, our board of directors authorized Messrs. Chapman and Donnini to contact potential financial advisors, obtain from each such financial advisor a proposal to retain their services in connection with such fairness opinion and negotiate the terms of any engagement letter with such financial advisors.

Following the board of directors meeting on May 9, 2007, representatives of Deutsche Bank encouraged potential purchaser #4 to increase its offer and comply as soon as possible with the terms of the bidding documents by submitting a markup of the merger agreement and evidence of its ability to finance the proposed acquisition. Potential purchaser #4 was also advised that our board of directors would consider an offer comprised of cash, stock or any combination thereof and encouraged potential purchaser #4 to submit its best offer. Representatives of potential purchaser #4 advised that at least three to four additional weeks would be required for it to complete its due diligence, and that additional information regarding Coinmach, including information believed by our management to be material competitively sensitive information, would need to be provided. Potential purchaser #4 also confirmed that it would need additional time to arrange financing commitments, obtain internal approvals from its investment committees and to review and mark-up the merger agreement prior to submitting a final bid.

Also, on May 9, 2007, representatives of Deutsche Bank and Merrill Lynch requested that Babcock & Brown increase its offer price from $13.55 per share and discussed with representative of Babcock & Brown certain issues with respect to Babcock & Brown’s comments to the merger agreement, including, among other things, the break-up fee, reverse break-up fee and closing conditions (including a minimum cash-balance closing condition).

On May 10, 2007, representatives of Deutsche Bank notified potential purchaser #4 that we received a higher bid than the one submitted by potential purchaser #4 and encouraged potential purchaser #4 to increase its bid and submit its final bid as soon as possible in compliance with the bidding documents.

Also, on May 10, 2007, representatives from Babcock & Brown advised representatives of Deutsche Bank and Merrill Lynch that Babcock &

Brown was amenable to agreeing to certain changes to the merger agreement requested by our board of directors, including creating parity in the aggregate amount of the break-up fee and reverse breakup-fee and the removal of certain Parent closing conditions, including a minimum cash-balance closing condition. Representatives from Babcock & Brown further advised representatives of Deutsche Bank and Merrill Lynch that Babcock & Brown would not increase its offer price of $13.55 per share.

That same day, Messrs. Chapman and Donnini also contacted three independent financial advisors, including Houlihan Lokey, with respect to engaging such firms to render a fairness opinion should our board of directors determine to go forward with any of the proposed transactions and requested from each such financial advisor a proposal to retain their services.

On May 11, 2007, Mr. Chapman, on behalf of our board of directors, and Mr. Kerrigan met with representatives of Babcock & Brown in New York to discuss current employment agreements of Coinmach’s senior management and began preliminary discussions regarding the terms of new employment agreements of Coinmach’s senior management following the completion of the merger. The parties at such meeting agreed that each of Messrs. Kerrigan, Doyle, Stanky and Norniella would execute new employment agreements with Coinmach and Parent. From May 11 through June 13, 2007, the parties negotiated various issues regarding management arrangements, including base salaries, guaranteed bonuses and discretionary bonuses, specific terms of the change in control provisions, severance payments, non-competition and non-solicitation clauses, the definitions of “Cause” and “Good Reason” in the context of termination for Cause or resignation with Good Reason, the terms of the exchange by certain members of our senior management and one of our non-management directors of Coinmach’s equity for Parent’s equity, the vesting requirement of an equity incentive plan and the terms of the exchange agreement.

On or about May 14, 2007, each member of the board of directors of Coinmach received a letter, dated May 11, 2007, from potential purchaser #4, a competitor of Coinmach, in which potential purchaser #4 contended that it did not have access to sufficient information to perform its due diligence investigation, alleging contrary to Coinmach’s view, that Coinmach’s only confidential information should be the names of its customers. Potential purchaser #4 claimed that it could provide synergies “critical to the aggressive price” it had indicated, and advised that, without reviewing further information to validate its assumptions, it was being prevented from confirming an offer.

On May 14, 2007, our board of directors held a special telephonic meeting to review with members of our senior management and our financial and legal advisors the progress and status of negotiations with Babcock & Brown and potential purchaser #4. Mr. Donnini also described the terms of the letter he had received from potential purchaser #4 (which had previously been distributed to the other board members). Our board of directors discussed the issues raised by potential purchaser #4’s request to obtain competitively sensitive information and discussed various alternatives through which any such information could be provided. Following such discussions, our board of directors reiterated their collective concerns about sharing any competitively sensitive information with any strategic bidder, determined that providing competitively sensitive information to potential purchaser #4 under the facts and circumstances would likely be detrimental to Coinmach if an acquisition of Coinmach were not to be consummated with potential purchaser #4 or consummated with any other purchaser. At the meeting, Messrs. Chapman and Donnini also described the terms of three proposals obtained by them from financial advisors to provide a fairness opinion. Our board of directors authorized the engagement of Houlihan Lokey due to Houlihan Lokey’s familiarity with Coinmach and its securities (arising from prior engagements), its experience, reputation and the terms of its proposal.

During the week of May 14, 2007, certain members of our senior management and Mr. Chapman responded to inquiries of representatives of Houlihan Lokey regarding our business, operations and financial condition in connection with preparation of Houlihan Lokey’s fairness opinion.

On May 17, 2007, representatives of White & Case and Debevoise & Plimpton

LLP, Babcock & Brown’s outside legal counsel, met in New York to discuss and negotiate the terms of the merger agreement and the voting agreement. In particular, representatives of the two firms negotiated, among other things, the materiality standards applicable to various representations and warranties, the terms of the closing conditions, the circumstances under which the break up fee and reverse-break up fee would be paid, timing considerations relating to Babcock & Brown’s financing commitments and the terms of the no-shop and fiduciary out provisions.

On May 17, 2007, White & Case, on behalf of our board of directors, responded in writing to potential purchaser #4’s May 11th letter. In such response, White & Case noted that potential purchaser #4’s submission failed to comply with the conditions and requirements set forth in the bidding documents. Specifically, potential purchaser #4’s indication of interest contained a broad due diligence condition, failed to include sources and uses of funds information relative to the proposed acquisition financing, failed to include potential purchaser #4’s strategic plans for Coinmach going forward, failed to include evidence of financing commitments and failed to provide requested comments to the proposed form of merger agreement. Additionally, the response letter noted that, notwithstanding the “aggressive price” alluded to in potential purchaser #4’s letter, such price was lower than that of any other final bid. It was further noted that the failure to demonstrate an ability to finance the proposed transaction coupled with the failures to comply with the bidding documents made it impossible to evaluate potential purchaser #4’s indication of interest. It was also noted that since potential purchaser #4 operated in the same industry, that it should require less due diligence to evaluate Coinmach than a financial buyer, and potential purchaser #4 was cautioned that disclosure of competitively sensitive information of the type requested could be detrimental to Coinmach if a potential transaction were not consummated. Potential purchaser #4 was urged to immediately submit a final bid in cash, stock or any combination thereof in compliance with the conditions and requirements set forth in the bidding documents and was invited to request any specific further due diligence information which was not of a competitively sensitive nature, and that we would consider any such request. Potential purchaser #4 never responded to our letter or submitted another bid.

On May 21, 2007, a representative of Babcock & Brown informed Deutsche Bank and Merrill Lynch that Babcock & Brown did not yet have the full amount of its equity commitment in place, but that it was in discussions with several third party investors to obtain the required equity commitments. Representatives of Babcock & Brown also advised that it was confident that such additional equity would be obtained and affirmed its proposed offer price of $13.55 per share.

On or about May 22, 2007, representatives of Babcock & Brown sent draft employment agreements to Mr. Kerrigan based on the executives’ existing employment agreements for review. On May 24, 2007, members of our senior management engaged their own legal advisor, Olshan Grundman Frome Rosenzweig & Wolosky LLP, or “Olshan,” in connection such members of our senior management’s discussions and negotiations of management arrangements (including, terms of such members of our senior management’s future employment, terms of the exchange by them of Coinmach’s equity for Parent’s equity and equity incentive plan) with Coinmach and Babcock & Brown following consummation of the transaction.

On May 24, 2007, our board of directors held a special telephonic meeting to review with members of our senior management and our financial and legal advisors the progress and status of negotiations with Babcock & Brown and potential purchaser #4. Representatives of Deutsche Bank and Merrill Lynch informed our board of directors of Babcock & Brown’s efforts to obtain the necessary equity commitments to acquire Coinmach. They further informed our board of directors that there had not been any further communications with potential purchaser #4 since May 17, 2007, the date on which White & Case responded to potential purchaser #4’s letter to our board of directors. After further discussion, our board of directors instructed its financial advisors to notify Babcock & Brown that our board of directors expected Babcock & Brown to obtain all financing approvals and debt and equity commitments by June 1, 2007.

On May 30, 2007, White & Case provided a draft of the disclosure schedules to the merger agreement to Debevoise & Plimpton. On May 31, 2007, senior management’s legal counsel provided initial comments on the employment agreements prepared by Debevoise & Plimpton.

On June 1, 2007, a representative of Babcock & Brown notified a representative of one of our financial advisors that Babcock & Brown had obtained all financing approvals and reached agreements in principle to secure the necessary debt and equity commitments to fund the proposed transaction and would work to promptly finalize the terms of such commitments.

On June 4, 2007, Debevoise & Plimpton provided to White & Case and to Olshan a draft of an exchange agreement, pursuant to which certain members of our senior management and Mr. Chapman, immediately prior to completion of the merger, would exchange a portion of their shares of Coinmach’s Common Stock for certain shares of Parent. On June 5, 2007, Messrs. Kerrigan and Doyle, representatives of Babcock & Brown and their respective legal counsel had a conference call to negotiate employment agreement terms, including base salary levels, minimum bonus levels for 2008, incentive bonus targets, severance provisions and post-employment non-competition restrictions. The parties continued to exchange drafts with respect to these issues until June 10, 2007.

On June 7, 2007, Debevoise & Plimpton sent to Olshan a draft consulting services agreement for Mr. Chapman based on his existing consulting services agreement. Between June 7, 2007 and June 10, 2007, the parties exchanged drafts of the consulting services agreement, in which the parties negotiated terms including contract termination rights, restrictive covenants, and tax reimbursements.

On June 8, 2007, our board of directors held a special telephonic meeting to review with members of our senior management and our financial and legal advisors, the progress and status of the negotiations with Babcock & Brown. Representatives of Deutsche Bank and Merrill Lynch informed our board of directors that Babcock & Brown obtained the necessary equity commitments to consummate the proposed transaction. Representatives of White & Case updated our board of directors on the status of the debt commitment letters and related proposed debt financing and outstanding material issues under the merger agreement, including the definition of “Company Material Adverse Effect”, circumstances under which we would be permitted to continue to pay dividends on our outstanding capital stock, and the scope and nature of our and our management’s obligations to assist Babcock & Brown in obtaining its debt and equity financing, namely, that (i) the chief executive officer, chief financial officer or other necessary members of senior management or individual performing the functions customarily associated with such titles and positions of Coinmach who may be reasonably expected to participate in such cooperation, be available to meet with rating agencies, lenders, auditors and investors to assist with road shows, presentations and diligence, and (ii) Coinmach provide Parent with necessary financial and other information customarily provided in Rule 144A private placements to assist Parent in consummating the debt financing. Representatives of White & Case further updated our board of directors that there were no outstanding material issues under the other transaction documents. Mr. Kerrigan updated our board of directors on the discussions among Mr. Kerrigan, our senior management’s legal advisor, representatives of Babcock & Brown and their legal advisor relating to proposed management arrangements with Babcock & Brown upon consummation of the proposed transaction.

On June 10, 2007, Mr. Kerrigan, Babcock & Brown and their respective legal representatives discussed the management arrangements, including the terms of certain members of our senior management’s and Mr. Chapman’s participation in the Parent equity following closing of the transaction, and the exchange agreement. These discussions primarily involved limitations on such members of senior management’s right to receive severance, the tax treatment of the exchange by such members of our senior management and Mr. Chapman of Coinmach’s equity for Parent’s equity, and certain of the terms of such Parent equity, including put and call rights upon termination of employment and in the event of a future sale transaction. The parties also discussed the steps under the exchange agreement and senior management’s participation in the Parent’s management incentive equity plan following closing of the transaction. Further discussions among Mr. Kerrigan, Babcock & Brown and their respective legal representatives continued through June 14, 2007. During this period Debevoise & Plimpton and Olshan exchanged drafts of the employment agreements and the exchange agreement, which where finalized on June 14, 2007.

Further discussions between us and our legal and financial advisors and Babcock & Brown and their legal advisor continued through June 14, 2007. During this period, White & Case and Debevoise & Plimpton exchanged several drafts of the merger agreement, the voting agreement, the exchange agreement, the equity and debt commitment letters and other ancillary documents relating to the proposed transaction.

In the morning of June 14, 2007, our board of directors held a meeting to consider the proposed transaction with Babcock & Brown. Prior to the meeting, our board of directors was provided with substantially final drafts of the merger agreement, the Company’s disclosure schedules to the merger agreement, the voting agreement, the exchange agreement and a detailed summary of the merger agreement and proposed resolutions relating to the proposed transaction. At the meeting:

•	representatives of Deutsche Bank and Merrill Lynch reviewed the history of the discussions between us and Babcock & Brown and reviewed the history of the discussions between us and potential purchasers #1, #2, #3 and #4;

•	representatives of Deutsche Bank and Merrill Lynch informed our board of directors that White & Case was working on finalizing all the transaction documents and that White & Case expected to receive final debt and equity financing commitment letters in satisfactory form later that day;

•	representatives of Houlihan Lokey discussed certain financial analyses related to the proposed transaction and delivered its oral opinion described herein with respect to the fairness from a financial point of view of the consideration to be received by holders of our Class A common stock (other than certain members of our management, GTCR-CLC, LLC and their respective affiliates) pursuant to the proposed transaction, which opinion was subsequently confirmed in writing on June 14, 2007. See “ — Opinion of Houlihan Lokey Howard & Zukin” beginning on page 38;

•	representatives of White & Case reviewed with our board of directors their fiduciary duties when considering the proposed transaction;

•	representatives of White & Case reviewed with our board of directors that certain members of our board of directors had interests in the transaction as a result of the proposed employment agreements and rollover of their equity in Coinmach;

•	representatives of White & Case also reviewed with our board of directors the terms and conditions of the proposed merger agreement, the voting agreement and the exchange agreement; and

•	our board of directors considered for the first time proposals (including any potential conflicts of interest arising therefrom) to make bonus and other payments in an aggregate amount of $11.5 million to four members of our senior management and one of our directors (in consideration for their assistance with the proposed transaction and their agreement to contribute a portion of their Common Stock to Babcock & Brown pursuant to the terms of the exchange agreement), and to forgive certain management loans in an aggregate amount of approximately $2 million upon consummation of the proposed transaction. See “ — Transaction Bonuses”;

After further discussion, our board of directors determined to adjourn the board meeting and reconvene later that afternoon to afford our board members an opportunity to further consider the proposed payments to certain members of our senior management and Mr. Chapman.

Later that afternoon, our board of directors reconvened to continue their consideration of the proposed transaction with Babcock & Brown. After discussions with our financial and legal advisors, and based on the presentations made at the board meeting held earlier that morning, our board of directors, after motion duly made and seconded, unanimously (with the exception of Messrs. Kerrigan and Chapman, who each abstained) approved payments to four members of our senior management and to Mr. Chapman to be made upon consummation of the proposed transaction with Babcock & Brown in an aggregate amount of approximately $8.6 million. After discussions with its financial and legal advisors, our board of directors determined that those certain management loans in an aggregate principal amount of approximately $2 million should not be forgiven, but rather should be repaid by management on or prior to consummation of the proposed transaction. Then, representatives of White & Case reviewed with our board of directors each of the proposed resolutions relating to the transaction. After brief discussion and motion duly made and seconded, our board of directors then unanimously determined it to be in our best interest and the best interests of our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors resolved unanimously to approve and adopt (a) the merger agreement and the other transactions contemplated by the merger agreement, and (b) the voting agreement and the exchange agreement for purposes of Section 203 of the General Corporation Law of the State of Delaware, and resolved unanimously to recommend that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Immediately following the meeting of our board of directors on June 14, 2007, the board of managers of our controlling stockholder, Coinmach Holdings, held a meeting in connection with the proposed transaction with Babcock & Brown. After discussion and motion duly made and seconded, the board of managers of our controlling stockholder unanimously approved certain payments in an aggregate amount of approximately $3.5 million to three members of our senior management and one of our directors (in consideration for their assistance with the proposed transaction and their agreement to contribute a portion of their Common Stock to Babcock & Brown pursuant to the terms of the exchange agreement).

The merger agreement was executed by the parties on the evening of June 14, 2007, concurrently with the execution of the voting agreement and the exchange agreement by certain members of our senior management and Mr. Chapman and the other parties thereto.

On June 15, 2007, we and Babcock & Brown each issued a press release publicly announcing the transaction and execution and delivery of the merger agreement.

Recommendation of our Board of Directors and Reasons for the Merger

Our board of directors unanimously determined that the terms of the merger agreement, including the merger consideration of $13.55 in cash per share of our Class A Common Stock and Class B Common Stock, and the merger are advisable and fair to, and in the best interests of, our stockholders.

Our board of directors unanimously determined that the merger agreement and the merger were advisable and fair to and in the best interests of Coinmach and our stockholders. Our board of directors unanimously approved and declared advisable the merger agreement and the merger, and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

In deciding to adopt the merger agreement and to recommend approval of the merger to our stockholders as discussed below, our board of directors considered a number of factors, including the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, our board of directors did not attempt to quantify or otherwise assign weight to the information and specific factors it considered in reaching its determination, and individual directors may have given different weight to different information and different factors. Our board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it. In reaching its decision, our board of directors consulted with our management team. Our board of directors also consulted with Deutsche Bank and Merrill Lynch with respect to the financial aspects of the transaction, with Houlihan Lokey with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of our Class A Common Stock (other than to excluded stockholders) in the merger and with White & Case with respect to the merger agreement and related issues. Our board of directors considered the following factors, among others:

•	Coinmach’s business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry and general economic and stock market conditions;

•	the fact that the price offered by Parent represents a premium of more than 15% of the closing price of Coinmach’s Class A Common Stock on June 14, 2007, and a premium of approximately 22% above the 30 day volume-weighted average price of Coinmach’s Class A Common Stock as of June 14, 2007;

•	the financial analysis reviewed and discussed with our board of directors by representatives of Houlihan Lokey as well as the oral opinion of Houlihan Lokey delivered to our board of directors on June 14, 2007 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of our Common Stock other than the excluded shareholders in the merger;

•	the efforts made by Coinmach and its advisors to negotiate and execute a merger agreement favorable to Coinmach;

•	the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the lack of a financing condition to the consummation of the merger; however, if the completion of the merger does not occur due to Parent’s inability to obtain necessary financing, then Coinmach’s sole remedy is to seek payment of $15 million plus up out-of-pocket fees and expenses incurred by it or its affiliates of up to $2 million, from Parent and Merger Sub, as more fully described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 82;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (as more fully described under “The Merger Agreement” beginning on page 63) and the fact that they were the product of arm’s-length negotiations between the parties;

•	our board of directors’ ability, subject to compliance with the terms and conditions of the merger agreement, to furnish information to and conduct negotiations with other third parties interested in pursuing a transaction with Coinmach, as more fully described under “The Merger Agreement — Acquisition Proposals” beginning on page 73;

•	the board of directors’ ability, subject to compliance with the terms and conditions of the merger agreement, to modify and change its recommendation with respect to the merger agreement, enter into an alternative transaction or recommend an alternative transaction, in certain circumstances if required by its fiduciary obligations to the stockholders, as more fully described under “The Merger Agreement — Acquisition Proposals” beginning on page 73;

•	the fact that Coinmach would be required to pay Parent certain termination fees and expenses in order to enter into an alternative acquisition agreement with a third party, which our board of directors believes constitutes a superior proposal and that, while such fees and expense reimbursement would increase the cost to a third party interested in acquiring Coinmach, a third party would not be precluded from making a superior proposal to acquire Coinmach, as more fully described under “The Merger Agreement — Termination Fees and Expenses” beginning of page 82;

•	the possible conflicts of interests of certain directors and members of management of Coinmach;

•	the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business in the ordinary course between the signing of the merger agreement and the consummation of the merger; and

•	the availability of appraisal rights for our stockholders who properly exercise these statutory rights.

Coinmach’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that the merger will eliminate the opportunity of our stockholders to participate in any potential future growth in the value of Coinmach;

•	the fact that an all cash transaction would be taxable to Coinmach’s stockholders for U.S. federal income tax purposes;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the risks and costs to Coinmach if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•	the restrictions on the conduct of Coinmach’s business prior to the completion of the merger, requiring Coinmach to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Coinmach from undertaking business opportunities that may arise pending completion of the merger.

In light of the number and variety of factors our board of directors considered in connection with the evaluation of the merger and the merger agreement, our board of directors did not find it practicable to quantify or otherwise assign relative weights to any of the foregoing factors and, accordingly, our board of directors did not do so. After considering these factors, our board of directors has unanimously:

•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Coinmach and its stockholders;

•	approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommended that Coinmach’s stockholders adopt the merger agreement.

Our board of directors unanimously recommends that you vote for “FOR” the adoption of the merger agreement.

Opinion of Houlihan Lokey

At the June 14, 2007 meeting of our board of directors, Houlihan Lokey rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of June 14, 2007, the merger consideration to be received by the holders of shares of our Class A Common Stock (other than the excluded stockholders) in the merger was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our Class A Common Stock other than the excluded stockholders in the merger and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement (including such modifications solely to protect the confidentiality of the names of parties providing the equity commitments to Parent) and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Stockholders are urged to read this opinion in its entirety. Neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1. reviewed Coinmach’s annual reports to stockholders on Form 10-K for the years ended March 31, 2005, March 31, 2006 and March 31, 2007;

2. reviewed Coinmach’s Form 10-Q for the quarter ended December 31, 2006;

3. reviewed certain of Coinmach’s filings with the Securities and Exchange Commission including the Form 8-K dated February 1, 2007, the Form 8-K dated May 14, 2007, the Schedule 14A relating to the Company’s 2006 annual meeting of shareholders, and Form S-1/A dated February 2, 2006;

4. reviewed drafts of the following agreements and documents:

(a) a draft, dated June 14, 2007, of the merger agreement;

(b) a draft, dated June 14, 2007, of the voting agreement; and

(c) the Deutsche Bank Securities Inc. debt commitment letter dated June 14, 2007, the Merrill Lynch Capital Corporation debt commitment letter, the RBS Securities Corporation debt commitment letter dated June 14, 2007, and drafts of seven equity commitment letters from those parties that ultimately provided the equity commitments to Parent in connection with the merger;

5. reviewed letters from prospective purchasers regarding their interest in acquiring all or a substantial portion of Coinmach;

6. met and spoke with certain members of management of Coinmach regarding the operations, financial condition, future prospects and projected operations and performance of Coinmach and regarding the merger;

7. reviewed Coinmach’s financial forecasts and projections as prepared by Coinmach’s management for the fiscal years ending March 31, 2008 through March 31, 2011;

8. spoke with Coinmach’s financial and other advisors regarding the proposed merger;

9. reviewed the historical market prices and trading volume for Coinmach’s publicly traded securities and those of certain companies with publicly traded securities which Houlihan Lokey deemed relevant;

10. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control and similar transactions that Houlihan Lokey deemed relevant for companies in related industries to Coinmach; and

11. conducted such other financial studies, analyses and inquiries and reviewed such other documents as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Coinmach advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections reviewed by it had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Coinmach, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Coinmach since the date of the most recent financial statements provided to it, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any other transaction or agreement, including the voting agreement and the exchange to which Coinmach or its security holders was a party (except as expressly set forth in Houlihan Lokey’s opinion).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto material to its analyses or any adjustment to the aggregate merger consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the merger. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all material respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Coinmach, or otherwise have an adverse effect on Coinmach or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Coinmach or any other party, nor was Houlihan Lokey provided with any such appraisal. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Coinmach was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Coinmach was or may be a party or was or may be subject and, at our direction and with our consent, Houlihan Lokey’s opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Coinmach, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise our board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Houlihan Lokey did not undertake, and are under no obligation, to update, revise, reaffirm or withdraw it’s opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of our board of directors in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to any security holder of Coinmach or any other person as to how such person should act or vote with respect to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion does not address: (i) the underlying business decision of Coinmach, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise, except as expressly addressed in Houlihan Lokey’s opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Coinmach, or any other party other than those set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for Coinmach, or any other party or the effect of any other transaction in which Coinmach, or any other party might engage, (v) the tax or legal consequences of the merger to either Coinmach, its security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of Coinmach’s or any other party’s security holders vis-à-vis any other class or group of Coinmach’s or any other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not Coinmach, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, or (viii) the solvency, creditworthiness or fair value of Coinmach, or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger.

In preparing its opinion to our board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Coinmach or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to our board of directors in connection with its consideration of the proposed merger and were among many factors considered by our board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of our board of directors or management with respect to the merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to our board of directors on June 14, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date;

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period; and

•	EBIT — generally the amount of the relevant company’s earnings before interest and taxes for a specified time period.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of our Class A Common Stock and the common stock of the selected companies listed below as of June 13, 2007, and the transaction and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of EBITDA and EBIT for Coinmach for the fiscal years ending March 31, 2008 and March 31, 2009 were based on estimates provided by our management. Estimates of EBITDA and EBIT for the selected companies listed below for the fiscal years ending 2008 and 2009 were based on publicly available research analyst estimates for those companies. For purposes of its analyses, Houlihan Lokey calculated enterprise values for the Company after taking into account the estimated present value of certain net operating losses and goodwill amortization tax shields. The aggregate present value of such net operating losses and goodwill amortization tax shields were estimated based on discussions with Coinmach’s management to be approximately $49 million to $52 million.

Selected Companies Analysis

Houlihan Lokey calculated multiples of enterprise value and considered certain financial data for Coinmach and selected companies.

The calculated multiples included:

Enterprise value as a multiple of fiscal 2007 EBITDA;
Enterprise value as a multiple of estimated 2008 EBITDA;
Enterprise value as a multiple of estimated 2009 EBITDA;
Enterprise value as a multiple of 2007 EBIT;
Enterprise value as a multiple of estimated 2008 EBIT; and
Enterprise value as a multiple of estimated 2009 EBIT.

The selected companies were:

Mac-Gray Corp.

Aaron Rents, Inc.

Rent-A-Center, Inc.

Cintas Corp.

G&K Services Inc.

Iron Mountain Inc.

H&E Equipment Services Inc.

United Rentals, Inc.

Coinstar Inc.

UniFirst Corp.

The selected companies analysis indicated the following:

Multiple Description	Low		High		Median		Mean

Enterprise Value as a multiple of:
2007 EBITDA	5.2	x	12.9	x	8.9	x	8.8	x
2008E EBITDA	4.9	x	12.0	x	8.2	x	8.1	x
2009E EBITDA	4.6	x	10.3	x	7.5	x	7.3	x
2007 EBIT	9.2	x	21.3	x	13.2	x	14.7	x
2008E EBIT	8.2	x	16.5	x	12.6	x	11.9	x
2009E EBIT	7.4	x	15.3	x	10.9	x	10.9	x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Coinmach provided by Coinmach’s management. The selected companies analysis indicated an implied reference range value per share of our Class A Common Stock of $10.56 to $13.41, as compared to the proposed merger consideration of $13.55 per share of our Class A Common Stock.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices offered or paid in selected publicly-announced transactions involving target companies it deemed relevant.

The calculated multiples included:

•	Enterprise value as a multiple of the target company’s latest 12 months (LTM) EBITDA; and

•	Enterprise value as a multiple of the target company’s LTM EBIT.

The selected transactions were:

Acquirer	Target	Date

Coinmach Service Corp.	Mac-Gray Corp.	12/4/06 (date of offer)
Rent-A-Center, Inc.	Rent-Way, Inc.	11/15/06
Sunbelt Rentals, Inc.	NationsRent Companies, Inc.	8/31/06
Diamond Castle Holdings, LLC	NES Rentals holdings, Inc.	7/21/06
Coinmach Service Corp.	American Sales, Inc.	4/3/06
Mac-Gray Corp.	Lundermac Co. Inc.	1/23/06
Sunbelt Rentals, Inc.	Northridge Equipment Services Inc.	10/18/05
Sagard SAS	Kiloutou SA	10/11/05
Martin Dawes Group	Teleview Direct Limited	5/23/05
Odyssey Investment Partners, LLC	Neff Corp.	6/3/05
Mac-Gray Corp.	Web Service Company/13 W. & S. States Laundry Facilities Management Business	1/10/05
Rent-A-Center, Inc.	Rent Rite, Inc.	5/10/04
Rent-A-Center, Inc.	Rainbow Rentals, Inc.	5/14/04
Mac-Gray Corp.	Web Service Company/Eastern U.S. Operations	1/20/04
3i group plc	HSS Hire Service Group plc	1/21/04
Aaron Rents, Inc.	DPR Investments/15 Franchise Stores	8/13/03
Rent-A-Center, Inc.	Rent-Way, Inc./295 stores	2/8/03
GTCR Golder Rauner, LLC	Coinmach Laundry Corp.	7/14/00

The selected transactions analysis indicated the following:

Multiple Description	Low		High		Median		Mean

Enterprise Value as a multiple of:
LTM EBITDA	4.7	x	17.0	x	6.6	x	8.0	x
LTM EBIT	13.4	x	94.9	x	18.4	x	30.7	x

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for Coinmach provided by Coinmach’s management. The selected transactions analysis indicated an implied reference range value per share of our Class A Common Stock of $12.65 to $15.31, as compared to the proposed merger consideration of $13.55 per share of our Class A Common Stock.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of Coinmach’s unlevered, after-tax cash flows based on the projections provided by our management. In performing this analysis, Houlihan Lokey used discount rates ranging from 10% to 14% based on Coinmach’s estimated weighted average cost of capital and terminal value multiples ranging from 5.5x to 9.5x based on the multiples indicated by its selected companies analyses. The discounted cash flow analyses indicated an implied reference range value per share of our Common Stock of $7.71 to $13.60, as compared to the proposed merger consideration of $13.55 per share of our Class A Common Stock.

Other Matters

We engaged Houlihan Lokey, pursuant to a letter agreement, dated as of May 11, 2007, to render an opinion to our board of directors with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of our Class A Common Stock other than the excluded stockholders in the merger. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Under the terms of the letter agreement, Houlihan Lokey received a fee for its services a portion of which became payable upon the execution of the engagement letter with Houlihan Lokey, with the remainder to be paid on the delivery of Houlihan Lokey’s opinion. No portion of such fee is contingent upon the consummation of the merger or the conclusions set forth in Houlihan Lokey’s opinion. In addition, Coinmach has agreed to reimburse Houlihan Lokey for certain of its reasonable out-of-pocket expenses incurred in connection with the service rendered by Houlihan Lokey under its engagement letter with Coinmach. Coinmach has also agreed to indemnify Houlihan Lokey and certain related parties for certain liabilities and to reimburse Houlihan Lokey for certain expenses arising out of its engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Coinmach or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and its affiliates have in the past and are currently providing certain valuation services to us. Houlihan Lokey also may in the future provide investment banking, financial advisory and other financial services to Coinmach and its affiliates for which Houlihan Lokey and its affiliates expect to receive and would expect to receive compensation.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of Coinmach’s board of directors with respect to the merger, you should be aware that some of Coinmach’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Coinmach’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Company Incentive Plans and Treatment of Restricted Stock

Coinmach’s 2004 Long-Term Incentive Plan and the restricted stock award agreements entered into with members of our senior management from time to time in respect of awards of Class A Common Stock under the plan contain “change of control” provisions, and the consummation of the merger will constitute a “change of control” for purposes of the plan and such agreements. Under the plan and those agreements, upon a “change of control”, all restricted awards of Class A Common Stock granted under the plan will become fully vested on the date of the “change of control” and the holder of such shares will become the owner of such shares free of all restrictions otherwise imposed by such agreements. In accordance with the foregoing, the merger agreement provides that at the consummation of the merger, each award of restricted Class A Common Stock granted under our 2004 Long-Term Incentive Plan and 2004 Unit Incentive Sub-Plan will no longer be subject to vesting, performance, forfeiture or other restriction provisions imposed on such restricted shares by their terms immediately prior to consummation of the merger, and will be converted automatically, by virtue of the merger, into a right to receive $13.55 per share. See “The Merger Agreement — Treatment of Restricted Stock” beginning on page 64.

As of June 14, 2007, there were approximately 242,208 shares of our Class A Common Stock represented by restricted stock awards, of which 199,723 were held by Coinmach’s directors and executive officers. At the effective time of the merger, all shares of restricted stock will become fully vested and all restrictions on such shares will lapse.

The following table summarizes the restricted stock awards held by each of Coinmach’s directors and executive officers as of June 14, 2007 and the approximate consideration that each of them will receive pursuant to the merger agreement (assuming no exercise of appraisal rights) for such awards:

	Number of	Estimated
	Shares of Restricted	Consideration (Before
	Class A Common Stock	Withholding)

Non-Employee Directors:
William M. Kelly	4,167	$56,463
Woody M. McGee	4,167	$56,463
John R. Scheessele	4,167	$56,463
James N. Chapman	36,111	$489,304
Executive Officers:
Stephen R. Kerrigan	54,444	$737,716
Robert M. Doyle	36,111	$489,304
Mitchell Blatt	28,333	$383,912
Michael E. Stanky	16,667	$225,838
Ramon Norniella	15,556	$210,784

Directorship Positions

Following completion of the merger, it is expected that Stephen R. Kerrigan will continue as a director of Coinmach and become a director of Parent.

Management Positions

Following completion of the merger, our executive officers are expected to hold the following positions at Coinmach and Parent:

Expected Position at
Coinmach and Parent Following
Name	Current Position	Completion of the Merger

Stephen R. Kerrigan	Chief Executive Officer and Chairman of the Board	Chief Executive Officer and Director

Robert M. Doyle	Chief Financial Officer, Senior Vice President, Secretary and Treasurer	Chief Financial Officer, Senior Vice President, Secretary and Treasurer

Michael E. Stanky	Senior Vice President of certain of our subsidiaries	Senior Vice President

Ramon Norniella	Senior Vice President of certain of our subsidiaries	Executive Officer

In addition, some employees of Coinmach, including some of Coinmach’s executive officers, will remain employed by us following the completion of the merger unless their employment is terminated or they resign.

Executive Employment Arrangements

General.  On June 14, 2007, each of Messrs. Kerrigan, Doyle, Norniella and Stanky has entered into a senior management employment agreement with Parent and (upon the consummation of the merger) Coinmach that will become effective upon the effective time of the merger and will replace their current employment agreements. Each senior management employment agreement provides for a term of three years, commencing on the merger closing date, and subject to automatic one-year extensions until the executive’s 65th birthday, unless terminated earlier by either party under the terms of such senior management employment agreement.

Annual Salary, Bonuses and Stock Awards.  On May 9, 2007, the Compensation Committee approved base salaries for each of Messrs. Kerrigan, Doyle, Stanky and Norniella of $500,000, $340,000, $248,965 and $197,692, respectively. Such new salaries became effective on April 1, 2007. The senior management employment agreements provide for the payment of a base annual salary of $500,000, $375,000, $300,000 and $250,000 to Messrs. Kerrigan, Doyle, Stanky and Norniella respectively, which amounts will be reviewed and may be increased, but not decreased, annually by our board of directors. Each of Messrs. Kerrigan, Doyle, Stanky and Norniella will also be entitled to receive any bonus which the Parent board may grant in its discretion. Mr. Kerrigan’s bonus for the 2008 fiscal year will be an annual amount of no less than 60% of his annual base salary with a 2008 target bonus opportunity of 100% of his annual base salary. The bonus for each of Messrs. Doyle, Stanky and Norniella, for the 2008 fiscal year will be an annual amount of no less than 30% of his annual base salary with a 2008 target bonus opportunity of 50% of his annual base salary. For future years the bonus to be paid to Messrs. Kerrigan, Doyle, Stanky and Norniella will be paid under a bonus program established by the board of directors of Coinmach and Parent. The obligation to pay any such annual base salary and bonus is the joint and several obligations of Coinmach and Parent. Following the effective time of the merger, each executive will also be eligible to receive grants of equity securities of Parent pursuant to the terms of management equity incentive plans adopted or established by Parent.

Termination.  If the employment of any of Messrs. Kerrigan, Doyle, Norniella and Stanky is terminated by Coinmach or Parent without “cause” (as defined in the senior management employment agreements), or if Coinmach or Parent provides written notice of its intention not to renew his agreement, or if the executive resigns during the 60-day period commencing on the six-month anniversary of a “change in control” (as defined in the senior management employment agreements) following the merger, or if such executive terminates employment for “good reason” (as defined in the senior management employment agreements), and not, in each case, by reason of his death or disability, he generally is entitled to receive severance pay. Each of Messrs. Kerrigan’s and Doyle’s severance payment is equal to two times his annual base salary plus the amount of the bonus paid for the most recently completed fiscal year. Each of Messrs. Stanky’s and Norniella’s severance payment is equal to 1.5 times his annual base salary. However, if an event of default (as defined in the senior management employment agreements) has occurred and is continuing at the time of an executive’s termination, the executive will only be entitled to receive severance pay in an amount equal to his annual base salary then in effect. Receipt of the severance pay is contingent upon such executive’s, Parent’s and Coinmach’s execution of mutual release and such executive’s continued compliance with certain obligations surviving termination of the retention agreement, including obligations with respect to confidentiality, non-competition and non-solicitation. Each executive is subject to non-competition and non-solicitation covenants, for the two-year period (in the case of Messrs. Kerrigan and Doyle) or 18-month period (in the case of Messrs. Stanky and Norniella) following termination of employment.

Benefits.  Under the senior management employment agreements, each of Messrs. Kerrigan, Doyle, Norniella and Stanky is entitled to receive benefits consistent with past practices, as well as to such other benefits approved by the Parent’s board of directors and made available to Parent’s and Coinmach’s senior management.

Parachute Payments Limitation.  The senior management employment agreements also provide that if any payment or benefits provided for in the senior management employment agreement or any other agreement or arrangement with Mr. Kerrigan, Mr. Doyle, Mr. Norniella or Mr. Stanky, as the case may be, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code or be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments and benefits will be payable either in full or as to such lesser amount which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in such executive’s receipt on an after-tax basis, of the greatest amount of benefits under the applicable senior management employment agreement.

Consulting Agreement

General.  James N. Chapman and the Company are parties to a consulting services agreement, dated as of May 9, 2007, pursuant to which Mr. Chapman provides to the Company and its clients certain investment banking, financial advisory and consulting services related to the business of the Company. In connection with the merger agreement, on June 14, 2007, Mr. Chapman has entered into a consulting services agreement, with Parent and (upon consummation of the merger) Coinmach that will become effective upon the effective time of the merger and will replace the prior consulting agreement. Under the consulting agreement, Mr. Chapman will consult with and advise Coinmach in good faith and as an independent contractor on such business and financial matters as we may request from time to time.

Term and Termination.  The consulting agreement will have an initial term commencing as of completion of the merger and terminating on the first anniversary of the merger, unless sooner terminated by Parent, Coinmach or Mr. Chapman, subject to automatic renewal for successive 12-month periods unless either party gives thirty days written notice of its intention not to renew the agreement. Parent, Coinmach or Mr. Chapman may also terminate the consulting agreement upon ninety days prior written notice, but if either Parent or Coinmach terminates the consulting agreement in this manner they will continue to pay Mr. Chapman for the balance of the initial term or the renewal period, as applicable. Mr. Chapman may also terminate the consulting agreement within ninety days of a change in control (as such term is defined in the consulting agreement).

Compensation, Benefits and Expenses.  For his services, Mr. Chapman will receive consulting fees in an amount of $240,000 annually. Mr. Chapman will also be entitled to additional compensation for any services he renders outside the ordinary course of business. Mr. Chapman may from time to time also receive bonus payments, as determined within the reasonable discretion of Coinmach and consistent with industry practice. Mr. Chapman will also be eligible to receive grants of equity securities of Parent pursuant to the terms of Parent’s management equity incentive plans. Mr. Chapman is also entitled to reimbursement for reasonable travel and other fees and expenses reasonably incurred by him in rendering the consulting services. Mr. Chapman will not be entitled to any benefits of any kind granted to our employees, unless we otherwise agree.

Participation in Voting and Exchange Agreements

On June 14, 2007, Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman entered into the voting agreement with Parent, Coinmach Holdings, and GTCR-CLC, as described below under “The Voting Agreement” beginning on page 86. On June 14, 2007, Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman also entered into the exchange agreement with Parent, Coinmach Laundry Corporation (our wholly-owned subsidiary) and the Secretary of Coinmach Laundry Corporation, as described below under “The Exchange Agreement” beginning on page 89. Pursuant to the exchange agreement, immediately prior to completion of the merger, Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman will exchange shares of our Class B Common Stock with a value of $3,600,000, $770,000, $450,000, $200,000 and $500,000, respectively, representing, in the aggregate 407,380 shares of our Class B Common Stock and approximately 0.77% of the outstanding shares of our Common Stock, for Parent’s common stock which represents approximately 1.74% of the outstanding shares of Parent’s common stock. Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman intend to treat such exchange as a transaction that qualifies for nonrecognition treatment under Code section 351 for U.S. federal income tax purposes.

As contemplated by the voting agreement and the exchange agreement, the remainder of the shares of our Class A Common Stock and Class B Common Stock held by Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman, which have not been so exchanged, would be purchased, immediately prior to completion of the merger, by a person or persons designated by Babcock & Brown Spinco LLC, an affiliate of Parent, for the same amount as will be paid to our stockholders for their shares of Class A Common Stock or Class B Common Stock in the merger. The purchase of such shares held by Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman immediately prior to completion of the merger is intended to provide additional assurance that the exchange described in the preceding paragraph qualifies for nonrecognition treatment. In addition, like other shareholders of the Company that participate in the merger, the purchase described in this paragraph generally will be a taxable transaction to each of Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman for U.S. federal income tax purposes.

Simultaneously with the exchange of such shares, each of Messrs. Kerrigan, Doyle, Stanky, Norniella and Chapman will pay in full in cash the outstanding principal amount and accrued interest of all loans he has with Coinmach Laundry Corporation.

Transaction Bonuses

In connection with the merger, our board of directors, with Mr. Kerrigan and Mr. Chapman abstaining, approved on June 14, 2007 the payment of the following transaction bonuses in an aggregate amount of approximately $8.6 million to the following members of our senior management and Mr. Chapman in consideration for their assistance with the proposed transaction and their agreement to contribute a portion of their Common Stock to Babcock & Brown pursuant to the terms of the exchange agreement (see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47):

Officer/Director	Transaction Bonus Amount

Stephen R. Kerrigan	$6,840,806
Robert M. Doyle	$359,721
Michael E. Stanky	$280,000
Ramon Norniella	$251,770
James N. Chapman	$866,667

Total	$8,598,964

Section 280G of the Internal Revenue Code generally denies a tax deduction for certain compensatory payments made to corporate officers, certain shareholders and certain highly-compensated employees if the payments are “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. We anticipate that a portion of the transaction bonuses paid by us to Mr. Kerrigan, together with certain other compensatory payments to Mr. Kerrigan described in this section of the proxy statement, that are classified as “excess parachute payments,” will be non-deductible to us under Section 280G of the Internal Revenue Code. In addition, Mr. Kerrigan will be subject to a federal excise tax (in addition to federal income taxes) equal to 20% of the amount of the excess parachute payments that he receives.

In connection with the merger, the board of managers of our controlling stockholder, Coinmach Holdings, also approved on June 14, 2007 the following transaction bonuses in an aggregate amount of approximately $3.5 million to the following members of our senior management and Mr. Chapman in consideration for their assistance with the proposed transaction and their agreement to contribute a portion of their Common Stock to Babcock & Brown pursuant to the terms of the exchange agreement (see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47):

Officer/Director	Transaction Bonus Amount

Stephen R. Kerrigan	$1,743,238
Robert M. Doyle	$947,279
Michael E. Stanky	$286,483
James N. Chapman	$550,000

Total	$3,527,000

Indemnification and Insurance

On November 24, 2004, the Company entered into an indemnification agreement with each of Stephen R. Kerrigan, John R. Scheessele, Bruce V. Rauner, David A. Donnini, James N. Chapman and Woody M. McGee, as members of our board of directors, and Robert M. Doyle, as our executive officer. On August 1, 2005, the Company entered into an indemnification agreement with William M. Kelly, as a member of our board of directors. We refer to all these indemnification agreements as “Indemnification Agreements.” In general, the Indemnification Agreements provide the directors and executive officer listed above with contractual rights to indemnification and advancement or reimbursement of expenses to the fullest extent permitted by Delaware law in connection with any losses and liabilities actually and reasonably incurred by any of them in connection with the investigation, defense, settlement or appeal of, or otherwise related to such proceeding, as long as such indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Coinmach. Coinmach’s Certificate of Incorporation also provides that Coinmach is required to indemnify its officers and directors.

Following completion of the merger, Parent and the surviving corporation will maintain in effect, for a period of six years following the consummation of the merger, the exculpation, indemnification and advancement of expenses provisions of Coinmach’s and its subsidiaries’ organizational documents and indemnification agreements with the Company or any of its subsidiaries, without amending, repealing or otherwise modifying them in any manner that would adversely affect the rights thereunder of the indemnitees. In addition, for a period of six years following completion of the merger, Coinmach or Parent will maintain directors and officers liability insurance for the directors and officers of Coinmach with respect to claims arising from facts or events occurring before the completion of the merger so long as the annual premium payments for such insurance is not in excess of 250% of Coinmach’s current premium for such insurance.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $[    ●    ] billion, which includes $[    ●    ] million to be paid to our stockholders, with the remaining funds to be used to repay certain existing indebtedness, including our 11% Senior Secured Notes due 2024 and our outstanding amounts under our credit facility, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. The consummation of the merger is not conditioned on Parent receiving the proceeds contemplated by the commitment letters.

Pursuant to the merger agreement, Parent is obligated to use its commercially reasonable efforts to obtain the debt and equity financing described below pursuant to the terms of the respective commitment letters. Parent agreed not to amend, modify, supplement or terminate the equity commitment letters described below and not to waive any of the terms thereof, in each case, without our prior written consent. Parent further agreed not to permit, without our prior written approval (which will not be unreasonably withheld, conditioned or delayed), any (a) material amendment or modification to the debt commitment letters described below or (b) waiver of any material provision or remedy under the debt commitment letter described below, if such amendment, modification, waiver or remedy reduces the aggregate amount of the debt financing at the closing of the merger or materially and adversely amends the conditions to the drawdown of the debt financing. However, Parent may, without our prior written approval, permit the reduction of the aggregate amount of the debt financing if Parent also obtains from alternative sources commitments in the aggregate amount of at least such reduction with terms and conditions that will not, taken as a whole, in the reasonable judgment of Parent, result in a decrease in the likelihood that such commitments from alternative sources will be available on the closing date of the merger.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received six equity commitment letters, dated June 14, 2007, from various affiliates and other third parties committing to provide to Parent an aggregate amount of $312.3 million in equity to fund the payment of the merger consideration, related amounts required to be paid by Parent under the merger agreement and to pay transaction costs.

The obligations to fund the commitments under such equity commitment letters are subject, among other things, (i) to consummation of the merger following the satisfaction or waiver of the conditions set forth in the merger agreement to Parent’s obligations to consummate the transactions contemplated thereby and (ii) receipt by Parent of all amounts set forth in the equity commitment letters and funding of the debt financing. The obligation to fund such equity commitments automatically terminates upon the earliest to occur of the termination of the merger agreement, December 31, 2007 with respect to the majority of the equity commitments and November 30, 2007 with respect to the balance of the equity commitments.

Each equity sponsor’s obligation to fund its portion of the commitment may be satisfied in whole or in part by an affiliate of such equity sponsor.

A separate equity commitment letter, dated June 14, 2007, from Babcock & Brown Investment Holdings Pty Ltd. provides a source of funds for any termination fee that may become due and payable by Parent under the merger agreement. See “The Merger — Financing of Reverse Break-Up Fee” beginning on page 56.

Debt Financing

Parent received a debt commitment letter, dated June 14, 2007, from The Royal Bank of Scotland plc, RBS Securities Corporation, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch (to which we refer collectively as the “debt financing sources”), pursuant to which and subject to the conditions set forth therein, the debt financing sources have committed to provide to Parent an aggregate of $1.225 billion. Subject to the conditions set forth in the debt commitment letter, the following will be provided to Parent:

•	$825.0 million of first lien senior secured credit facilities of the Company, comprised of (i) a first lien term loan facility of $725.0 million, (ii) a first lien, delayed draw term loan facility of $50.0 million and (iii) a first lien revolving credit facility of $50.0 million, to be provided (severally not jointly) 50% by The Royal Bank of Scotland plc and 50% by Deutsche Bank Trust Company Americas;

•	$175.0 million of a senior unsecured bridge facility (in the event that the issuance by the Company of up to $175.0 million aggregate gross proceeds of unsecured senior notes pursuant to Rule 144A or other private placement is not issued at the time of completion of the merger), to be provided 65% by The Royal Bank of Scotland plc and 35% by Deutsche Bank AG Cayman Islands Branch; and

•	$225.0 million of a senior subordinated unsecured bridge facility (in the event that the issuance by the Company of up to $225.0 million aggregate gross proceeds of unsecured senior subordinated notes pursuant to Rule 144A or other private placement is not issued at the time of completion of the merger), to be provided 65% by The Royal Bank of Scotland plc and 35% by Deutsche Bank AG Cayman Islands Branch.

The availability of the facilities contemplated by the debt financing letter is subject, among other things, to consummation of the merger in accordance with the merger agreement (without waiver or amendment in any respect materially adverse to the lenders and lead arrangers under such facilities without the consent of the lead arrangers thereunder (not to be unreasonably withheld or delayed)), payment of required fees and expenses, the absence of certain types of debt, delivery of certain historical and pro forma financial information, the delivery of certain legal opinions and customary evidence of perfection of certain liens and the execution of definitive documentation.

The debt commitments expire on the earliest of (a) November 30, 2007, (b) the date of the initial funding under the facilities described above and (c) the closing of the merger without the use of the facilities described above.

The documentation governing the debt financings has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

While Parent’s obligation to finance the merger is not subject to a financing condition, if Parent is not able to consummate the financing arrangements described above or obtain other financing or funds sufficient for it to consummate the merger and the other transactions contemplated by the merger agreement and pay all related transaction costs and expenses, the merger will not be consummated. There can be no assurance that such financing transactions will be consummated or, if not consummated, that Parent will be able to obtain the funds or alternate financing necessary to consummate the merger. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 82, “The Merger Agreement — Effect of Termination” beginning on page 83 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 83 for information relating to the rights and remedies of the Company and Parent should the merger fail to be consummated and the merger agreement terminate.

Financing of Reverse Break-up Fee

If we terminate the merger agreement due to Parent Failure to Close, Parent and Merger Sub must, jointly and severally, pay Coinmach $15 million plus out-of-pocket fees and expenses incurred by Coinmach or its affiliates of up to $2 million and reimburse any outstanding amounts required to be reimbursed to Coinmach by Parent or Merger Sub pursuant to the terms of the merger agreement. In connection with the payment by Parent and Merger Sub of such fees of $15 million and out-of-pocket fees and expenses of up to $2 million, on June 14, 2007 Parent entered into an equity commitment letter with Babcock & Brown Investment Holdings Pty Ltd., an affiliate of Babcock & Brown Limited, under which in the event that Parent or Merger Sub becomes obligated to pay such fees to Coinmach, Babcock & Brown Investment Holdings Pty Ltd. commits to contribute to Parent, no later than the date of termination of the merger agreement due to Parent Failure to Close, an aggregate amount of $15 million plus up to $2 million in costs and expenses (including legal fees and expenses).

The obligation of Babcock & Brown Investment Holdings Pty Ltd. to fund its commitment terminates on the earliest to occur of (a) the 5th day following termination of the merger agreement, provided that, if Coinmach initiates any legal proceedings regarding the commitment, or there are outstanding obligations of Parent or Merger Sub regarding payment under such equity commitment letter, the obligations of Babcock & Brown Investment Holdings Pty Ltd. under such equity commitment letter will remain outstanding until the resolution of such legal proceedings, or until the existence of such obligations of Parent and Merger Sub, as the case may be, or (b) the closing of the merger.

Coinmach is an express third party beneficiary of such equity commitment letter and is entitled to enforce the terms of such equity commitment letter. The terms of such equity commitment letter cannot be modified, amended or waived in any manner, without our prior written consent, if such modification, amendment or waiver in the aggregate would be adverse to Coinmach.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S holders (as defined below) of our Common Stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions each as in effect and available on the date of this proxy statement, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our Common Stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of such partnership and each partner thereof generally will depend on the status and the activities of the partnership and the partner. If you are such entity or a partner of such entity holding our Common Stock, you should consult your tax advisors.

A “non-U.S. holder” of our Common Stock is a holder that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This discussion assumes that you hold your shares of our Common Stock as capital assets within the meaning of the Code. Further, except as specifically set forth below, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of our Common Stock subject to the alternative minimum tax provisions of the Code;

•	a holder of our Common Stock who received his or her Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a former citizen or long-term resident of the United States;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a non-U.S. holder who actually or constructively owns or has owned, at any time during the five-year period up to and including the effective time, more than a 5% equity interest in Coinmach;

•	a non-U.S. holder who actually or constructively owns our Class B Common Stock;

•	a holder of options granted under any Coinmach stock plan; or

•	a holder of our Common Stock who holds our Common Stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

Holders of our Common Stock are strongly urged to consult their tax advisors as to the specific tax considerations of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

U.S. Holders

The receipt of cash pursuant to the merger (or pursuant to the exercise of appraisal rights) by U.S. holders of our Common Stock will be a taxable transaction to such holders for U.S. federal income tax purposes. In general, a U.S. holder will recognize gain or loss equal to the difference between the total amount of cash received in exchange for our Common Stock held by such U.S. holder and the U.S. holder’s adjusted tax basis in the Common Stock. If a U.S. holder acquired different blocks of our Common Stock at different times or at different prices, such U.S. holder’s adjusted tax basis and holding period must be determined separately with respect to each block of such Common Stock and any gain or loss will be determined separately with respect to each block of such Common Stock.

Gain or loss that a U.S. holder recognizes in connection with the merger generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holder has held (or is treated as having held) our Common Stock for more than one year as of the date of the merger. If you are a non-corporate U.S. holder of our Common Stock, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

U.S. holders of our Common Stock may be subject to information reporting and backup withholding on any cash payments received in connection with the merger or the exercise of appraisal rights. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the Form W-9 (or its substitute form) you will receive;

•	are a corporation and, when required, demonstrate that fact and otherwise comply with applicable requirements of the backup withholding rules; or

•	otherwise establish that you are exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate is currently 28%.

Non-U.S. Holders

Special rules may apply to certain non-U.S. holders, such as former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons who actually or constructively own, or have owned, more than 5% of our equity at any time during the five-year period ending at the effective time, persons who actually or constructively own our Class B Common Stock, and corporations that accumulate earnings to avoid U.S. federal income tax. Such non-U.S. holders are urged to consult their own advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

As a result of the merger, a non-U.S. holder generally will recognize gain to the same extent that a U.S. holder will recognize gain as described above under the headings “ — U.S. Holders.” Any gain a non-U.S. holder recognizes generally will constitute capital gain and generally will not be subject to U.S. federal income tax unless:

•	such non-U.S. holder is an individual, who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other requirements are met; or

•	such gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to such non-U.S. holder’s U.S. permanent establishment.

If you are described in the first bullet above, you generally will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If you are described in the second bullet above, you generally will be subject to tax on your gain at applicable U.S. federal income tax rates and, in addition, may be subject to a branch profits tax (if you are a corporation) equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, which would include such gain.

U.S. backup withholding tax and information reporting requirements generally apply to any cash payments received in connection with the merger or the exercise of appraisal rights made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our Common Stock, unless such holder is an exempt recipient (including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons) or otherwise establishes an applicable exemption from such backup withholding tax and information reporting requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate is currently 28%.

This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of our Common Stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to holders of our Common Stock will depend upon the facts of their particular situation. Accordingly, we strongly urge holders of our Common Stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to them as a result of the merger.

Paying Agent

Prior to the effective time of the merger, Parent will designate a U.S. bank or trust company reasonably acceptable to Coinmach to act as paying agent in the merger.

Fees and Expenses

We estimate that we will incur, in connection with the sale of Coinmach, transaction-related fees and expenses totaling approximately $[    ●    ] million. This amount consists of the following estimated fees and expenses:

Financial Advisor Fees and Expenses	$	[ ● ]
Legal, Accounting and Other Professional Fees	$	[ ● ]
Printing, Proxy Solicitation and Mailing Costs	$	[ ● ]
Filing Fees	$	[ ● ]
Miscellaneous	$	[ ● ]

None of these costs and expenses will reduce the $13.55 per share merger consideration payable to holders of our Class A Common Stock and to holders of our Class B Common Stock or the amount payable to our holders of restricted shares of Class A Common Stock.

In addition, if the merger agreement is terminated, under certain circumstances, Coinmach will be obligated to pay a termination fee of $15 million to Parent in addition to all of Parent’s, Merger Sub’s and their respective affiliates’ documented out-of-pocket fees and expenses (including legal fees and expenses), which amount shall not exceed $2 million. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 83.

Regulatory Matters

Antitrust Authorities

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we cannot consummate the merger until the ultimate parent entities of both parties have notified the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission of the merger, furnished them with certain information and materials and the applicable waiting periods have terminated or expired. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides for an initial 30-calendar-day waiting period following submission of the necessary filings. Our ultimate parent entity and the ultimate parent entity of Parent filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on June 28, 2007. After reviewing the filings made by our ultimate parent entity and the ultimate parent entity of Parent, the Antitrust Division of the United States Department of Justice and the Federal Trade Commission granted “early termination” of the 30-day statutory waiting period on July 10, 2007.

The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission or other similar regulatory authority could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by Parent of all or part of our shares or assets, or of other business conducted by Parent, or its affiliates, or seeking to subject us, Parent or our respective affiliates to operating conditions, before or after we consummate the merger. We cannot assure you that such a challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Commitment to Obtain Approvals

We and Parent have agreed to use commercially reasonable efforts to take all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Delisting and Deregistration of Class A Common Stock and Income Deposit Securities

If you are a holder of our income deposit securities, following consummation of the merger and the transactions contemplated by the merger agreement (i) the shares of Class A Common Stock underlying your income deposit securities will be cancelled and, subject to your exercise and perfection of appraisal rights under Delaware law, converted into the right to receive the merger consideration, (ii) the notes underlying your income deposit securities will no longer form a part of an income deposit security and will continue to be owned by you as a separate security and (iii) all our outstanding shares of Class A Common Stock and units of income deposit securities will be cancelled. If the merger is completed, our shares of Class A Common Stock and our units of income deposit securities will be delisted from the American Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission on account of our shares of Class A Common Stock or our units of income deposit securities.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger. We urge you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

The merger agreement attached as Annex A and incorporated by reference into this document has been included to provide you with information regarding its terms. Capitalized terms used but not defined herein shall have the meaning given them in the merger agreement. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we, on the one hand, and Parent and Merger Sub, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in a confidential disclosure letter that we have provided to Parent in connection with signing the merger agreement. While we do not believe that the disclosure letter contains information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Parent, and are modified in important part by the underlying disclosure letter.

Structure of the Merger

Under the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. The Company will continue as the surviving corporation and the separate legal existence of Merger Sub will cease. The Company will become a wholly-owned subsidiary of Parent. Upon the consummation of the merger, our shares of Class A Common Stock and our units of income deposit securities will be delisted from the American Stock Exchange and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the Securities and Exchange Commission.

Effective Time of the Merger

We expect the closing date for the merger to be no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement (which are described below under “Conditions to the Merger” beginning on page 80). However, such closing date will not be earlier than September 28, 2007, unless Parent has notified us in writing that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the transactions contemplated by the merger agreement. We will seek to complete the merger prior to November 30, 2007, the date set forth in the merger agreement by which if the merger is not consummated Parent and the Company may exercise termination rights under the merger agreement (see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 82). However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. Completion of the merger could be delayed if there is a delay satisfying any of the conditions to the merger.

The effective time of the merger will occur at the time when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Parent specify in the certificate of merger. We refer to the time at which the merger is completed as the effective time. We expect to make the filing of such certificate of merger on or following the closing date of the merger.

Merger Consideration

At the effective time of the merger, each share of (a) our Class A Common Stock issued and outstanding immediately before the effective time of the merger, including the shares of our Class A Common Stock underlying our units of income deposit securities and (b) our Class B Common Stock issued and outstanding immediately before the effective time of the merger, will automatically be cancelled and converted into the right to receive $13.55 in cash, other than shares of our Class A Common Stock and/or Class B Common Stock:

•	owned by Parent or any direct or indirect subsidiary of Parent, except for any shares held on behalf of third parties;

•	owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, except for any shares held on behalf of third parties; and

•	held by a stockholder who is entitled to demand and has properly made a demand to exercise appraisal rights with respect to such shares in accordance with the Delaware General Corporation Law and has not voted in favor of adopting the merger agreement, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the Delaware General Corporation Law.

Treatment of Restricted Stock

The merger agreement provides that, at the effective time of the merger, each share of our Class A Common Stock granted under our Long-Term Incentive Plan and/or our 2004 Unit Incentive Sub-Plan will no longer be subject to vesting, performance, forfeiture or other restrictions imposed on such restricted shares by their terms immediately prior to the effective time of the merger, and will be automatically converted by virtue of the merger into a right to receive $13.55 in cash consideration, except as otherwise agreed between Parent and the holder of such restricted stock.

Payment Procedures

At or prior to the effective time of the merger, Parent will appoint, subject to our approval, a paying agent that will pay the merger consideration to our stockholders in exchange for stock certificates representing shares of our Class A Common Stock and/or Class B Common Stock or for non-certificated shares represented by book-entry (to which we refer as “Book-Entry Shares”). At or before the effective time of the merger, Parent will deposit with the paying agent an amount of cash equal to the aggregate merger consideration, including, the aggregate merger consideration to be paid for restricted shares of our Class A Common Stock and within ten business days after the effective time, the paying agent will mail each stockholder instructions for surrendering stock certificates and Book-Entry Shares. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificates (or Book-Entry Shares). No interest will be paid or accrued on the cash payable upon the surrender of any stock certificate (or Book-Entry Shares). Any funds that have not been distributed within one year after the effective time of the merger will be distributed to the surviving corporation, and stockholders who have not complied with the instructions to exchange their stock certificates (or Book-Entry Shares) will be entitled to look only to the surviving corporation for payment of the applicable per share merger consideration, without interest.

Parent and the surviving corporation generally will each be entitled to deduct and withhold from the merger consideration (including, the merger consideration payable to holder of restricted shares of our Class A Common Stock) otherwise payable to any holder of our Class A Common Stock and/or Class B Common Stock any applicable withholding taxes that it is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, see “Statutory Appraisal Rights” below beginning on page 93.

Certificate of Incorporation and By-Laws of the Surviving Corporation

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended to read in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter properly amended, provided, that (a) the name of the surviving corporation shall be “Coinmach Service Corp.” until thereafter properly changed, (b) the certificate of incorporation of the surviving corporation will include provisions substantially identical to the indemnification provisions of our certificate of incorporation immediately prior to the date of the merger agreement and (c) for a period of six years following the effective time of the merger, the terms of the indemnification provisions of the certificate of incorporation of the surviving corporation will not be amended in a manner adverse to the rights of the beneficiaries of such provisions.

At the effective time of the merger, the by-laws of the surviving corporation will be amended to read in its entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter properly amended, provided, that the name of the surviving corporation shall be “Coinmach Service Corp.” until thereafter properly changed.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately before the effective time of the merger will be the initial directors of the surviving corporation until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Our chief executive officer, Stephen R. Kerrigan, and our chief financial officer, Robert M. Doyle, will be officers of the surviving corporation until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Representations and Warranties

We have made a number of representations and warranties to Parent and Merger Sub in the merger agreement regarding aspects of our business, financial condition and other matters pertinent to the merger. The topics covered by these representations and warranties include, among other things, the following:

•	corporate organization, good standing and qualification;

•	capital structure;

•	our corporate power and authority to execute, deliver and perform the merger agreement, and the enforceability of the merger agreement;

•	board approval of the merger agreement and related transactions and recommendations that our stockholders adopt the merger agreement and approve the transactions contemplated thereby;

•	necessary governmental approvals;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the related transactions;

•	requisite stockholders vote;

•	accuracy of information contained in registration statements, reports and other documents that we file with the Securities and Exchange Commission and the compliance of the Company’s filings with the regulations promulgated by the Securities and Exchange Commission and with applicable federal securities law requirements;

•	financial statements incorporated in the Company’s filings with the Securities and Exchange Commission;

•	compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events;

•	litigation;

•	absence of certain material liabilities;

•	employee benefit matters;

•	compliance with law;

•	obtaining and material compliance with permits;

•	material contracts;

•	owned and leased real property;

•	top 25 route contracts;

•	inapplicability of any anti-takeover statute or regulation to the merger agreement, the voting agreement and the transactions contemplated hereby and thereby;

•	environmental matters;

•	tax matters;

•	labor and employment matters;

•	intellectual property matters;

•	insurance;

•	brokers’ and finders’ fees;

•	the accuracy of the information provided in the Company’s proxy statement; and

•	top ten suppliers and service providers.

In addition, each of Parent and Merger Sub, jointly and severally, made representations and warranties to the Company regarding, among other things, the following topics:

•	corporate organization, power and qualification;

•	their corporate power and authority to execute, deliver and perform the merger agreement, and the enforceability of the merger agreement;

•	necessary governmental approvals;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	equity and debt financing commitments are in full force and effect, have not been amended, have not been breached by Parent and there are no side arrangements inconsistent with such commitments;

•	sufficiency of funds to consummate the merger;

•	litigation matters;

•	capitalization of Merger Sub and Merger Sub’s lack of prior operating activity;

•	brokers’ and finders’ fees;

•	absence of requirement of Parent stockholders vote;

•	accuracy of information supplied by Parent or Merger Sub in connection with this proxy statement;

•	no arrangement prior to May 11, 2007 between Parent or Merger Sub, on the one hand, and members of our management or board of directors, on the other hand, other than as contemplated by the merger agreement or to operation of the Company after the effective time of the merger; and

•	no ownership of, or right to acquire, our equity by Parent, Merger Sub or any of their respective affiliates.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a Company material adverse effect means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Company material adverse effect or be taken into account in determining whether or not there has been or is reasonably likely to be a Company material adverse effect:

•	changes in general economic or political conditions or the securities markets to the extent not materially disproportionately affecting the Company and its subsidiaries, taken as a whole;

•	changes in accounting rules;

•	changes affecting generally the outsourced laundry equipment service industry or the washer, dryer and other household appliance rental industry, except in each case to the extent not materially disproportionately affecting the Company and its subsidiaries, taken as a whole;

•	the announcement of the transactions contemplated by the merger agreement or other communication by Parent or Merger Sub or their plans or intentions with respect to any of the businesses of the Company or any of its subsidiaries, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or approvals required to be obtained in connection with the transactions contemplated by the merger agreement and not disclosed or otherwise listed in the merger agreement or the company schedules delivered in connection therewith;

•	the pendency or consummation of the transactions contemplated by the merger agreement or any actions by Parent, Merger Sub or the Company taken pursuant to the merger agreement, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or approvals required to be obtained in connection with the transactions contemplated by the merger agreement and not disclosed or otherwise listed in the merger agreement and the company schedules related thereto;

•	any litigation related to the merger agreement, the voting agreement, the equity or debt commitment letters or the transactions contemplated by such documents and thereby brought by holders of our equity or debt securities or any other person;

•	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

•	any change in the market price or trading volume of our shares of Class A Common Stock or our units of income deposit securities; provided, however, that the underlying cause of such change may still constitute a Company material adverse effect; and

•	any failure by us to meet any revenue or earnings targets or projections of Coinmach or targets or forecasts of equity analysts; provided, however, that the underlying cause of such failure may still constitute a Company material adverse effect.

Some of Parent’s and Merger Sub’s representations and warranties are qualified by a material adverse effect standard. Such material adverse effect means any event that reasonably expected to prevent, materially delay or impair the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger.

Covenants Relating to the Conduct of the Company’s Business

From the date of the merger agreement through the earlier of the effective time of the merger and termination of the merger agreement, we have agreed to operate our business and the business of our subsidiaries in the ordinary course of business consistent with past practice and use our commercially reasonable efforts to preserve our business organizations intact, to maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and to keep available the services of our present employees and agents.

During the same period, we have also agreed that, subject to certain exceptions, we will not and will not permit our subsidiaries to take certain actions without the prior written approval of Parent, which approval will not be unreasonably delayed (and Parent agreed to consider in good faith any actions to be taken by us for which such approval is being sought from Parent by us). Such prohibited actions are subject to certain restrictions and exceptions, and include, among others:

•	making any changes in our organizational documents or other applicable governing instruments;

•	acquiring any substantial portion of stock or assets or businesses other than acquisitions of majority ownership or material assets of up to $1 million;

•	restructuring, recapitalizing or liquidating the Company or any of its subsidiaries;

•	selling, pledging or using shares of our or our subsidiaries’ common stock;

•	making any loans or capital contributions, other than in the ordinary course consistent with past practice;

•	declaring or paying any dividend or other distribution other than on our shares of Class A Common Stock and/or Class B Common Stock declared by our board of directors in accordance with our stated dividend policy consistent with past practice, including, but not limited to, those certain dividends (i) declared on May 10, 2007 and payable June 1, 2007, (ii) payable on September 1, 2007 in respect of our outstanding shares of Class A Common Stock, and (iii) declared on or after November 1, 2007 and payable only in the event the merger is not consummated on or prior to November 30, 2007;

•	entering into any agreement with respect to voting of our capital stock;

•	reclassifying, splitting, combining, redeeming or otherwise acquiring any of our capital stock other than pursuant to our incentive plans;

•	incurring or guaranteeing any indebtedness or issuing or selling any debt securities or warrants or other rights to acquire any of our or our subsidiaries’ debt security, except for indebtedness for borrowed money (i) incurred pursuant to agreements in effect prior to the date of the merger agreement, but we must not incur any additional indebtedness under our credit facility, (ii) incurred in the ordinary course of business consistent with past practices not to exceed $1 million in the aggregate or (iii) our or our wholly-owned subsidiaries guarantees of indebtedness of our other wholly-owned subsidiaries;

•	failing to pay interest due on indebtedness;

•	except as set forth in our capital budget or in connection with one or more permitted acquisitions each of which not in excess of $1 million, making any capital expenditures in excess of $2,000,000 in the aggregate;

•	changing any accounting policies or procedures unless required by a change in applicable law or GAAP;

•	settling or compromising any pending or threatened actions other than settlement or compromise of any action in the ordinary course of business consistent with past practice and reflected or reserved against in our financial statements for the period ended December 31, 2006, but only to the extent that the amount of such settlement or compromise is not materially in excess of such reflected or reserved amount;

•	making or changing any material tax election, or settling any tax contest with respect to a material amount of tax other than in the ordinary course of business consistent with past practice;

•	disposing of or encumbering any of our material assets, product lines or our or our subsidiaries’ businesses, except in the ordinary course of business, except for obsolete assets and except for dispositions of assets with a fair market value not in excess of $2.5 million in the aggregate, other than pursuant to contracts in effect prior to the date hereof;

•	entering into or materially amending, modifying, waiving, supplementing or terminating any material contract, as such term is defined in the merger agreement, other than in the ordinary course of business consistent with past practice;

•	except for certain exceptions, granting or providing any new severance, termination payments or material benefits to any existing of director, officer or employee of the Company or any of its subsidiaries;

•	except for certain exceptions, increasing the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any officer, employee or director of the Company, other than such increases which in the aggregate would not result in payments in excess of $1,800,000 in any given fiscal year of the Company, including (i) increases made to our or our subsidiaries’ hourly employees in the ordinary course of business consistent with past practice, (ii) increases in payments of sales commissions by us or any of our subsidiaries resulting from adjustments to our sales commission plans as in effect on the date of the merger agreement; provided that, for the avoidance of doubt, payments of sales commissions by us or any of our subsidiaries made in the ordinary course of business consistent with past practice and in accordance with our sales commission plans as in effect on the date of the merger agreement is permitted under the merger agreement, (iii) making any new equity awards to any of our or our subsidiaries’ directors, officers or employees or (iv) increases in quarterly bonuses to regional vice presidents made in the ordinary course of business consistent with past practice; provided that any quarterly bonus payments to regional vice presidents made in the ordinary course of business consistent with past practice not exceeding $100,000 in the aggregate is permitted under the merger agreement;

•	making any new equity awards to any director, officer or employee of the Company or any of its subsidiaries;

•	except for certain exceptions, and subject to the terms of the merger agreement, granting or paying any transaction-related bonuses or making any other similar payments, whether or not in cash, in connection with the transactions contemplated by the merger agreement;

•	except for certain exceptions, establishing, adopting, amending or terminating any of our benefit plans or amending the terms of any outstanding equity-based awards;

•	except for certain exceptions, and subject to the terms of the merger agreement, taking any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under our benefit plans;

•	except for certain exceptions, changing any actuarial or other assumptions used to calculate funding obligations with respect to our benefit plans or changing the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•	except for certain exceptions, forgiving any loans to directors, officers or, outside the ordinary course of business consistent with past practice, employees of the Company or any of its subsidiaries; and

•	agreeing, authorizing or committing to do any of the foregoing.

Preparation of Proxy Statement; Stockholders’ Meeting and Board Recommendation

We agreed that, promptly as reasonably practicable after the execution of the merger agreement, we would prepare and file with the Securities and Exchange Commission a preliminary proxy statement, together with a form of proxy. We further agreed that promptly after the proxy statement and form of proxy were cleared with the Securities and Exchange Commission we would mail the definitive proxy statement and form of proxy to our stockholders.

Parent and Merger Sub agreed to cooperate with us in connection with the preparation of the proxy statement including, furnishing to us any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed in the proxy statement.

We will take all action necessary in accordance with the General Corporation Law of the State of Delaware and our certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of our stockholders to consider the adoption of the merger agreement, including the merger, as promptly as reasonably practicable after the mailing of the proxy. We will use commercially reasonable efforts to solicit proxies in favor of the merger until such time, if any, as our board of directors (or any committee thereof) shall withdraw or change its recommendation with respect to the merger. The merger agreement requires the proxy statement to include the recommendation of our board of directors that our stockholders adopt the merger agreement, subject to the exceptions described below under “Acquisition Proposals.” If our board of directors has approved or recommended a superior proposal, or has withdrawn or modified its recommendation in a manner adverse to Parent, or resolves to do any of the foregoing, we are not obligated to hold a stockholders meeting or prepare and file a proxy statement.

Acquisition Proposals

No Solicitation or Negotiation.  We have agreed that we will not, and we will cause any of our subsidiaries not to, and we will use our commercially reasonable efforts to cause our and our subsidiaries’ officers, directors, employees, agents, investment bankers, attorneys, accountants or representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person in connection with any acquisition proposal or otherwise knowingly facilitate any effort or attempt to make or implement any acquisition proposal.

Notwithstanding these restrictions, at any time after the date of the merger agreement and before our stockholders adopt the merger agreement, we may:

•	provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 35% of our assets (on a consolidated basis) or of the total voting power of our equity securities if (x) such person executes a confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between us and Babcock & Brown LP, (y) we simultaneously provide or make available to Parent any material non-public information concerning us or any of our subsidiaries that is provided to such person which was not previously provided or made available to Parent, its affiliates or representatives, and (z) our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law; or

•	engage in discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal, if our board of directors determines in good faith (x) after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law, and (y) based on the information then available and after consultation with its financial and legal advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal.

For purposes of the merger agreement and the voting agreement, an acquisition proposal means, other than transactions contemplated by the merger agreement:

•	a proposal or an offer with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any of our subsidiaries; or

•	a proposal or an offer to acquire in any manner, directly or indirectly, 15% or more of any class of our equity securities or our consolidated total assets (including, without limitation, equity securities or assets of our subsidiaries).

For purposes of the merger agreement, a superior proposal means an unsolicited bona fide acquisition proposal providing for the acquisition of more than 75% of our assets (on a consolidated basis) or more than 75% of the total voting power of our equity securities that our board of directors has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement pursuant to any revised offer made by Parent in accordance with the terms of the merger agreement).

No Change in Recommendation; Alternative Acquisition Agreement.  We have agreed that our board of directors and each committee of our board of directors will not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, our recommendation that our stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement (we refer to such recommendation as the “Coinmach Board Recommendation”);

•	cause or permit Coinmach to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than the confidentiality agreement described above in the section “Acquisition Proposals — No Solicitation or Negotiation” entered into in the circumstances set forth therein) relating to any acquisition proposal (we refer to such an agreement as an “alternative acquisition agreement”); or

•	approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an acquisition proposal.

Notwithstanding these restrictions, at any time after the date of the merger agreement and before our stockholders adopt the merger agreement, we may:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Coinmach Board Recommendation, if (x) our board of directors determines in good faith, after consultation with outside counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law and (y) prior to taking such action our board of directors notifies Parent in writing that it intends to take such action, attaching to such notice the most current version of any acquisition proposal and, to the extent an acquisition proposal has been made, Parent does not make, within five business days of receipt of such notice, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to our stockholders as such acquisition proposal;

•	cause or permit Coinmach to enter into an alternative acquisition agreement relating to any acquisition proposal, if (x) our board of directors determines in good faith, after consultation with outside counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law, (y) our board of directors has determined in good faith after consultation with its financial and legal advisers that such acquisition proposal constitutes a superior proposal and (z) prior to taking such action our board of directors notifies Parent in writing that it intends to take such action, attaching to such notice the most current version of any acquisition proposal, and Parent does not make, within five business days of receipt of such notice, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to our stockholders as such acquisition proposal; or

•	approve, adopt, recommend or otherwise declare advisable any acquisition proposal made after the date of the merger agreement, if (x) our board of directors determines in good faith, after consultation with outside counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law, (y) our board of directors has determined in good faith after consultation with its financial and legal advisers that such acquisition proposal constitutes a superior proposal, and (z) prior to taking such action our board of directors notifies Parent in writing that it intends to take such action, attaching to such notice, the most current version of any acquisition proposal and Parent does not make, within five business days of receipt of such notice, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to our stockholders as such acquisition proposal.

We have also agreed that our board of directors will not take any of the actions described above in the preceding paragraph until at least the sixth business day after the provision of notice to Parent as described in such paragraph and will notify Parent promptly if its intention to take such action referred to in its notification will change at any time after giving such notification. We further agreed that our board of directors will take into account any changes to the terms of the merger agreement proposed by Parent or any other information provided by Parent in response to such notice.

Nothing in the merger agreement prohibits us from disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of our position thereunder or otherwise prohibits us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal if, in the good faith judgment of our board of directors, after consultation with outside counsel, failure so to disclose is likely to be inconsistent with its obligations under applicable law.

We agreed that, on the date of the merger agreement, we will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal. We agreed to inform such person of such obligation to cease and terminate any existing activities, discussions or negotiations and our obligations under the confidentiality agreement with Babcock & Brown LP.

Access to Information; Confidentiality

During the period from the date of the merger agreement until November 30, 2007, we will afford Parent’s officers, directors, employees, agents, and representatives, including investment bankers, attorneys and accountants retained by Parent or its subsidiaries, reasonable access during normal business hours to our officers, employees, properties, tax returns, books, contracts and records and, during such period, we will also furnish promptly to Parent all information concerning our business, properties and personnel as may reasonably be requested.

During the period from the date of the merger agreement to the earlier of (x) the second anniversary of the termination of the merger agreement and (y) the completion of the merger, we and our subsidiaries will, and will cause our officers, directors, employees, agents, investment bankers, attorneys, accountants retained by us or our subsidiaries and representatives, to, subject to certain exceptions, treat and hold as confidential all confidential and/or proprietary information of, or furnished by, Parent. Clause (x) above will not apply to any disclosure of any debt or equity commitment letters.

Public Announcements

We and Parent have agreed to consult with each other and obtain each other’s consent (which will not be unreasonably withheld, delayed or conditioned) before:

•	issuing any press releases or otherwise making public announcements with respect to the merger and the other transactions contemplated by the merger agreement; and

•	making any filings with any third party or governmental entity, including any national securities exchange or interdealer quotation service, except as may be required by law or with the rules of any national securities exchange, the American Stock Exchange or by request of the governmental entity.

Regulatory Filings; Commercially Reasonable Efforts

We and Parent have agreed to use commercially reasonable efforts to take all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Notification of Certain Matters

We and Parent have agreed, subject to applicable laws and the instructions of any governmental entity, to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. We and Parent have further agreed to give prompt notice to the other of any change, fact or condition of which it has knowledge (i) that is reasonably likely to have a Company material adverse effect, (ii) that is reasonably expected to prevent, materially delay or impair the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement or (iii) of any failure of any condition to Parent’s obligations to effect the merger.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that all rights to exculpation, indemnification and advancement of expenses now existing in favor of our or our subsidiaries’ current or former directors, officers or employees as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement will survive the merger and continue in full force and effect.

Following completion of the merger, Parent and the surviving corporation will maintain in effect, for a period of six years following the consummation of the merger, the exculpation, indemnification and advancement of expenses provisions of our and our subsidiaries’ organizational documents and indemnification agreements with us or any of our subsidiaries, without amending, repealing or otherwise modifying them in any manner that would adversely affect the rights thereunder of the indemnitees.

From and after the effective time of the merger, Parent and the surviving corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable law each of our and our subsidiaries’ present and former directors, officers, employees or agents, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, that are, in whole or in part, based on or arising out of the fact that such person is or was our or our subsidiaries’ director, officer or employee, including, but not limited to, with respect to the transactions contemplated by the merger agreement, the voting agreement and the equity commitment letters or serve or served as a fiduciary under, or with respect to, any employee benefit plan at any time maintained by or contributed by Coinmach or its Subsidiaries.

In addition, for a period of six years following completion of the merger, the surviving corporation will either maintain our existing directors’ and officers’ liability insurance or Parent will provide for equivalent directors’ and officers’ liability insurance covering the individuals who are covered by our existing directors’ and officers’ liability insurance on the date of the merger agreement and providing benefits and levels of coverage that are no less favorable than those provided under our existing directors’ and officers’ liability insurance with respect to acts or omissions occurring before the completion of the merger so long as the annual premium payments for such insurance is not in excess of 250% of the last annual premium paid by us prior to the date of the merger agreement.

Continuation of Employee Benefits

From and after the closing date, Parent has agreed to cause the surviving corporation to, and the surviving corporation will, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each of our and our subsidiaries’ current and former employees (to which we refer as “Coinmach employees”) arising under the terms of any benefit plan (which include, among other things, any compensation and/or benefit plans, programs, policies or agreements, including any employee welfare plan, any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement, severance, employment, termination, retention, change of control or fringe benefit plan, program or agreement) (we refer to each such benefit plan as a “Coinmach benefit plan”) to which it is a party in accordance with the terms as in effect immediately before the closing date. Following the completion of the merger, Parent shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Coinmach employees or their dependents or beneficiaries under any Parent welfare benefit plans in which such employees may be eligible to participate to the extent such exclusions or limitations were applicable under the analogous Coinmch benefit plan.

In addition, following completion of the merger, any costs or expenses incurred by Coinmach employees (and its dependents or beneficiaries) up to (and including) the closing date will be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans to the extent credit for such loss and expense was taken under the analogous benefit plan. Each Coinmach employee eligible to participate in any such benefit plan after completion of the merger will receive service credit for all service with us or our subsidiaries prior to the effective time of the merger to the extent such service was taken into account for a similar Coinmach benefit plan in which such employee participates, except the employees will not receive benefit accruals under any defined benefit pension plan or eligibility for post-retirement health or welfare benefits.

The merger agreement provides that nothing in the merger agreement (a) will prohibit the amendment or termination of any Coinmach benefit plan, employment, consulting, retention, severance, change-of-control or similar agreement in accordance with their terms and applicable law, (b) will be deemed to be a guarantee of employment for any Coinmach employee, (c) will be deemed to restrict the right of Parent or Coinmach following the merger to terminate any such employee, (d) will be treated as an amendment or other modification of any Coinmach benefit plan, or (e) will limit the right or Parent or Coinmach following the merger or any of its subsidiaries to amend, terminate or otherwise modify any Coinmach benefit plan following the completion of the merger. The merger agreement further provides that nothing in the merger agreement creates any third party beneficiary or other rights in any other person or any right to continued employment with Parent, Coinmach or any of their respective affiliates or continued participation in any Coinmach benefit plan.

Takeover Statutes

If any takeover statute will become applicable to the merger, the voting agreement or any of the other transactions contemplated by the merger agreement or the voting agreement our board of directors will grant such approvals and take such actions as are necessary so that the merger, the voting agreement and the other transactions contemplated by the merger agreement or the voting agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and the voting agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the merger, the voting agreement and the other transactions contemplated by the merger agreement and the voting agreement.

Debt Financing Covenant

We have agreed to provide, and to use good faith efforts to cause our independent auditors, counsel, and other representatives to provide, at Parent’s or Merger Sub’s expense, all reasonable and timely cooperation reasonably requested by Parent in connection with the arrangement of debt financing contemplated by the debt commitment letter; provided, that, we will not be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with such cooperation prior to the effective time of the merger and such cooperation would not violate or conflict with any contract or governing document of us or our subsidiaries or any applicable laws, and would not materially interfere with the normal conduct of our and our subsidiaries’ business or operations.

Debt Tender Offer; Redemption of Notes; Credit Facility

We have agreed that we will, at Parent’s request, commence an offer to purchase all of our 11% Senior Secured Notes due 2024, together with a consent solicitation, if such consent is requested by Parent; provided that, we will not be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with such cooperation prior to the effective time of the merger and such cooperation would not violate or conflict with any contract or governing document of us or our subsidiaries or any applicable laws, and would not materially interfere with the normal conduct of our and our subsidiaries’ business or operations. Parent will provide all funds for payment of our 11% Senior Secured Notes due 2024 tendered and not withdrawn and any consent solicitation fees. We and Parent have agreed to use commercially reasonable efforts to cause the debt tender offer to close concurrently with the completion of the merger, but such closing is not a condition to the completion of the merger. We have further agreed to use commercially reasonable efforts to cause a supplemental indenture to become effective concurrently with the completion of the merger, but this also is not a condition to completion of the merger.

If the debt tender offer is not consummated prior to the completion of the merger as contemplated by the merger agreement, immediately prior to the completion of the merger, we intend to redeem all our 11% Senior Secured Notes due 2024 and facilitate the satisfaction and discharge of such notes pursuant to the terms of their indenture.

Contemporaneously with the effective time of the merger, Parent will, and will cause the surviving corporation to (and the surviving corporation will cause its applicable subsidiaries to), pay and satisfy all our and our subsidiaries’ obligations under our subsidiaries’ credit facility.

Conditions to the Merger

Coinmach’s, Parent’s and Merger Sub’s respective obligations to effect the merger are subject to the satisfaction, or waiver by the Parent and the Company, as the case may be, of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	no temporary restraining order, preliminary or permanent injunction or order by any federal, state or foreign court, or by any federal, state or foreign governmental entity, and no other legal restraint or prohibition preventing consummation of the merger;

•	no federal, state or non-United States statute, rule, regulation, executive order, decree or order of any kind has been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits, restrains or enjoins the consummation of the merger or has the effect of making the merger illegal;

•	the waiting period (and any extensions thereof) applicable to the consummation of the merger and related transactions due to the federal Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired or terminated; and

•	a certificate from Coinmach has been furnished to Parent on or before the closing date stating that Coinmach is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the 5-year period ending on the closing date of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Parent, of the following conditions:

•	Coinmach’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger, except where the failure to be so true and correct (read for purposes of this condition without giving effect to any materiality or a material adverse effect qualification in any such representation or warranty) would not and could not reasonably be likely to have a Company material adverse effect;

•	Coinmach’s performance in all material respects of any of its obligations under the merger agreement; and

•	receipt by Parent of an officer’s certificate of Coinmach certifying as to the two immediately preceding conditions.

In addition, the Company’s obligation to effect the merger is subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and the effective time of the merger, except where the failure to be true and correct (read for purposes of this condition without giving effect to any materiality or a material adverse effect qualification in any such representation or warranty) would not and could not reasonably be likely to materially delay or impair the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	the performance in all material respects by Parent and Merger Sub of any of their respective obligations under the merger agreement; and

•	receipt by Coinmach of an officer’s certificate of Parent and Merger Sub certifying as to the two immediately preceding conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time, whether before or after the stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of the boards of directors of Coinmach and Parent.

•	by either Coinmach or Parent if:

•	the merger does not occur by November 30, 2007 unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied;

•	our stockholders vote against adoption of the merger agreement at the special meeting of our stockholders unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied; or

•	there exists any final non-appealable legal prohibition on completion of the merger issued by a court unless the terminating party breached its obligations under the merger agreement and thereby proximately caused the failure of a condition to the consummation of the merger to be satisfied.

•	by Coinmach if:

•	Parent or Merger Sub breaches any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, and the breach results in a material delay of or impairment of the ability of Parent and/or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement or results in the failure of a condition necessary for the closing to occur, and such breach is not curable within 60 days after written notice of the breach is given by the terminating party; or

•	(i) all conditions to the obligations of Parent and Merger Sub to effect the merger are satisfied or waived, (ii) Coinmach notifies Parent in writing of a proposed closing date, which will not be earlier than September 28, 2007, unless Parent has notified Coinmach that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the merger, and (iii) Parent or Merger Sub fails to perform its obligations necessary for the closing to occur on such proposed closing date, unless

Coinmach has not complied in all material respects with its obligation to cooperate with Parent and Merger Sub in obtaining debt financing and completion of the debt tender offer (we refer to this termination right as “Parent Failure to Close”).

•	by Parent if:

•	Coinmach’s board of directors (i) withdraws, qualifies, or modifies its recommendation that the stockholders adopt the merger agreement or (ii) approves, adopts, recommends, or otherwise declares advisable any other acquisition proposal; or

•	Coinmach breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach results in the failure of a condition necessary for the merger to occur, and such breach is not curable within 60 days after written notice of the breach is given by the terminating party.

The merger agreement may also be terminated and the merger may be abandoned at any time before our stockholders have adopted the merger agreement, by Coinmach if our board of directors authorizes us to enter into an alternative acquisition agreement other than the merger based on a superior proposal and pays the termination fee prior to or simultaneously with such termination.

Effect of Termination

In the event of termination of the merger agreement and abandonment of the merger, the merger agreement will become void (except for certain specified provisions), without any liability on the part of any party or its directors, officers or other representatives or affiliates. However, termination will not relieve any party of liability for damages resulting from any breach of the merger agreement. Termination of the merger agreement will also not affect the obligations of the parties under the separate confidentiality agreement.

Termination Fees and Expenses

Coinmach is obligated to pay Parent a termination fee of $15 million plus out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates of up to $2 million, if the merger agreement is terminated:

•	by Coinmach in order to enter into an alternative acquisition agreement with a third party, which our board of directors believes constitutes a superior proposal;

•	by Parent if (a) a person has publicly announced its intention to make a bona fide acquisition proposal if the merger agreement is not adopted by our stockholders or otherwise rejected or a person has made a bona fide acquisition proposal, (b) thereafter the merger agreement is terminated by Parent due to our board of directors’ withdrawal, qualification or modification of its recommendation that our stockholders adopt the merger agreement or our board of directors’ approval, recommendation or otherwise declaration that other acquisition proposal is advisable and (c) concurrently with such termination by Parent or within twelve (12) months after such termination by Parent, we enter into a definitive agreement with respect to an acquisition proposal (which is subsequently consummated) or an acquisition proposal is consummated;

•	by Parent if (a) a person has publicly announced its intention to make a bona fide acquisition proposal if this merger agreement is not adopted by our stockholders or otherwise rejected or a person has made a bona fide acquisition proposal, (b) thereafter the merger agreement is terminated by Coinmach due the failure to obtain our stockholders approval at the special meeting of the stockholders, and (c) concurrently with such termination by Parent or within twelve (12) months after such termination by Parent, we enter into a definitive agreement with respect to an acquisition proposal (which is subsequently consummated) or an acquisition proposal is consummated; or

•	by Parent due to our board of directors’ withdrawal, qualification or modification of its recommendation to our stockholders to adopt the merger agreement or our board of directors’ approval, recommendation or otherwise declaration that other acquisition proposal is advisable and no person has made a bona fide acquisition proposal.

Parent and Merger Sub must, jointly and severally, pay Coinmach $15 million plus out-of-pocket fees and expenses incurred by the Company or its affiliates of up to $2 million and reimburse any outstanding amounts required to be reimbursed to Coinmach by Parent or Merger Sub pursuant to the terms of the merger agreement, if the merger agreement is terminated due to Parent Failure to Close. In connection with the payment by Parent and Merger Sub of such fees, on June 14, 2007 Parent entered into an equity commitment letter with Babcock & Brown Investment Holdings Pty Ltd., an affiliate of Babcock & Brown Limited, under which in the event that Parent or Merger Sub becomes obligated to pay such fees to Coinmach, Babcock & Brown Investment Holdings Pty Ltd. commits to contribute to Parent, no later than the date of termination of the merger agreement due to Parent Failure to Close, an aggregate amount of $15 million plus up to $2 million in costs and expenses (including legal fees and expenses). Coinmach is an express third party beneficiary of such equity commitment letter and is entitled to enforce the terms of such equity commitment letter. The terms of such equity commitment letter cannot be modified, amended, supplemented or waived without Coinmach’s prior written consent. See “The Merger — Financing of Reverse Break-up Fee” beginning on page 56.

Amendment / Waiver

The parties to the merger agreement may modify or amend the merger agreement at any time prior to the effective time by written agreement executed and delivered by their respective duly authorized officers, to the extent allowed by law.

Each party to the merger agreement may, to the extent permitted by law, waive all or in part such party’s conditions to its obligations to consummate the merger.

Assignment

The merger agreement is not assignable, except that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary of Parent to be constituent corporation in lieu of Parent. Parent may do this only if such designation does not materially impede or delay the consummation of transactions contemplated by the merger agreement or otherwise materially impede the rights of our stockholders under the merger agreement or, affect in any manner our rights under the equity commitment letters, and further the assignee must agree in writing to be bound by all terms of the merger agreement.

THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement entered into by Parent, Coinmach Holdings, GTCR-CLC, LLC, the controlling unit holder in Coinmach Holdings, certain members of our senior management and one of our non-management directors, but it does not purport to describe all the provisions of the voting agreement. We urge you to read the full text of the voting agreement, which is attached as Annex B and incorporated by reference into this proxy statement.

General

Concurrently with the execution and delivery of the merger agreement, Coinmach Holdings, GTCR-CLC, Stephen R. Kerrigan, Robert M. Doyle, Michael E. Stanky, Ramon Norniella and James N. Chapman (we refer to such individuals, collectively, as the “management stockholders”), entered into a voting agreement with Parent. On June 14, 2007, Coinmach Holdings, GTCR-CLC and management stockholders collectively owned approximately 61.7% of our shares of Class A Common Stock and/or Class B Common Stock entitled to vote on the adoption of the merger agreement. These shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the merger agreement.

Voting Covenants

Each of Coinmach Holdings, GTCR-CLC and management stockholders has agreed, among other things, to vote their shares of our Class A Common Stock and/or Class B Common Stock (with respect to management stockholders, such obligation is limited to our shares of Class A Common Stock granted to them under our incentive plans and our shares of Class B Common Stock held by them) in favor of the adoption and approval of the merger agreement and the terms thereof, the merger and each of the other transactions contemplated by the merger agreement and any other action reasonably requested by Parent in furtherance thereof, at any meeting or written consent of our stockholders at which such matter is considered, and at every adjournment or postponement thereof. Such parties have also agreed not to enter into any agreement, arrangement or understanding with any person, or to give instructions to any person, inconsistent with such obligation to vote.

Non-solicitation or Negotiation

Each of Coinmach Holdings, GTCR-CLC and each management stockholder has agreed not to, and not to authorize or permit any of their employees, agents and representatives to, directly or indirectly, (a) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person for the purpose of encouraging or facilitating, any acquisition proposal or otherwise knowingly facilitate any effort or attempt to make or implement any acquisition proposal. Such parties have also agreed to notify Parent as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, such party or any of its Affiliates. Nevertheless, such parties may each authorize, permit or engage in such restricted activities if at any time Coinmach is permitted to engage in such activities pursuant to the terms of the merger agreement.

Restrictions on Transfer and Other Voting Arrangements

Each of Coinmach Holdings, GTCR-CLC and management stockholders has agreed not to, sell, transfer, exchange, pledge, hypothecate, encumber, tender or otherwise dispose of, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Coinmach or any other person, with respect to shares of our Class A Common Stock and/or Class B Common Stock subject to the voting agreement. They also agreed not to enter into any contract, option or other arrangement with respect to the direct or indirect transfer of any of our shares of Class A Common Stock and/or Class B Common Stock held by them which are subject to the voting agreement, or any interest in such shares, with any person, or join in any registration statement with respect to such shares. They further agreed not to enter into any swap or other transaction that directly or indirectly transfers, partially or fully, the economic consequence of ownership of our shares of Class A Common Stock and/or Class B Common Stock held by them which are subject to the voting agreement and agreed not to permit creation of any liens on such shares.

Share Distribution and Exchange

Following the date on which our stockholders adopt the merger agreement, but immediately prior to the exchange described in the following sentence, Coinmach Holdings will make an in-kind distribution of all of our shares of Class B Common Stock held by Coinmach Holdings to its members in accordance with the distribution and liquidation provisions of Coinmach Holdings’ limited liability company agreement. Following such distribution of shares, but before the effective time of the merger, the management stockholders will exchange, in the aggregate, 407,380 shares of our Class B Common Stock owned by them, representing approximately 0.77% of the outstanding shares of our Common Stock, for shares of Parent’s common stock, which represents approximately 1.74% of the outstanding shares of Parent’s common stock. See “The Exchange Agreement” beginning on page 89. Simultaneously with such exchange of shares to shares of common stock of Parent but prior to the effective time of the merger, each such management stockholder will sell the remainder of our shares of Class A Common Stock and/or Class B Common Stock held by such management stockholder to a person or persons designated by Babcock & Brown Spinco LLC, an affiliate of Parent, for cash in an amount equal to the product of the number of such shares sold by management stockholder and $13.55 (subject to any applicable withholding taxes).

Termination

The voting agreement will terminate on the earliest to occur of (a) the effective time of the merger, (b) the date on which our board of directors effect a change of recommendation in accordance with the terms of the merger agreement, (c) the date of termination of the merger agreement or (d) December 30, 2007.

Representations and Warranties

Coinmach Holdings has made representations and warranties to Parent regarding, among other matters:

•	beneficial ownership of shares of our Class B Common Stock;

•	absence of conflicts with, or violations of, applicable laws or other obligations, or creation of encumbrances on our shares of Class B Common Stock held by Coinmach Holdings, arising due to execution and delivery of the voting agreement and the consummation of transactions contemplated by the voting agreement;

•	legal capacity and/or organizational authority to execute and deliver the voting agreement, the due execution and delivery of the voting agreement and enforceability of the voting agreement against Coinmach Holdings;

•	absence of approvals, authorizations and waivers from governmental authorities or other persons for the execution and delivery of the voting agreement;

•	absence of litigation proceedings that could affect its ability to perform obligations under the voting agreement; and

•	no prior agreements with Parent prior to the approval of the voting agreement by our board of directors.

Each management stockholder made representations and warranties similar, with the necessary changes to reflect the different party, to those representations and warranties set forth in the first three bullet points described in the preceding paragraph to Parent with respect to our shares of Class A Common Stock and Class B Common Stock held by them subject to the voting agreement, and GTCR-CLC made representations and warranties similar, with the necessary changes to reflect the different party, to those representations and warranties set forth in the second bullet point described in the preceding paragraph to Parent and that it does not own any shares of our capital stock.

Parent has made representations and warranties to Coinmach Holdings, GTCR-CLC and management stockholders regarding its legal capacity and organizational authority to execute and deliver the voting agreement, the due execution and delivery of the voting agreement and enforceability of the voting agreement against Parent.

THE EXCHANGE AGREEMENT

This section of the proxy statement describes the material provisions of the exchange agreement entered into by Parent, each management stockholder, Coinmach Laundry Corporation (our wholly-owned subsidiary) and the Secretary of Coinmach Laundry Corporation, but it does not purport to describe all the provisions of the exchange agreement. We urge you to read the full text of the exchange agreement, which is attached as Annex C and incorporated by reference into this proxy statement.

General

Concurrently with the execution and delivery of the merger agreement, management stockholders, Coinmach Laundry Corporation and the Secretary of Coinmach Laundry Corporation entered into an exchange agreement with Parent.

Share Exchange

Following the in-kind distribution of our shares of Class B Common Stock held by Coinmach Holdings to its members as more fully described in the description of the voting agreement (see “The Voting Agreement” beginning on page 86), and prior to the effective time of the merger:

(a) Management stockholders will tender, in the aggregate, 407,380 shares of our Class B Common Stock owned by them, representing approximately 0.77% of the outstanding shares of our Common Stock, to Parent, in exchange for the issuance to such management stockholders of shares of common stock of Parent representing approximately 1.74% of the outstanding shares of Parent’s common stock, as set forth in the exchange agreement, and having the same aggregate value as our Class B Common Stock tendered by management stockholders;

(b) Simultaneously with the exchange of shares, management stockholders will repay in full in cash all outstanding principal and interest amounts due under those certain amended and restated promissory notes, dated as of March 6, 2003, made by each of them, in favor of Coinmach Laundry Corporation; and

(c) Immediately prior to the effective time of the merger and following the payment by management stockholders of outstanding amounts under promissory notes described in clause (b) above, Coinmach Laundry Corporation and the Secretary of Coinmach Laundry Corporation will release all of their security interests in and to all units of Coinmach Holdings and all shares of our Common Stock beneficially owned by management stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the common stock of Parent, following the completion of the merger, by (i) each of the Company’s directors, (ii) each of the Company’s Named

Executive Officers, (iii) all of the Company’s directors and the Company’s Named Executive Officers as a group and (iv) the equity investors in Parent as a group:

Name	Value	% of Class(1)

Directors and Executive Officers of the Company
Stephen R. Kerrigan	$3,600,000	1.13%
Robert M. Doyle	770,000	*
Michael E. Stanky	450,000	*
Ramon Norniella	200,000	*
James N. Chapman	500,000	*

All Officers and Directors as a group (5 persons)	$5,520,000	1.74%

Investor Group
Investor Group	$312,300,000	98.26%

Total	$317,820,000	100.00%

*	Does not exceed 1 percent of the issued and outstanding shares.

(1)	The percentage calculation excludes the 10% of the outstanding equity of Parent that will be reserved for issuance under Parent’s management equity incentive plan that will be established following completion of the merger. As of [•], 2007, there is no current plan as to whether or how many non-voting shares or options would be granted to any member of management or Mr. Chapman following the completion of the merger under such equity incentive plan. Members of management and other key employees, and not just the five people listed above, will be eligible to participate in Parent’s management equity incentive program. It is intended that Parent’s board of directors (or its committee) will make all decisions regarding Parent’s management equity incentive plan, including any awards thereunder, after consultation with the Chief Executive Officer of the Company (who will not participate in any decisions affecting his own awards). As of [•], 2007, the final structure of Parent’s management equity incentive program has not yet been determined, except that the initial grants of non-voting shares or options will vest ratably over five years from the date of any award, and different tranches of the non-voting shares or options will be subject to different hurdle rates or exercise prices that are equal to or greater than the fair market value of the common shares immediately following the closing. None of the non-voting shares or options would be issued at less than fair market value.

Conditions Precedent

The obligations of each management stockholder to consummate the transactions contemplated by the exchange agreement are subject to, among others:

•	satisfaction or waiver of conditions to consummation of the merger (see “The Merger Agreement — Conditions to the Merger” beginning on page 80);

•	purchase of our shares of Class A Common Stock and Class B Common Stock owned by management stockholders not exchanged for shares of common stock of Parent by one or more designees of Babcock & Brown Spinco LLC, before the merger and simultaneously with the exchange of management stockholders’ shares of our Common Stock for Parent’s shares of common stock;

•	contribution of cash and shares of our Common Stock acquired from management stockholders by Babcock & Brown Spinco LLC or its designees and other investors to Parent in exchange for capital stock in Parent, so that, immediately after consummation of the transactions under the exchange agreement and the contributions, Babcock & Brown Spinco LLC or such designees, such other investors and management stockholders are in control (within the meaning of section 368(c) of the Code) of Parent; and

•	certain provisions are included in the stockholders agreement of Parent and are binding on Babcock & Brown Spinco LLC, its designees and management stockholders.

Stockholders Agreement

The exchange agreement provides that Parent, Babcock & Brown Spinco LLC, management stockholders and certain other investors in Parent shall enter into a Stockholders Agreement prior to closing of the merger agreement.

Release

Effective as of the effective time of the merger and upon the consummation of the transactions contemplated by the exchange agreement, management stockholders will release and discharge the Company from all claims and liabilities relating to our shares of Class A Common Stock and/or Class B Common Stock owned by management stockholders.

Representations and Warranties

Each management stockholder, jointly but not severally, has made representations and warranties to the other parties to the exchange agreement regarding, among other matters:

•	legal capacity to execute and deliver the exchange agreement, the due execution and delivery of the exchange agreement and enforceability of the exchange agreement against such management stockholder;

•	power to vote and dispose of shares of the Company’s Common Stock beneficially owned by management stockholders, free and clear of liens and other restrictions;

•	ownership of shares of our Common Stock;

•	no other agreements of such management stockholder with respect to the acquisition or disposition of shares of our Common Stock to be rolled over or the voting of such shares;

•	absence of violations of, or defaults under, any contract, agreement or judicial ruling, and absence of consents or authorizations from governmental entities and other persons other than those described in the exchange agreement, arising from the execution and delivery of the exchange agreement; and

•	securities laws matters.

Parent has made representations and warranties to the other parties to the exchange agreement regarding, among other matters:

•	legal capacity and organizational authority to execute and deliver the exchange agreement, the due execution and delivery of the exchange agreement and enforceability of the exchange agreement against Parent;

•	absence of violations of, or defaults under, any contract, agreement or judicial ruling, and absence of consents or authorizations from governmental entities and other persons arising from the execution and delivery of the exchange agreement; and

•	shares of common stock of Parent to be issued to management stockholders.

Termination of Exchange Agreement

If after the consummation of the transactions contemplated by the exchange agreement, the merger agreement is terminated in accordance with the terms of the merger agreement, then the exchange of shares between management stockholders and Parent will become void. In such an event, management stockholders will return to Parent the shares of common stock of Parent received by management stockholders, and Parent will return to management stockholders shares of our Class B Common Stock tendered to Parent by management stockholders.

STATUTORY APPRAISAL RIGHTS

Under the Delaware General Corporation Law (which we refer to as the “DGCL”), you have the right to decline to accept the consideration offered in the merger and to receive payment in cash for the fair value of your Coinmach Service Corp. Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

Pursuant to Section 262 of the DGCL, if you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York, 11803, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder thereby to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Pursuant to Section 262 of the DGCL, within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Common Stock. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that opinions by financial advisors as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF THE COMPANY’S INCOME DEPOSIT SECURITIES
AND CLASS A COMMON STOCK

Class A Common Stock

Shares of Class A Common Stock are listed on the American Stock Exchange under the trading symbol “DRA.” The following table sets forth for the periods indicated the high and low sales prices for the Class A Common Stock reported on the American Stock Exchange and the cash dividends per share of our Class A Common Stock:

Fiscal Quarter Ended	High	Low	Cash Dividends

March 31, 2006	$10.45	$9.00	$0.20615
Fiscal Year ended March 31, 2007:
June 30, 2006	$10.55	$8.97	$0.20615
September 30, 2006	$10.27	$9.50	$0.20615
December 31, 2006	$12.15	$9.70	$0.20615
March 31, 2007	$12.00	$10.02	$0.20615
Fiscal Year Ending March 31, 2008:
June 30, 2007	$13.90	$10.51	$0.20615

As of June 1, 2007, Cede & Co. (nominee of DTC) holds our outstanding shares of Class A Common Stock on behalf of several participants in the DTC system, which in turn hold on behalf of beneficial owners.

On June 14, 2007, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for our Class A Common Stock and units of our income deposit securities as reported on the American Stock Exchange was $11.71 per share and $19.29 per unit, respectively. On [    ●    ], 2007, the last practicable trading day before the mailing of this proxy statement, the closing sale price for our Class A Common Stock and units of our income deposit securities as reported on the American Stock Exchange was $[    ●    ] per share and $[    ●    ] per unit, respectively. Stockholders should obtain a current market quotation for our Class A Common Stock and units of our income deposit securities before making any decision with respect to the merger. As of [    ●    ], 2007, there were an estimated [    ●    ] holders of our Class A Common Stock and Class B Common Stock (of which, [    ●    ] are holders of record).

Income Deposit Securities

Our income deposit securities, which we sometimes refer to as “IDSs”, are listed on the American Stock Exchange under the trading symbol “DRY.” The following table sets forth for the periods indicated the high and low sales prices for the IDSs reported on the American Stock Exchange and the cash distribution per unit of our IDSs.

Fiscal Quarter Ended	High	Low	IDS Distribution

Fiscal Year ended March 31, 2006:
June 30, 2005	$13.56	$12.70	$0.375
September 30, 2005	$13.99	$13.14	$0.375
December 31, 2005	$15.85	$13.72	$0.375
March 31, 2006	$17.00	$14.75	$0.375
Fiscal Year ended March 31, 2007:
June 30, 2006	$17.45	$16.12	$0.375
September 30, 2006	$18.20	$16.55	$0.375
December 31, 2006	$18.90	$16.61	$0.375
March 31, 2007	$19.50	$18.09	$0.375
Fiscal Year Ending March 31, 2008:
June 30, 2007	$20.99	$18.99	$0.375

As of June 1, 2007, Cede & Co. (nominee of DTC) holds our outstanding income deposit securities on behalf of several participants in the DTC system, which in turn hold on behalf of beneficial owners.

Dividends

Pursuant to a dividend policy that was adopted by our board of directors in connection with the public offering of our Class A Common Stock in February 2006, we declare and pay regular quarterly dividends on the Class A Common Stock (and distributions on our units of income deposit securities) and dividends no more frequently than annually on the Class B Common Stock. On February 1, 2007, our board of directors declared a quarterly cash dividend of $0.20615 per share of Class A Common Stock (or approximately $6.0 million in the aggregate), which cash dividend was paid on March 1, 2007 to holders of record as of the close of business on February 26, 2007. On May 9, 2007, our board of directors declared a quarterly cash dividend of $0.20615 per share on the Class A Common Stock, and a cash dividend of $0.42782 per share on the Class B Common Stock for the fiscal year ended March 31, 2007, in each case payable to holders of record on May 25, 2007, which was paid on June 1, 2007. The merger agreement does not restrict the ability of the Company to continue to declare or pay dividends on its outstanding shares of Class A Common Stock (and distributions on our units of income deposit securities) and Class B Common Stock in accordance with its stated dividend policy; provided, however that if the merger is consummated on or prior to November 30, 2007, the Company will not pay any dividends on its shares of Class A Common Stock that in accordance with its stated dividend policy would otherwise be payable on December 1, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 1, 2007, there were 29,263,595 shares of Class A Common Stock and 23,374,450 shares of Class B Common Stock issued and outstanding. The following table sets forth certain information, as of July 1, 2007, regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock by: (i) each of the Company’s directors, (ii) each of the Named Executive Officers, (iii) all of the Company’s directors and the Named Executive Officers as a group and (iv) each beneficial owner of more than 5 percent of the Class A Common Stock or Class B Common Stock:

	Class A Common Stock			Class B Common Stock		% of Aggregate
Name(1)	# of Shares	% of Class		# of Shares	% of Class	Voting Power

Directors and Executive Officers
Coinmach Holdings, LLC	—	—		23,374,450	100%	61.5%
Stephen R. Kerrigan	54,444		*	—	—	*
Mitchell Blatt	28,333		*	—	—	*
Robert M. Doyle	41,611		*	—	—	*
Michael E. Stanky	22,292		*	—	—	*
Ramon Norniella	15,556		*	—	—	*
James N. Chapman	39,111		*	—	—	*
Bruce V. Rauner(2)	—	—		23,374,450	100%	61.5%
David A. Donnini(2)	—	—		23,374,450	100%	61.5%
John R. Scheessele	9,667		*	—	—	*
Woody M. McGee	4,167		*	—	—	*
William M. Kelly	4,167		*	—	—	*
All Officers and Directors as a group (11 persons)(2)(3)	219,348		*	23,374,450	100%	61.8%
Other Stockholders
GTCR-CLC, LLC(2)(4)	—	—		23,374,450	100%	61.5%
FMR Corp.(5)(6)	3,015,900	10.3%		—	—	4.0%
The Northwestern Mutual Life Insurance Company(7)(8)	1,450,000	5.0%		—	—	1.9%
Wellington Management Company, LLP(9)(10)	2,314,920	7.9%		—	—	3.0%

*	Does not exceed 1 percent of the issued and outstanding shares.

(1)	All addresses for directors and executive officers are c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	All shares of Class B Common Stock shown are held by Coinmach Holdings, GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member, is a member of and effectively controls Holdings. Messrs. Rauner and Donnini are principals of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. and GTCR Mezzanine Partners, L.P. Messrs. Rauner and Donnini disclaim beneficial ownership of such shares.

(3)	In calculating the Common Stock beneficially owned by executive officers and directors as a group, the Common Stock owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(4)	Address is C/O GTCR Golden Rauner LLC, Sears Tower #6100, Chicago, Illinois 60606-6402.

(5)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007. Based on such information, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the securities as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Additionally, the ownership of one investment company, Fidelity Capital & Income Fund, amounted to 1,522,000 shares or approximately 5.2% of the Class A Common Stock outstanding.

(6)	Address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) with the SEC on February 6, 2007. Based on such information, 1,450,000 shares of Class A Common Stock are beneficially owned, of which 1,400,000 shares are owned directly by The Northwestern Mutual. Northwestern Mutual may be deemed to be the indirect beneficial owner of 50,000 shares, which are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (“GASA”).

(8)	Address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202.

(9)	Address is 75 State Street, Boston, Massachusetts 02109.

(10)	Beneficial ownership is based on information contained in a Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2007. Based on such information, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 2,314,920 shares.

Coinmach Holdings LLC

The following table sets forth certain information, as of July 1, 2007, regarding beneficial ownership of Coinmach Holdings’ equity interests by: (i) each of the Company’s directors, (ii) each of the Named Executive Officers, (iii) all of the Company’s directors and the Named Executive Officers as a group and (iv) each beneficial owner of more than 5 percent of Coinmach Holdings’ equity interests:

	Number of Units			Percent of Each Unit Class
		Class C			Class C
Name(1)	Common Units	Preferred Units		Common Units	Preferred Units

Directors and Executive Officers
Stephen R. Kerrigan(2)	11,101,157	2,917.97		6.15%	2.18%
Mitchell Blatt	9,705,710	3,478.87		5.37%	2.60%
Robert M. Doyle	6,245,208	523.59		3.46%	*
Michael E. Stanky	3,147,777	283.61		1.74%	*
Ramon Norniella	1,389,655	60.64		*	*
James N. Chapman	3,180,574	105.69		1.76%	*
Bruce V. Rauner(3)	120,060,039	104,730.68		66.46%	78.38%
David A. Donnini(3)	120,060,039	104,730.68		66.46%	78.38%
John R. Scheessele	—	—		—	—
Woody M. McGee	—	—		—	—
William M. Kelly	—	—		—	—
All Officers and Directors as a group (11 persons)(2)(3)(4)	154,830,120	112,101.05		85.71%	83.89%
Other Stockholders
GTCR-CLC, LLC(3)(6)	120,060,039	104,730.68	(7)	66.46%	78.38%
Filbert Investment Pte Ltd.(8)	15,384,615	13,405.66		8.52%	10.03%
W Capital Partners, L.P.(9)(10)	—	6,702.84		—	5.02%

*	Percentage of units beneficially owned does not exceed 1% of the outstanding units of such class.

(1)	All directors and stockholders’ addresses are c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	All common units and Class C preferred units are beneficially owned by MCS Capital, Inc., a corporation controlled by Mr. Kerrigan.

(3)	116,133,474 common units and 101,195.000 Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the managing member, 3,926,565 common units and 3,535.680 Class C preferred units are held by GTCR Capital Partners, L.P., of which GTCR Golder Rauner, L.L.C. is the General Partner. Mr. Rauner and Mr. Donnini are principals of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Messrs. Rauner and Donnini disclaim beneficial ownership of such units.

(4)	In calculating the common units beneficially owned by executive officers and directors as a group, 120,060,039 common units and 104,730.68 Class C preferred units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(5)	In calculating the Class C preferred units beneficially owned by the executive officers and directors as a group, 101,195.000 Class C preferred units owned by GTCR-CLC, LLC and 3,535.680 Class C preferred units owned by GTCR Capital Partners, L.P. and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(6)	Address is C/O GTCR Golden Rauner LLC, Sears Tower #6100, Chicago, Illinois 60606-6402.

(7)	Includes 3,535.680 Class C preferred units owned by GTCR Capital Partners, L.P., an affiliate of GTCR-CLC, LLC.

(8)	Address is 255 Shoreline Drive, Suite 600, Redwood City, California 94065.

(9)	Address is One East 52nd Street, New York, New York 10022.

(10)	TCW affiliates owned approximately 7,692,311 common units and 6,703 Class C preferred units as follows: (a) TCW Crescent Mezzanine Partners II, L.P. owns 4,953,193 common units and 4,316 Class C preferred units; (b) TCW Crescent Mezzanine Trust II owns 1,200,655 common units and 1,046 Class C preferred units; (c) TCW Leveraged Income Trust, L.P. owns 512,821 common units and 447 Class C preferred units; (d) TCW Leveraged Income Trust II, L.P. owns 512,821 common units and 447 Class C preferred units; and (e) TCW Leveraged Income Trust IV, L.P. owns 512,821 common units and 447 Class C preferred units. In November 2006, these TCW affiliates sold their Class C preferred units to W Capital Partners, L.P.

OTHER MATTERS

Future Stockholder Proposals

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any 2007 annual meeting will be held more than 30 days after the anniversary of the 2006 annual meeting of stockholders, stockholder proposals to be considered timely for inclusion in the 2007 proxy statement for the 2007 Annual Meeting must be received in writing at the principal executive offices of Coinmach Service Corp. a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to our Corporate Secretary at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Your notice must also contain specific information set forth in our by-laws. As of the date of this proxy statement, the Company has not received any stockholder proposals for consideration at our 2007 annual meeting of stockholders.

A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our by-laws. Please note that these requirements are separate from the Securities and Exchange Commission’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803, Attention: Corporate Secretary.

Multiple Stockholders Sharing One Address

The Securities and Exchange Commission has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803, Attention:  Corporate Secretary, or by calling our Corporate Secretary at (516) 349-8555.

In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Coinmach Service Corp.’s Corporate Secretary at the address and phone number set forth in the prior sentence.

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters in accordance with their discretion.

2007 Annual Meeting of Stockholders

This special meeting of stockholders of the Company is being held to consider and vote on the merger agreement and the proposed merger. Accordingly, the Company has delayed scheduling its 2007 annual meeting of stockholders pending the outcome of this special meeting of stockholders.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Coinmach Service Corp. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information filed by the Company at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Coinmach Service Corp.’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

Our public filings are also available free of charge on our web site at http://www.coinmachcorp.com. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Coinmach Service Corp.
303 Sunnyside Blvd., Suite 70
Plainview, New York 11803
Attention: Corporate Secretary
(516) 349-8555

If you would like to request documents, please do so by [    ●    ], 2007 in order to receive them before the special meeting.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [    ●    ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
COINMACH SERVICE CORP.,
SPIN HOLDCO INC.
and
SPIN ACQUISITION CO.

Dated as of June 14, 2007

i

Exhibits

Exhibit A	Defined Terms	A-39
Exhibit B	Company Knowledge	A-45
Exhibit C	Parent Knowledge	A-46

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2007 (this “Agreement”), is made by and among Coinmach Service Corp., a Delaware corporation (the “Company”), Spin Holdco Inc., a Delaware corporation (“Parent”), and Spin Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of each of the Company (the “Company Board of Directors”), Parent (the “Parent Board of Directors”) and Merger Sub (the “Merger Sub Board of Directors”) has approved this Agreement, pursuant to which Merger Sub shall be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of (i) class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), including the shares of Class A Common Stock underlying the units of IDS (as defined below), and (ii) class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock, are referred to collectively as the “Shares”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than Excluded Shares (as defined in Section 2.1(a)), being converted into the right to receive $13.55 cash (such price, the “Merger Consideration”), without interest, all upon the terms and conditions set forth herein;

WHEREAS, the parties hereto intend that the Company shall survive the Merger as a wholly owned subsidiary of Parent;

WHEREAS, Parent, Coinmach Holdings, LLC, a Delaware limited liability company and a stockholder of the Company (“Coinmach Holdings”), GTCR-CLC, LLC, a Delaware limited liability company, and certain individuals listed on Annex A attached thereto, will enter into a Voting Agreement simultaneously herewith (the “Voting Agreement”), which has been approved by the Company Board of Directors for the purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1.   The Merger.  On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in this Agreement and the DGCL.

1.2.   Closing.  The closing of the Merger (the “Closing”) shall take place (i) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York at 9:00 A.M. on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”), provided that such Closing Date shall not be earlier than September 28, 2007, unless Parent has notified the Company in writing that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the transactions contemplated hereby.

1.3.   Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4.   The Certificate of Incorporation of the Surviving Corporation.  Subject to Section 4.10, at the Effective Time and without any further action on the part of the Company, Parent or Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Coinmach Service Corp.”, until thereafter changed, amended or repealed as provided therein and in accordance with applicable Law; provided, that the Certificate of Incorporation shall include provisions substantially identical to Article VII of the Amended and Restated Certificate of Incorporation of the Company immediately prior to the date hereof; provided, further, that in no event shall such provisions of Article VII of the Amended and Restated Certificate of Incorporation of the Company immediately prior to the date hereof be amended prior to the sixth (6th) anniversary of the Effective Time, in a manner adverse to the rights of the beneficiaries of such provisions of Article VII prior to the Effective Time.

1.5.   The By-Laws of the Surviving Corporation.  Subject to Section 4.10, at the Effective Time and without any further action on the part of the Company, Parent or Merger Sub, the by-laws of the Surviving Corporation (“By-Laws”), until thereafter changed or amended or repealed as provided therein and in accordance with applicable Law, shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Coinmach Service Corp.”.

1.6.   Directors.  The parties hereto shall take all actions necessary so that the directors of Merger Sub as of the Effective Time, from and after the Effective Time, shall serve as directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

1.7.   Officers.  The parties hereto shall take all actions necessary so that the officers listed on Section 1.7 of the Company Disclosure Letter shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

2.1.   Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a)  Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company except, in the case of clauses (i) and (ii), for any such Shares held on behalf of third parties, and (iii) Dissenting Shares (each Share referred to in clauses (i) and (ii) being a “Cancelled Share” and collectively, “Cancelled Shares” and each Share referred to in clauses (i) through (iii) being an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted automatically into and thereafter shall represent the right to receive in cash an amount equal to the Merger Consideration, less any withholding taxes as provided in Section 2.2(f). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any Share (other than any Excluded Share) (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration for each Share, without interest, and each certificate formerly representing Dissenting Shares shall thereafter represent only the right to receive the payment to which reference is made in Section 2.1(d).

(b)  Cancellation of Shares.  Each Cancelled Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)  Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)  Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to demand and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration for each such Dissenting Share, but instead holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for each such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

(e)  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2.   Exchange of Certificates.

(a)  Paying Agent.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited to a paying agent which is a U.S. bank or trust company that shall be appointed by Parent with the Company’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares (and Restricted Shares), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and (ii) the Restricted Shares Consideration payable pursuant to Section 2.3 (such cash deposited with the Paying Agent being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from any investment of the Exchange Fund as directed by Parent shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent.

(b)  Exchange Procedures.  Promptly, but in any event within ten (10) Business Days, after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or in the case of Shares represented by book-entry (“Book-Entry Shares”), upon adherence to the procedures set forth in the letter of transmittal to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or, in the case of Book-Entry Shares, the surrender of such Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or of Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(f)) equal to (x) the number of Shares represented by such Certificate or book-entry (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate formerly representing such Shares or Book-Entry Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration per Share (after giving effect to any required tax withholdings as provided in Section 2.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws).

(e)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(f)  Withholding Rights.  Each of Parent and the Surviving Corporation, on behalf of itself (or any of their Subsidiaries that are withholding agents in respect of compensatory payments), shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (whether pursuant to the Merger or otherwise) to any holder of Shares (including, for the avoidance of doubt, Restricted Shares) such amounts that are required to be deducted or withheld with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules, and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law (other than any deduction or withholding under Sections 897 or 1445 of the Code if the Company provides Parent with the certificate described in Section 5.1(e) and the proof described in Section 4.18 on or before the Closing Date). To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

2.3.   Treatment of Stock Plans.

(a)  Treatment of Restricted Stock.  At the Effective Time, each award of restricted Class A Common Stock granted under the Company’s 2004 Long-Term Incentive Plan and the Company’s 2004 Unit Incentive Sub-Plan (collectively, the “Company Stock Plans”) (each outstanding restricted stock award, a “Restricted Share”) shall no longer be subject to vesting, performance, forfeiture or other restriction provisions imposed on such Restricted Shares by their terms immediately prior to the Effective Time, and be converted automatically, by virtue of the Merger, into a right to receive the Merger Consideration as provided in Section 2.1(a) (the “Restricted Shares Consideration”), except, subject to prior written notice to the Company on or prior to the Effective Time, as otherwise agreed between Parent and the holder of a Restricted Share.

(b)  Corporate Actions.  At or prior to the Effective Time, Parent and the Company shall cooperate in taking all commercially reasonable efforts necessary or advisable to effectuate the provisions of Section 2.3(a) (without expenditure of funds).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.   Representations and Warranties of the Company.  Except as set forth in (i) the disclosure letter delivered to Parent by the Company (the “Company Disclosure Letter”) or (ii) the Company Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 3.1.  Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in any other section of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face.

(a)  Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent or its Affiliates a complete and correct copy of the certificates of incorporation and by-laws or equivalent organizational documents of the Company and its Subsidiaries, each as amended to date. Section 3.1(a) of the Company Disclosure Letter accurately and completely lists each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

(b)  Capital Structure.  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 29,260,030 shares of Class A Common Stock were outstanding as of the close of business on May 23, 2007, of which (x) 13,350,911 shares of Class A Common Stock are part of IDSs and

(2) 238,843 are Restricted Shares, (ii) 100,000,000 shares of Class B Common Stock of which 23,374,450 shares of Class B Common Stock were outstanding as of the close of business on May 23, 2007; and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of the date hereof. As of the close of business on May 23, 2007, no shares of Class A Common Stock and no shares of Class B Common Stock were held in Treasury or by Subsidiaries of the Company. As of May 23, 2007, the Company had 13,350,911 IDSs issued and outstanding consisting of 13,350,911 shares of Class A Common Stock and $81,974,593.54 aggregate principal amount of Notes. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares reserved for issuance other than, as of May 23, 2007, (A) 13,350,911 shares of Class A Common Stock reserved for issuance in connection with separation or recombination of IDSs and (B) 2,597,886 shares of Class A Common Stock reserved for issuance by the Company Board of Directors pursuant to Company Stock Plans. Section 3.1(b) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Restricted Share, including the holder, date of grant and number of such Restricted Shares. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except pursuant to the Company Stock Plans and as provided in the Amended and Restated Certificate of Incorporation of the Company, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, other than any shares of Class A Common Stock which are part of IDSs.

(c)  Corporate Authority; Approval; Fairness and Vote Required.  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the voting power of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and, to general equity principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(ii)  As of the date hereof, the Company Board of Directors, at a duly called and held meeting, has unanimously adopted resolutions: (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (B) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (C) recommending that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby (the “Recommendation”) and directing that this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting; (D) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (E) receiving the opinion of its financial advisor, Houlihan Lokey Howard & Zukin, to the effect that as of the date of such opinion the Merger Consideration is fair from a financial point of view to the holders of shares of Class A Common Stock (other than members of the Company’s management that will retain or acquire an equity interest in the Company, GTCR — CLC, LLC and their respective Affiliates, Parent and its Subsidiaries and any other Person excluded by Houlihan Lokey Howard & Zukin from such opinion), a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or its Affiliates. The Company Board of Directors has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) under Section 203 of the DGCL or any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, the Voting Agreement or the consummation of the transactions in the manner contemplated hereby and thereby. Except for the Company Stockholders Approval and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.

(iii)  The holders of the Class A Common Stock and the Class B Common Stock will vote together as a single class for purposes of the Company Stockholders Approval, and the affirmative vote of a majority of the voting power of such single class will be sufficient for the adoption of this Agreement and the Merger pursuant to such Company Stockholders Approval. For purposes of the Company Stockholders Approval, (A) each share of Class A Common Stock is entitled to one (1) vote; and (B) each share of Class B Common Stock is entitled to two (2) votes.

(d)  Governmental Filings; No Violations; Certain Contracts.  (i) Other than (A) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (B) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (C) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement in connection with the Company Stockholders Approval, (D) compliance with the rules and regulations of the American Stock Exchange, (E) compliance with any applicable foreign or state securities or blue sky laws and (F) the filings or notices that are required and customary pursuant to any state environmental transfer statutes (collectively, clauses (A) through (F), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, including, but not limited to, any exchange on which securities of the Company are traded or listed (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not reasonably likely to have a Company Material Adverse Effect.

(ii)  Except as set forth in Section 3.1(d)(ii) of the Company Disclosure Letter, assuming compliance with the matters referenced in Section 3.1(d)(i), receipt of the Company Approvals and the receipt of the Company Stockholders Approval, the execution and delivery of this Agreement by the Company do not, and performance of this Agreement by the Company, including the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act binding the Company or any of its Subsidiaries or any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation or acceleration that is not reasonably likely to have a Company Material Adverse Effect.

(e)  Company Reports; Financial Statements.  (i) The Company has made available to Parent or its Affiliates all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since March 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports filed since the Applicable Date and prior to the date hereof, at the time of its filing (or if amended, as of the date of the last such amendment prior to the date hereof) with or being furnished to the SEC, did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports complied, when filed, as to form in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder.

(ii)  As of the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

(iii)  As of the date hereof, the Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder.

(iv)  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date hereof (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date hereof (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(v)  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is accumulated and communicated to individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Applicable Date, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company Report has been so disclosed.

(vi)  Except as set forth in Section 3.1(e)(vi) of the Company Disclosure Letter, no officer or director of the Company or any of its Subsidiaries or any of such officers’ or directors’ immediate family members or Affiliates has any material interest, direct or indirect, in (x) any Contract or commitment to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (y) any property or asset used or owned by the Company or any of its Subsidiaries or (z) any material supplier to the Company or its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 5% or less of any class of such security shall not be deemed to be an interest for purpose of this Section 3.1(e)(vi).

(f)  Absence of Certain Changes.  Except as set forth in Section 3.1(f) of the Company Disclosure Letter or as disclosed in the Company Reports, since December 31, 2006 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i)  any adoption of or proposal for any changes to the certificate of incorporation or by-laws or other applicable governing instruments of the Company or any of its Subsidiaries;

(ii)  any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments that, in each case, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(iii)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions (x) by any direct or indirect wholly owned Subsidiary to the Company or to any direct or indirect wholly owned Subsidiary of the Company, (y) other than pursuant to any Company Stock Plan, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries or (z) in accordance with the Company’s stated dividend policy);

(iv)  any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or any material write up, write down or write off of the book value of any assets of the Company or any of its Subsidiaries;

(v)  (A) any increase in the compensation payable or to become payable to its directors, officers or employees with annual base compensation of (x) less than $100,000, except for an increase not in excess of 3.0% of their then respective compensation in the ordinary course of business (without taking into consideration, with respect to directors, officers or employees with annual base compensation of less than $75,000, any bonus payments), and (y) $100,000 or more, or (B) any establishment, adoption or material amendment of any collective bargaining agreement, Company Stock Plan or Benefit Plan, except to the extent required by applicable Laws;

(vi)  any material amendment, modification, supplement, waiver or termination (other than termination in accordance with its terms) of any Material Contract;

(vii)  any transfer, sale, lease, license, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment or other disposition of any material assets, product lines or businesses of the Company or any of its Subsidiaries, except for obsolete assets or any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment or other disposition in the ordinary course of business consistent with past practice; or

(viii)  any agreement to do any of the foregoing.

(g)  Litigation and Liabilities.  (i) Section 3.1(g)(i) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending against the Company or any of its Subsidiaries, except those that are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole.

(ii)  Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (x) obligations or liabilities set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (y) obligations or liabilities that would not be required under GAAP to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP and (z) obligations or liabilities incurred in the ordinary course of business that are not reasonably likely to have a Company Material Adverse Effect.

(h)  Employee Benefits.

(i)  Each Benefit Plan, and each Coinmach Holdings Benefit Plan, is listed on Section 3.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans and Coinmach Holdings Benefit Plans

listed in Section 3.1(h)(i) of the Company Disclosure Letter, including a written description of any unwritten Benefit Plan and, if applicable, any trust instruments, insurance contracts, summary plan descriptions, actuarial reports (and accompanying schedules, if any), the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Benefit Plan and all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, Form 5500s for the two (2) most recent years and all amendments thereto have been provided or made available to Parent or its Affiliates.

(ii)  Except to the extent that any breach of the representations set forth in this sentence would not reasonably be excepted to have a Company Material Adverse Effect, (a) each Benefit Plan is in material compliance, in form and operation, with its terms, ERISA, the Code and other applicable Laws; (b) each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS, and is awaiting receipt of a response) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation or denial of any such determination letter or opinion letter; (c) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to any employee benefit plan within the meaning of Section 3(3) of ERISA, or any “multiemployer plan” within the meaning of Section 3(37) of ERISA, that is subject to Title IV of ERISA; (d) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 or 4976 of the Code; (e) no liability, claim, action or litigation, has been made, commenced or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (f) all contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made.

(iii)  Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed and final regulations thereunder, IRS Notice 2005-1, Notice 2005-91, Notice 2006-33, Notice 2006-79 and Notice 2006-100, except for such noncompliance as would not be material.

(iv)  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in Article II, this Section 3.1(h), Section 4.1(p) and listed on Section 3.1(h)(iv) of the Company Disclosure Letter, (B) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in this Section 3.1(h), Section 4.1(p) and listed on Section 3.1(h)(iv) of the Company Disclosure Letter, or (C) result in any forgiveness of indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan. Except as set forth in Section 3.1(h)(iv) of the Company Disclosure Letter, no payment (within the meaning of Section 280G of the Code) by Coinmach Holdings, the Company or any Subsidiary of the Company to any employee or former employee of the Company or any Subsidiary of the Company would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the Merger and the transactions contemplated hereby (alone or in combination with any event set forth in the Company Disclosure Letter or a Benefit Plan or a Coinmach Holdings Benefit Plan). Except as set forth in Section 3.1(h)(iv) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from the Company or any of its Subsidiaries or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(v)  Section 3.1(h)(v) of the Company Disclosure Letter sets forth a list of the officers, directors and employees of the Company and its Subsidiaries who, as of the date hereof, hold common units, Class C preferred units or any other equity interest in Coinmach Holdings, and in the case of each such officer or employee, (A) the number and type of units or other equity interest held; and (B) the percentage of ownership interest in Coinmach Holdings.

(i)  Compliance with Laws; Permits.  (i) Since March 31, 2006, neither the Company nor any of its Subsidiaries has been in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.1(i)(i) of the Company Disclosure Letter, as of the date hereof, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending. Notwithstanding anything contained in this Section 3.1(i) to the contrary, no representation or warranty shall be deemed to be made in this Section 3.1(i) in respect of the matters referenced in Section 3.1(e), 3.1(h), 3.1(m) or 3.1(o), each of which matters is addressed by other sections of this Agreement.

(ii)  As of the date hereof, each of the Company and its Subsidiaries has obtained and is in material compliance with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted.

(j)  Material Contracts.  (i) Section 3.1(j)(i) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A)  any Contract required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B)  any lease or sublease of real or personal property providing for annual rentals of $500,000 or more (each, a “Lease”);

(C)  any Contract that is both (x) reasonably likely to result in annual payments to the Company and its Subsidiaries of more than $1,000,000 and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice;

(D)  other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary of the Company, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 10% voting or economic interest, or any interest with a book value of more than $1,000,000 without regard to percentage voting or economic interest;

(E)  any Contract (other than among the Company and any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness of less than $10,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(F)  any Contract that involves ongoing limitations, on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(G)  any agreement with Coinmach Holdings or its Affiliates (other than the Company and any of its Subsidiaries);

(H)  any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates;

(I)  any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares (the Contracts described in clauses (A) — (I), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii)  A true and complete copy of each Material Contract has previously been delivered or made available to Parent or its Affiliates and each such Contract is valid, binding and enforceable against the Company and, to the knowledge of the Company, the other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Contract, except for such defaults or breaches as are not reasonably likely to have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract.

(k)  Real Property.  (i) The Company or one of its Subsidiaries, as applicable, has good title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”) which is material to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, free and clear of any Encumbrance. There are no outstanding options or rights of first refusal to purchase any Owned Real Property, which is material to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, or any portion thereof or interest therein.

(ii)  With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, binding and enforceable against the Company and, to the knowledge of the Company, the other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception, and none of the Company or any of its Subsidiaries and, to the knowledge of the Company, none of the other parties thereto, are in breach of or default under such lease or sublease, except in each case, for such breaches or defaults, that are not reasonably likely to have a Company Material Adverse Effect.

(iii)  Section 3.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of the top twenty-five (25) Leases measured in each case by dollar volume of gross revenue generated by such Lease during the year ended March 31, 2007.

(iv)  Section 3.1(k)(iv) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(l)  Takeover Statutes.  Except as set forth in Section 3.1(l) of the Company Disclosure Letter, to the knowledge of the Company, no Takeover Law is applicable to the Company, the Shares, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement. The Company Board of Directors has resolved to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

(m)  Environmental Matters.  Except as is not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries, as of the date hereof, are in compliance with all applicable Environmental Laws; (ii) as of the date hereof, no property owned or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law; and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any claims alleging liability under any Environmental Law.

(n)  Taxes.  Except as set forth in Section 3.1(n) of the Company Disclosure Letter, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, in all material respects; (B) have paid all material Taxes that are required to be paid by them; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains effective. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, all material Taxes that the Company or any of its Subsidiaries are required by law to withhold from amounts paid to any employee, creditor or third party have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, there are not pending any audits, examinations or, to the knowledge of the Company, investigations in respect of Taxes or Tax matters, and none of the Company and its Subsidiaries is liable for Taxes of any Person other than the Company or any of its Subsidiaries by reason of being a member of a consolidated, combined, unitary or other affiliated group of which such other Person was a member or by reason of being a transferee pursuant to an agreement involving the acquisition of the assets of another Person. The Company has made available to Parent or its Affiliates true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended March 31, 2005, 2004 and 2003.

(o)  Labor Matters. Section 3.1(o)  of the Company Disclosure Letter accurately and completely lists each collective bargaining agreement or other Contract with a labor union or labor organization, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound. Neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that are listed on Section 3.1(o) of the Company Disclosure Letter or that are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.1(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. There is no pending, nor has there been for the past five (5) years (or such shorter period as the Company has owned its Subsidiary), any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries other than those which are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable Laws pertaining to employment of employees, including but not limited to laws respecting employment and employment practices, terms and conditions of employment and wages and hours, classification of employees, equal employment entitlements, prohibited discrimination and unfair labor practices, except as would not reasonably be likely to have a Company Material Adverse Effect. The Company has previously made available to Parent or its Affiliates correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

(p)  Intellectual Property.  Except for such insufficiencies or failures to survive as are not reasonably likely to have a Company Material Adverse Effect, as of the date hereof, the Company has sufficient rights to use all Intellectual Property used in its business as presently conducted. Section 3.1(p) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by the Company, indicating for each Registered Intellectual Property the registration or application number and the applicable filing jurisdiction. To the knowledge of the Company, the Company does not infringe or otherwise violate the Intellectual Property rights of any third party, other than such violations that are not reasonably likely to have a Company Material Adverse Effect.

(q)  Insurance.  Section 3.1(q)  of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Company has made such insurance policies available to Parent or its Affiliates prior to the date hereof. Each insurance policy listed on Section 3.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. The Company and its Subsidiaries maintain policies for insurance coverage in such amounts and against such risks and losses as are, in the Company’s sole judgment, reasonable for the assets and properties of the Company and its Subsidiaries and as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance). The Current Premium as of the date hereof is $326,331.

(r)  Brokers and Finders.  Neither the Company nor its Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Deutsche Bank Securities Inc. and Merrill Lynch & Co., Inc. as its financial advisors.

(s)  Proxy Statement; Other Information.  The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company shall not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.

(t)  Suppliers.  Section 3.1(t) of the Company Disclosure Letter sets forth a list of the ten (10) largest suppliers (including service providers) (measured in each case by dollar volume of gross payments made by the Company or its Subsidiaries during the year ended March 31, 2007) of the Company and its Subsidiaries, taken as a whole. There exists no actual, and, to the knowledge of the Company, threatened, termination, cancellation or material limitation of, or material change in, the business relationship of the Company or its Subsidiaries with any of the suppliers listed on Section 3.1(t) of the Company Disclosure Letter.

3.2.   Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby, jointly and severally, represents and warrants to the Company as set forth in this Section 3.2:

(a)  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably expected to prevent, materially delay or impair the ability of Parent and/or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”). Parent or its Affiliates has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as amended to the date hereof.

(b)  Corporate Authority; Approval.  (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement, the Equity Commitment Letters to which it is a party, and to consummate the Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Parent and/or Merger Sub as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Merger Sub Board of Directors and Parent Board of Directors (including, without limitation, acting as Merger Sub’s sole stockholder), and no other corporate or stockholder action on the part of Merger Sub or Parent (including acting as Merger Sub’s sole stockholder), is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Parent and/or Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)  Governmental Filings and Consents; No Violations; Etc.  (i) Other than (A) the filings and/or notices under the HSR Act, if required, (B) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (C) compliance with the applicable requirements of the Exchange Act, (D) compliance with any applicable foreign or state securities or blue sky laws and (E) the filings or notices that are required and customary pursuant to any state environmental transfer statutes (collectively, clauses (A) through (E), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or its Affiliates with, nor are any consents, registrations, approvals, permits, security clearances or authorizations required to be obtained by Parent or its Affiliates from, any Governmental Entity or other third party in connection with the execution, delivery and performance of this Agreement and, with respect to Parent, the Equity Commitment Letters, by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not reasonably likely to have a Parent Material Adverse Effect.

(ii)  The execution, delivery and performance of this Agreement and the Equity Commitment Letters by Parent and Merger Sub, as the case may be, do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby shall not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries, pursuant to, any Contracts binding Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, termination, default, creation or acceleration that would not reasonably likely to have a Parent Material Adverse Effect.

(d)  Financing.  Parent has made available to the Company true and complete copies of each of the Equity Commitment Letters and the Debt Commitment Letters (collectively, the “Financing Commitments”).  Each of the Financing Commitments is a legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect, and Parent is not in material breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or material failure to satisfy a condition precedent set forth therein. As of the date hereof, there exist no side letters or other agreements or arrangements that are inconsistent or conflict with or alter in any material respect the Financing Commitments. As of the Effective Time, Parent and Merger Sub shall have immediately available to them, all funds necessary (i) for the payment to the Paying Agent of (A) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and (B) the Restricted Shares Consideration payable pursuant to Section 2.3 and (ii) to satisfy all of Parent’s and/or Merger Sub’s obligations under this Agreement and the transactions contemplated hereby, including, but not limited to, under Section 4.5(d)(ii), Section 4.10, Section 4.12 and Section 6.5(e).

(e)  Litigation.  As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not reasonably likely to have a Parent Material Adverse Effect.

(f)  Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 5,000 shares of common stock, par value $0.01 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub has been duly authorized and validly issued and is fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(g)  Brokers and Finders.  None of Parent, Merger Sub nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the other transactions contemplated by this Agreement or the transactions contemplated by the Voting Agreement or the Equity Commitment Letters.

(h)  Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)  No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent, if any, are traded, in order for Parent to consummate the transactions contemplated hereby, including the Merger, and the transactions contemplated by the Equity Commitment Letters.

(j)  Certain Arrangements.  Prior to May 11, 2007, there were no contracts, undertakings, commitments, obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

(k)  Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective Affiliates hold any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE IV

COVENANTS

4.1.   Interim Operations.  The Company covenants and agrees that, after the date hereof and prior to the earlier of the Effective Time and the date, if any, of which this Agreement is earlier terminated pursuant to Article VI, its business and the business of its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Nothing in the foregoing sentences shall prohibit or restrict the Company and its Subsidiaries from taking any of the following actions: (i) actions approved by Parent in writing (which approval shall not be unreasonably delayed, and Parent agrees to consider in good faith any actions to be taken by the Company for which such approval is being sought from Parent by the Company), (ii) any action expressly required or expressly not prohibited by this Agreement; and (iii) any action required by Law (including any requirement of the SEC). Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Article VI, except (A) as otherwise expressly required or expressly not prohibited by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably delayed and Parent agrees to consider in good faith any actions to be taken by the Company for which such approval is being sought from Parent by the Company), (C) as set forth in Section 3.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a)  adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(b)  acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except, in each case, (x) purchases of supplies, equipment, services and inventory in the ordinary course of business consistent with past practice and (y) any Permitted Acquisition;

(c)  restructure, recapitalize, reorganize or completely or partially liquidate the Company or any of its Subsidiaries or adopt a plan of complete or partial liquidation with respect to the Company or any of its Subsidiaries or adopt resolutions providing for or authorizing any of the foregoing;

(d)  except as set forth in Section 4.1(d) of the Company Disclosure Letter, other than shares of Class A Common Stock issuable under the Company Stock Plans issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e)  make any loans, advances (except for advances to employees in respect of travel and business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

(f)  (i)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distribution paid (x) by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company and (y) on the Shares declared by the Company Board of Directors in accordance with the Company’s stated dividend policy consistent with past practice, including, but not limited to, (A) those certain dividends declared by the Company Board of Directors on May 10, 2007 in respect of the Shares and payable June 1, 2007 in an aggregate amount not to exceed $16,029,100 and (B) those certain dividends payable on September 1, 2007 in respect of outstanding shares of Class A Common Stock, and (C) those certain dividends declared on or after November 1, 2007 and payable only in the event the transactions contemplated by this Agreement are not consummated on or prior to November 30, 2007 or (ii) enter into any agreement with respect to the voting of its capital stock;

(g)  other than transactions involving direct or indirect wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Company Stock Plans;

(h)  incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money (i) incurred pursuant to agreements in effect prior to the date hereof, provided that the Company shall not incur any additional indebtedness under the Credit Agreement without the prior consent of Parent, (ii) incurred in the ordinary course of business consistent with past practices not to exceed $1,000,000 in the aggregate or (iii) guarantees incurred in compliance with this Section 4.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i)  fail to pay when due (after taking into account any applicable grace periods and notice requirements) all interest due and payable on the Company’s indebtedness incurred prior to the date hereof;

(j)  except (i) as set forth in the capital budgets previously made available to Parent or its Affiliates (and set forth in the Company Disclosure Letter) and consistent therewith, or (ii) in connection with one or more Permitted Acquisitions, make or authorize any capital expenditures in excess of $2,000,000 in the aggregate;

(k)  except as set forth in Section 4.1(k) of the Company Disclosure Letter, make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable generally accepted accounting principles;

(l)  except as set forth in Section 4.1(l) of the Company Disclosure Letter, settle or compromise any pending or threatened material suit, action, claim or litigation or other proceedings before a Governmental Entity other than the settlement or compromise of any such suit, action, claim or litigation or other proceedings (A) in the ordinary course of business consistent with past practice and (B) reflected or reserved against in the financial statements of the Company for the period ended December 31, 2006, but only to the extent that the amount of such settlement or compromise is not materially in excess of such reflected or reserved amount;

(m)  other than in the ordinary course of business consistent with past practice, make or change any material Tax election, or settle or finally resolve any Tax contest with respect to a material amount of Tax;

(n)  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business, except for obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date hereof;

(o)  other than in the ordinary course of business consistent with past practice or as required by applicable Law, materially amend, modify, supplement, waive or terminate (other than termination in accordance with their terms) or enter into any Material Contract;

(p)  except (w) as required pursuant to existing written, binding agreements in effect prior to the date hereof, (x) as required by any Employee Benefit Plan in each case listed on Section 3.1(h) of the Company Disclosure Letter, (y) as set forth in Section 4.1(p) of the Company Disclosure Letter, or (z) as otherwise required by applicable Law, (i) grant or provide any new severance or new termination payments or new material benefits to any existing director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any officer, employee or director of the Company, other than such increases which in the aggregate would not result in payments in excess of $1,800,000 in any given fiscal year of the Company including (A) increases made to hourly employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in payments of sales commissions by the Company or any of its Subsidiaries resulting from adjustments to the Company’s sales commission plans as in effect on the date hereof; provided that, for the avoidance of doubt, payments of sales commissions by the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice and in accordance with the Company’s sales commission plans as in effect on the date hereof shall be permitted under this Agreemrnt, (C) making any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries or (D) increases in quarterly bonuses to regional vice presidents made in the ordinary course of business consistent with past practice; provided that any quarterly bonus payments to regional vice presidents made in the ordinary course of business consistent with past practice not exceeding $100,000 in the aggregate shall be permitted under this Agreement, (iii) grant or pay any transaction-related bonuses or make any other similar payments, whether or not in cash, in connection with the transactions contemplated hereby, (iv) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (v) subject to the terms of this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or, outside the ordinary course of business consistent with past practice, employees of the Company or any of its Subsidiaries; or

(q)  agree, authorize or commit to do any of the foregoing.

4.2.   Acquisition Proposals.

(a)  No Solicitation or Negotiation.  The Company agrees that it shall not, and it shall cause its Subsidiaries not to, and it shall use its commercially reasonable efforts to cause their Representatives not to, directly or indirectly:

(i)  initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person in connection with any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make or implement any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, this Agreement is adopted by the stockholders of the Company at the Company Meeting, the Company may: (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than (i) 35% of the assets (on a consolidated basis) of the Company or (ii) more than 35% of the total voting power of the equity securities of the Company if the Company Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; provided, however, that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal which was not previously provided or made available to Parent, its Affiliates or Representatives; or (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B) above, the Company Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with their fiduciary duties under applicable Law, and (y) in such case referred to in clause (B) above, if the Company Board of Directors has determined in good faith based on the information then available and after consultation with its financial and legal advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(b)  No Change in Recommendation; Alternative Acquisition Agreement.  The Company Board of Directors and each committee thereof shall not:

(i)  except as expressly permitted by this Section 4.2(b), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Recommendation;

(ii)  except as expressly permitted by Section 4.2(b) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 4.2(a) entered into in the circumstances referred to in Section 4.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iii)  except as expressly permitted by this Section 4.2(b), approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement by the stockholders of the Company at the Company Meeting, the Company Board of Directors may: (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Recommendation, (B) cause or permit the Company to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal or (C) approve, adopt, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof, if, in each case, the Company Board of Directors determines in good faith, after consultation with outside counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable Law and, with respect to clauses (B) and (C), if the Company Board of Directors has determined in good faith after consultation with its financial and legal advisers that such Acquisition Proposal constitutes a Superior Proposal; provided that prior to taking any action described in the immediately preceding clauses (A), (B) or (C), the Company Board of Directors shall notify Parent in writing that it intends to take such action, attaching the most current version of any Acquisition Proposal to such notice; and provided, further, with respect to clause (A) (to the extent an Acquisition Proposal has been made) and clauses (B) and (C), that Parent does not make, within five (5) Business Days of receipt of such written notification, an offer that the Company Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal. The Company Board of Directors shall (x) not take any action described in clauses (A), (B) or (C) above until at least the sixth (6th) Business Day after the provision of notice to Parent required hereby and (y) notify Parent promptly if its intention to take such action referred to in its notification shall change at any time after giving such notification.

In determining whether to make a Change of Recommendation in response to an Acquisition Proposal or otherwise, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

(c)  Certain Permitted Disclosure.  Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or otherwise prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, failure so to disclose is likely to be inconsistent with its obligations under applicable Law.

(d)  Existing Discussions.  Except as otherwise permitted by this Section 4.2, the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.2 and in the Confidentiality Agreement.

4.3.   Information Supplied.  Each of the Company and Parent agrees, as to it and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4.   Stockholders Meeting.  Subject to the other provisions of this Agreement, including Section 4.2, the Company acting through the Company Board of Directors shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholders Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) except where there has been a Change of Recommendation in accordance with Section 4.2(b), use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything herein to the contrary, if the Company Board of Directors has approved, endorsed or recommended a Superior Proposal, or has withdrawn, modified or amended the Recommendation in accordance with Section 4.2 in a manner adverse to Parent or resolves to do any of the foregoing, notwithstanding anything to the contrary contained in this Agreement, (x) the Company shall not be obligated to call, give notice of, convene and hold (and may cancel) the Company Meeting and (y) the Company shall not be required to take any of the other actions set forth in Section 4.5.

4.5.   Filings; Other Actions; Notification.  (a) Proxy Statement.  Subject to Section 4.2, as promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement, which shall include the Recommendation and shall promptly notify Parent of the receipt of all written comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. Subject to Section 4.2, the Company and Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b)  Cooperation.  Subject to Section 4.2 and the other provisions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)  Information.  Each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)  Antitrust Laws.  (i) Each party hereto shall (A) file the Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission no later than ten (10) Business Days following the date hereof, and request early termination of the waiting period therein, (B) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Subsidiaries from any Antitrust Authority and (C) cooperate with one another in connection with the preparation of their respective Notification and Report Forms and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(ii)  All filing fees payable under the HSR Act shall be borne equally and paid when due by the Company, on the one hand, and Parent and Merger Sub, on the other hand.

(iii)  Each party hereto shall use its best efforts (which shall include litigation) to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 4.5(d)(iii), “best efforts” shall include, without limitation, the following:

(A)  if Parent or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, Parent and the Company shall substantially comply with such formal request within sixty (60) days following the date of its receipt thereof;

(B)  Each of Parent and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided that access to any such filing, information or documentation will, at such party’s request be restricted to such other parties’ outside counsel and economists or advisers retained by such counsel;

(C)  Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby;

(D)  Parent at its sole cost, shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of its Affiliates, it being understood that Parent shall be permitted to negotiate in good faith with the Antitrust Authorities;

(E)  In the event any Antitrust Authority initiates a proceeding before any court, commission, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction seeking to restrain, enjoin or prohibit the Merger, Parent shall use its commercially reasonable efforts to prevent the entry of any order restraining, enjoining or prohibiting the Merger, including by retaining all appropriate expert witnesses and consultants. The Company shall be permitted to participate in all aspects of the defense of such proceedings and Parent shall use its best efforts to prevail in such proceedings. Parent shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order.

(F)  Parent shall not unilaterally withdraw its Notification and Report Form without the consent of the Company and the Company agrees that such consent shall not be unreasonably withheld. In the event that Parent withdraws its Notification and Report Form, the parties agree that the applicable Notification and Report Form shall be re-filed within two (2) Business Days of the date such Form is withdrawn.

(e)  Parent and Merger Sub shall, jointly and severally, be responsible for the payment of the Company’s reasonable and documented out-of-pocket expenses in connection with obtaining the approval of any Antitrust Authority (other than in connection with the initial filing), including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Antitrust Authority and in connection with any litigation.

(f)  Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of any change, fact or condition of which it has knowledge that is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

4.6.   Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Termination Date, to its officers, employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any Laws. All requests for information and access made pursuant to this Section 4.6 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

4.7.   Publicity.  The initial press release regarding the Merger shall be a joint press release. Thereafter, each of the Company and Parent shall consult with each other and obtain the consent of both the Company and Parent (which consent shall not be unreasonably withheld, delayed or conditioned) prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the American Stock Exchange or by the request of any Governmental Entity.

4.8.   Employee Benefits and Compensation.

(a)  From and after the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each current and former employee of the Company and its Subsidiaries (“Company Employees”) arising under the terms of any Benefit Plan listed on Section 3.1(h)(i) to the Company Disclosure Letter to which it is a party in accordance with the terms as in effect immediately before the Closing Date; provided, that nothing in this Agreement shall prohibit the amendment or termination of any such Benefit Plans, employment, consulting, retention, severance, change-of-control or similar agreement in accordance with their terms and applicable Law. Nothing contained herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee. Notwithstanding the foregoing provisions of this Section 4.8(a), nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, or (ii) shall limit the right or Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 4.8(a) with respect to employees of the Company and its Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any current or former employees of the Company or any of its Subsidiaries, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates or continued participation in any Benefit Plan.

(b)  Following the Closing Date, (i) Parent shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Company Employees or their dependents or beneficiaries under any Parent welfare benefit plans in which such employees may be eligible to participate to the extent such exclusions or limitations were applicable under the analogous Benefit Plan; and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Company Employees (and its dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans to the extent credit for such loss and expense was taken under the analogous Benefit Plan.

(c)  With respect to each employee benefit plan, policy or practice, including, without limitation, severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates in which Company Employees may be eligible to participate following the Closing Date, Parent shall grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Company and its Subsidiaries and each of their respective predecessors, prior to the Closing Date for all purposes (including, without limitation, eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance, but excluding benefit accruals under any defined benefit pension plan or eligibility for post-retirement health or welfare benefits) to the extent such service was taken into account for a similar Benefit Plan in which such Company Employee participates.

4.9.   Expenses.  (a) Except as otherwise provided in this Section 4.9 and Sections 2.1, 4.5(d)(ii), 4.5(e), 4.8(a), 4.10, 4.11, 4.12, 4.17, 6.5 and 7.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Voting Agreement and the Equity Commitment Letters, and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any regulatory filings shall be borne one half by Parent and Merger Sub, jointly and severally, and one half by the Company.

(b)  All Separation Fees incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid in full by the Parent and Merger Sub, jointly and severally.

(c)  Except as otherwise provided in this Section 4.9, all expenses of the Company incurred in connection with this Agreement, the Voting Agreement and the Equity Commitment Letters, and the Merger and the other transactions contemplated hereby and thereby shall be paid in full by the Company on or prior to Closing.

4.10.   Indemnification; Directors’ and Officers’ Insurance.  (a)  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall, and Parent shall cause the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Costs pending or asserted or any claim made within such period shall continue until the disposition or resolution of such Costs. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor, in accordance with their respective terms, each of the covenants contained in this Section 4.10.

(b)  From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation, jointly and severally, shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer, employee or agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, including, but not limited to, with respect to the transactions contemplated by this Agreement, the Voting Agreement and the Equity Commitment Letters or serve or served as a fiduciary under, or with respect to, any employee benefit plan at any time maintained by or contributed by the Company or any of its Subsidiaries.

(c)  Any Indemnified Party wishing to claim indemnification under Section 4.10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advanced to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred; provided, that each Indemnified Party shall repay such amounts (with such repayment obligation to be unsecured and non-interest bearing) if and to the extent that it shall ultimately be determined in a decision by a court of competent jurisdiction from which no appeal can be taken that such Indemnified Party is not entitled to be indemnified by Parent and the Surviving Corporation for such fees and expenses, (ii) Parent and the Surviving Corporation shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then Parent and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion is appropriate to reflect relative faults and benefits.

(d)  For a period of six (6) years from the Effective Time, the Surviving Corporation shall either maintain the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”), or Parent shall provide for equivalent directors’ and officers’ liability insurance covering the individuals who are covered by the D&O Insurance on the date hereof and providing benefits and levels of coverage that are no less favorable than those provided under the D&O Insurance, with respect to acts or omissions prior to the Effective Time so long as the annual premium therefor is not in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance or such insurance provided by Parent expires, is terminated or cancelled or is otherwise unavailable on such terms during such six (6) year period, Parent and the Surviving Corporation will use their reasonable best efforts to obtain as much D&O Insurance with the best terms available as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium.

(e)  If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.10.

(f)  The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and beneficiaries of the D&O insurance, their heirs and their representatives. If any Indemnified Party or D&O Insurance beneficiary is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Parent and the Surviving Corporation shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action, including, without limitation, reasonable attorneys’ fees and costs.

(g)  The rights of each Indemnified Party and D&O Insurance beneficiaries hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party or beneficiary may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification or insurance arrangement, the DGCL, other contract or otherwise. The provisions of this Section 4.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and D&O Insurance beneficiaries.

4.11.   Financing.  (a)  The Company shall and shall use good faith efforts to cause its independent auditors, counsel and other representatives to provide all reasonable and timely cooperation in connection with the arrangement of the Debt Financing, including (i) arranging for the Chief Executive Officer, Chief Financial Officer or other necessary members of senior management or individual performing the functions customarily associated with such titles and positions of the Company who may be reasonably expected to participate in such cooperation, (x) to meet with rating agencies, prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (y) to provide reasonable and customary management representations to auditors and (z) to provide reasonable and timely assistance with the preparation of business projections and similar materials,

(ii) otherwise reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any of the Debt Financing, (iii) upon request, furnishing Parent and Merger Sub and their financing sources with timely financial and other pertinent information regarding the Company as may be reasonably requested by Parent or Merger Sub, including all financial statements and financial data and related material (including appropriate management’s discussion and analysis) sufficient in form and content to allow compliance with the requirements of Regulation S-X and Regulation S-K under the Securities Act and the requirements of the rules of the Public Company Accounting Oversight Board of a type and in the form customarily included in private placements under Rule 144A of the Securities Act and regulations promulgated thereunder to consummate any portion of the Debt Financing (and including, with respect to any audited financial statements, the report of the Company’s auditors thereon) (the “Required Financial Information”), (iv) reasonably cooperating with Parent and Merger Sub and their financing sources (including by participating in drafting sessions) in the preparation of (A) any and all offering, information or syndication documents for or relating to any of the Debt Financing or any alternative to all or any portion thereof (“Offering Documents”), including but not limited to using commercially reasonable efforts to ensure that an offering memorandum prepared in accordance with customary practices for any offering under Rule 144A with respect to any financing that Parent and Merger Sub are seeking to obtain is prepared in a timely manner in connection with such financing, including by timely preparing and providing the Required Financial Information and any tabular, compiled, or other financial data as reasonably requested by Parent or Merger Sub in connection with the preparation of any such offering memorandum, and (B) materials for rating agency presentations, (v) reviewing and consulting with Parent and Merger Sub regarding the terms of the definitive documentation relating to the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Parent or Merger Sub and reasonably acceptable to the Company including a certificate of the Chief Financial Officer of the Company with respect to solvency matters, (vii) facilitating the pledging of collateral on or after the Effective Date, and obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, and (viii) obtaining (A) comfort letters from the auditors of the Company and consent from such auditors for Parent, Merger Sub and the Company to use any of their audit reports of the Company (including but not limited to by including such reports in any Offering Documents), and (B) customary legal opinions regarding due organization, power and authority to enter into the transactions contemplated hereby, no conflicts, and execution and delivery and enforceability of this Agreement and the other agreements contemplated hereby, in each case subject to customary assumptions and qualifications, as reasonably requested by Parent or Merger Sub and reasonably acceptable to the Company and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at or prior to the Closing; provided, that, all such information to be provided by the Company pursuant to this Section 4.11 pursuant to a request made by Parent in a timely manner (but in any event no later than thirty (30) Business Days prior to the Closing) in accordance with the terms of this Section 4.11, shall be provided to Parent or Merger Sub (aa) in the case of Required Financial Information, at least twenty (20) Business Days prior to Closing, and (bb) in the case of information other than Required Financial Information, as soon as reasonably practicable; and provided, further, that notwithstanding any provision to the contrary set forth herein, (1) in no event shall the Company be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time; provided, however, that if the Company, in its sole discretion, pays or incurs any reasonable cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time, the Company shall be promptly reimbursed (and in any event no later than three (3) Business Days following receipt by Parent of invoices with respect to such cost, expense, liability and other obligations) by Parent or Merger Sub for such costs, expenses, liabilities or other obligations; (2) such cooperation, in the good faith determination of the Company, after consultation with counsel, would not reasonably be likely to consist of or result in a breach or violation of, or a default under, any Contract in effect as of the date hereof (including any financing arrangements), the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, or any applicable Laws; and (3) the parties hereto agree to act in good faith to cooperate hereunder in such a manner so as to avoid any material interference with the normal conduct of the Company’s or its Subsidiaries’ business or operations.

(b)  Parent shall use its commercially reasonable efforts to obtain the Debt Financing and the equity financing pursuant to the respective Financing Commitments. Parent shall not without the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letters if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing at the Closing or materially and adversely amends the conditions to the drawdown of the Debt Financing; provided, however, that Parent may, without the prior written approval of the Company, permit the reduction of the aggregate amount of the Debt Financing if Parent also obtains from alternative sources commitments in the aggregate amount of at least such reduction with terms and conditions that will not, taken as a whole, in the reasonable judgment of Parent, result in a decrease in the likelihood that such commitments from alternative sources will be available on the Closing Date.

4.12.   Debt Tender Offer/Redemption of Notes.

(a)  Following the date hereof, the Company shall commence promptly, after receipt of a written request from Parent to do so and receipt of the Debt Tender Offer Documents (as defined below) from Parent, a consent solicitation and/or an offer to purchase and related consent solicitation, or one or both of them, on such terms and conditions requested by Parent and reasonably acceptable to the Company (either or both such actions are referred to collectively as the “Debt Tender Offer”) with respect to all of the Notes, issued pursuant to the Indenture. The Company shall provide, and shall cause its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including entering into customary dealer manager and consent solicitation agreements (in each case as shall be reasonably acceptable to the Company) in connection with the Debt Tender Offer; provided, that, notwithstanding any provision to the contrary set forth herein, (i) in no event shall the Company be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with the Debt Tender Offer prior to the Effective Time; provided, however, that if the Company, in its sole discretion, pays or incurs any reasonable cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time, the Company shall be promptly (and in any event no later than three (3) Business Days following receipt by Parent of invoices with respect to such cost, expense, liability and other obligations) reimbursed by Parent or Merger Sub for such costs, expenses, liabilities or other obligations; (ii) such cooperation, in the good faith determination of the Company, after consultation with counsel, would not reasonably be likely to consist of or result in a breach or violation of, or a default under, any Contract in effect as of the date hereof (including any financing arrangements), the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, or any applicable Laws; and (iii) the parties hereto agree to act in good faith to cooperate hereunder in such a manner so as to avoid any material interference with the normal conduct of the Company’s or its Subsidiaries’ business or operations.

(b)  The Company’s obligation to accept for payment and pay for the Notes tendered pursuant to the Debt Tender Offer or make any payment for consents shall be subject to conditions as requested by Parent in writing and reasonably acceptable to the Company, including that (i) the closing of the Debt Tender Offer shall occur concurrently with the Effective Time (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), and (ii) such other conditions as are customary for transactions similar to the Debt Tender Offer; provided, however, that in no event shall the closing of the Debt Tender Offer be a condition to the consummation of the Merger. Subject to the proviso of the preceding sentence, the parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close substantially concurrently with the Effective Time. Parent hereby covenants and agrees to provide, or cause to be provided to, the Company, immediately available funds for the full payment (including any applicable premiums or consent solicitation fees, and all related fees and expenses) at the Effective Time (or if later at the expiration date of the Debt Tender Offer) of all Notes properly tendered and not withdrawn (or consents received and not withdrawn) to the extent required pursuant to the terms of the Debt Tender Offer. The Debt Tender Offer and other actions taken in connection therewith shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(c)  The Company shall waive any of the conditions to the Debt Tender Offer as may be reasonably requested by Parent in writing (other than the conditions that the Debt Tender Offer is conditioned on the Effective Time as provided in clause (b) above and that there shall be no Law prohibiting consummation of the Debt Tender Offer), so long as such waivers would not cause the Debt Tender Offer to violate the Indenture, Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between Parent and the Company in writing or as required to comply with applicable Law.

(d)  Parent shall prepare, in consultation with the Company, as promptly as practicable, a consent statement and/or an offer to purchase and consent statement in respect of the applicable Debt Tender Offer, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Debt Tender Offer Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Debt Tender Offer Documents. The Debt Tender Offer Documents (including all amendments or supplements) and all mailings to the beneficial owners of the Notes in connection with the Debt Tender Offer shall be subject to the prior review and, and comment by, Parent and the Company and shall be reasonably acceptable to each of them. The Company shall use its commercially reasonable efforts to cause to be disseminated to the record holders of the Notes, and to the extent known by the Company, the beneficial owners of the Notes (collectively, the “Noteholders”) the Debt Tender Offer Documents. If at any time prior to the acceptance of Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall use commercially reasonable efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to Parent not less than three (3) Business Days (or such shorter period of time as the Company reasonably believes is necessary in light of the circumstances) in advance of any such dissemination and shall consult with Parent with respect to such amendment or supplement, and shall include in such amendment or supplement all comments reasonably proposed by Parent to the extent consistent with applicable Law. The Company shall comply with the applicable requirements of the Exchange Act, the TIA, and any other applicable Law in connection with the Debt Tender Offer and such compliance shall not constitute a breach hereunder or under the Debt Tender Offer Documents.

(e)  Promptly following the expiration date of any consent solicitation under the Debt Tender Offer, assuming the requisite consents from Noteholders (including from persons holding proxies from the Noteholders) have been received, the Company shall use commercially reasonable efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective concurrently with the Effective Time, and providing for the amendments of the Indenture contemplated in the Debt Tender Offer Documents; provided, however, that the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Company accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Debt Tender Offer and not withdrawn, and that, in any event, the parties agree that the Supplemental Indenture shall not become operative, and no payment or liability shall be incurred by the Company, before the Effective Time; provided, further, that in no event shall the effectiveness of the Supplemental Indenture be a condition to the consummation of the Merger. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent and the Company.

(f)  If this Agreement is terminated pursuant to Article VI, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including legal fees and expenses, printing costs, and the out-of-pocket costs, fees and expenses of any dealer manager, information agent, depositary or the other agent retained in connection with the Debt Tender Offer) incurred by or on behalf of the Company in connection with the Debt Tender Offer. Parent shall indemnify and hold harmless the Company, its Subsidiaries, their respective officers, directors and representatives and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for any loss or liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 4.12 with respect to the Debt Tender Offer (other than as a result of the Company’s fraud, gross negligence or bad faith); provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such Person to the extent such damages are attributable to information made in the Debt Tender Offer Documents based on information supplied by the Company or its Affiliates in writing specifically for inclusion or incorporation by reference therein that is finally judicially determined to have contained a material misstatement or material omission.

4.13.   Other Actions by the Company.

(a)  Takeover Laws.  If any Takeover Law is or may become applicable to the Merger, the other transactions contemplated by this Agreement, the Voting Agreement or the transactions contemplated by the Voting Agreement, the Company Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and the Voting Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the other transactions contemplated hereby, the Voting Agreement and the transactions contemplated thereby.

(b)  Section 16 Matters.  The Company Board of Directors shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the conversion of all Shares (including Restricted Shares) to cash pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. The Company shall provide to counsel for Parent for its review copies of such resolutions to be adopted by the Company Board of Directors prior to such adoption.

4.14.   Control of Operations.  Without in any way limiting any party’s hereto rights or obligations under this Agreement, the parties hereto understand and agree that nothing contained in this Agreement shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.15.   No Additional Representations.  Parent and Merger Sub acknowledge that each of them and their Affiliates and Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their Affiliates and Representatives have deemed necessary or requested to review, and that each of them and their Affiliates and Representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company. Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representative”), except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company Reports), and neither the Company, its Affiliates and Representatives, nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Parent’s Affiliates use of such information, including the presentation materials delivered to Parent or its Affiliates, as subsequently updated, supplemented or amended (the “Information Memorandum”), or any information, documents or material made available to Parent or its Affiliates in the due diligence materials provided to Parent or its Affiliates, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or any of its Affiliates with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

4.16.   Equity Commitment Letters . Parent shall not amend, modify, supplement or terminate the Equity Commitment Letters and shall not waive any of the terms thereof without the prior written consent of the Company.

4.17.   Payment of Debt.  (a)  In the event that the Debt Tender Offer has not been consummated in accordance with the terms of Section 4.12 prior to the Effective Time, the Company shall, (i) immediately prior to the Effective Time issue a notice of redemption for all of the outstanding aggregate principal amount of the Notes, pursuant to the terms of Article III of the Indenture and Section 5 of the Notes, and (ii) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions set forth in Section 8.02 of the Indenture and the other provisions of the Indenture applicable thereto; provided, that prior to the Company’s being required to take any of the actions described in clauses (i) and (ii) above, Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cooperate in good faith as reasonably requested by Parent in connection with the Discharge of the Notes; provided, that any Opinion of Counsel (as such term is defined in the Indenture) or any other opinions required to be provided in connection with the Discharge of the Notes shall be provided by Parent’s counsel.

(b)  At least five (5) Business Days prior to the Effective Time, the Company shall deliver or shall cause to deliver to Parent a statement showing all outstanding principal of and accrued interest in respect of all Loans (as defined in the Credit Agreement) and the Notes (as defined in the Credit Agreement) and any other amounts owed by Coinmach Corporation, Coinmach Laundry and each Subsidiary Guarantor (as defined in the Credit Agreement) under the Credit Agreement (the “Credit Agreement Amount”). Contemporaneously with the Effective Time, Parent shall, and shall cause the Surviving Corporation to (and the Surviving Corporation shall cause its applicable Subsidiaries to), pay the Credit Agreement Amount and satisfy all the Obligations (as defined in the Credit Agreement) of Coinmach Corporation, Coinmach Laundry and each Subsidiary Guarantor (as defined in the Credit Agreement) under the Credit Agreement.

4.18.   Notice of Non-USRPHC Certificate.  The Company shall furnish to Parent on or before the Closing Date proof reasonably satisfactory to Parent that the Company has provided notice of the certificate described in Section 5.1(e) to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

4.19.   Confidentiality of Information and Materials  From the date hereof to the earlier of (i) the date that is two (2) years from the date of the termination of this Agreement in accordance with Article VI and (ii) the Closing, each of the Company and its Subsidiaries shall, and shall cause their Representatives to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential and/or proprietary information of, or furnished by, Parent (other than any such information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Company, its Subsidiaries or its Representatives in breach of this Section 4.19, (y) becomes available to the Company, its Subsidiaries or their Representatives on a non-confidential basis from a source other than Parent, provided that such source is not, and was not, bound by an obligation of confidentiality to Parent, or (z) was available to the Company, its Subsidiaries or their Representatives on a non-confidential basis prior to disclosure of such information by Parent or its Representatives) and, not otherwise use or disclose such information, except in connection with the transactions contemplated by this Agreement (other than disclosure of the Debt Commitment Letters, the Equity Commitment Letters or the terms of any financing related thereto (except as required by the General Rules and Regulations promulgated under the Exchange Act regarding the solicitation of proxies)) or as otherwise expressly permitted by Parent in writing, (b) in the event that the Company or any Subsidiary or any such Representative is required by law, legal or regulatory process or in connection with any audit or investigation by a Governmental Entity to disclose any such information, provide the Parent with reasonable written notice of such requirement so that the Parent may seek a protective order or other remedy or waive compliance with this Section 4.19, and (c) in the event that such protective order or other remedy is not obtained, or the Parent waives compliance with this Section 4.19, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. The Company agrees and acknowledges that remedies at law for any breach of its or its Subsidiaries’ obligations under this Section 4.19 are inadequate and that in addition thereto the Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, subclause (i) of this Section 4.19 will not apply to the Debt Commitment Letters or the Equity Commitment letters.

ARTICLE V

CONDITIONS

5.1.   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party hereto to effect the Merger is subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Effective Time of each of the following conditions:

(a)  Company Stockholders Approval.  The Company Stockholders Approval shall have been obtained.

(b)  Injunction.  No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign Governmental Entity, and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

(c)  Statutes.  No federal, state or non-United States statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger or has the effect of making the Merger illegal.

(d)  HSR Act.  The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or been terminated.

(e)  Non-USRPHC Certificate.  The Company shall furnish to Parent on or before the Closing Date a certificate, sworn under penalty of perjury and dated as of the Closing Date, stating that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the 5-year period ending on the Closing Date.

5.2.   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties.  The representations or warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (other than representations and warranties that are made as of a specific date, which shall be true and correct only as of such other specified date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 5.2(a) without giving effect to any materiality or Company Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be likely to have a Company Material Adverse Effect.

(b)  Performance of Covenants.  The Company shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of the Company to be performed or complied with by the Company under this Agreement.

(c)  Officer’s Certificate.  Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 5.2(a) and Section 5.2(b).

5.3.   Conditions to Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger are also subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties.  The representations or warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (other than representations and warranties that are made as of a specific date, which shall be true and correct only as of such other specified date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 5.3(a) without giving effect to any materiality or Parent Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be likely to have a Parent Material Adverse Effect.

(b)  Performance of Covenants.  Each of Parent and Merger Sub shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of Parent or Merger

Sub, as the case may be, to be performed or complied with by Parent or Merger Sub, as the case may be, under this Agreement.

(c)  Officer’s Certificate.  The Company shall have received a certificate, signed by an executive officer of Parent and Merger Sub, certifying as to the matters set forth in Section 5.3(a) and Section 5.3(b).

ARTICLE VI

TERMINATION

6.1.   Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4, by mutual written consent of the Company and Parent by action of the Company Board of Directors and Parent Board of Directors, respectively.

6.2.   Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board of Directors or Parent Board of Directors if (a) the Effective Time shall not have occurred by November 30, 2007, whether such date is before or after the date of the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4 (the “Termination Date”); (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4 shall not have been obtained at the Company Meeting or (c) any injunction or similar restraint or order issued or entered by a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4); provided, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

6.3.   Termination by the Company.  (a) This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the time of adoption of this Agreement at the Company Meeting if the Company Board of Directors, subject to complying with the terms of this Agreement, authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, the Company pays the Termination Fee to Parent prior to or simultaneously with such termination.

(b)  This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the Effective Time if there has been a breach or failure to perform any of representations, warranties, covenants or other agreements made by Parent or Merger Sub in this Agreement, which breach or failure to perform would give rise to a Parent Material Adverse Effect or would result in a failure of a condition set forth in Article V to be satisfied or the failure of the Closing to occur; provided, that (i) the Company shall have given Parent written notice, delivered at least sixty (60) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 6.3(b) and the basis for such termination and (ii) such breach or failure to perform is not curable or (iii) if curable, such breach or failure to perform is not cured within sixty (60) days after written notice thereof is given by the Company to Parent.

(c)  This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the Effective Time if (i) all the conditions set forth in Section 5.1 and Section 5.2 (provided that for those conditions that by their terms are to be satisfied at the Closing, the Closing Date shall be deemed to be the date on which all the other conditions set forth in Section 5.1 and Section 5.2 are satisfied or waived) shall be satisfied or waived in accordance with this Agreement (the date all such conditions are satisfied or waived, the “Condition Satisfaction Date”), (ii) the Company delivers a written notice to Parent (x) stating that the Condition Satisfaction Date has occurred, (y) setting forth a proposed Closing Date in accordance with Section 1.2 (such proposed Closing Date shall not be earlier than (A) September 28, 2007 unless Parent has notified the Company in writing that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the transaction contemplated hereby and (B) at least three (3) Business Days after the Condition Satisfaction Date), and (z) on such Closing Date, Parent or Merger Sub fails to perform its obligations necessary to permit Closing to occur; provided that this Agreement may not be terminated and the Merger may not be abandoned by action of the Company Board of Directors pursuant to this Section 6.3(c) if, at the time of the proposed termination of this Agreement or abandonment of the Merger by the Company Board of Directors, the Company has not complied in all material respects with the obligations of the Company under Section 4.11 and Section 4.12.

6.4.   Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent Board of Directors if (a) the Company Board of Directors shall, subject to the terms of this Agreement, have made a Change of Recommendation, or (b) there has been a breach or failure to perform any of the representations, warranties, covenants or other agreements made by the Company in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Article V to be satisfied or failure of the Merger to be consummated; provided, that, with regard to subclause (b) above, (i) Parent shall have given the Company written notice, delivered at least sixty (60) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to subclause (b) of this Section 6.4 and the basis for such termination and (ii) such breach or failure to perform is not curable or (iii) if curable, such breach or failure to perform is not cured within sixty (60) days after written notice thereof is given by Parent to the Company.

6.5.   Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 7.1 shall survive the termination of this Agreement.

(b)  If this Agreement is terminated by the Company pursuant to Section 6.3(a) and a fee has not been paid in respect of Section 6.5(c) or (d), then the Company shall, upon the date of such termination, pay Parent a cash fee equal to (x) $15,000,000 (the “Termination Fee”) and (y) as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor, all of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and Merger Sub and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (such amount, the “Acquiror Expenses”), which amount shall not be greater than $2,000,000. All payments shall be made by wire transfer of same day funds.

(c)  (i)  If (A) after the date hereof (x) a Person has publicly announced that subject to the Merger being disapproved by the Company’s stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company or (y) a Person has made a bona fide Acquisition Proposal (whether or not publicly announced) with respect to the Company, and thereafter this Agreement is terminated by Parent pursuant to Section 6.4(a) and a fee has not been paid in respect of Section 6.5(b) or (d) and (B) concurrently with such termination or within twelve (12) months after such termination the Company shall enter into a definitive agreement with regard to an Acquisition Proposal or an Acquisition Proposal shall be consummated, then the Company shall upon consummating such Acquisition Proposal, pay, without duplication, the Termination Fee and the Acquiror Expenses.

(ii)  If (A) after the date hereof (x) a Person has publicly announced that subject to the Merger being disapproved by the Company’s stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company or (y) a Person has made a bona fide Acquisition Proposal with respect to the Company, and thereafter this Agreement is terminated by Parent pursuant to Section 6.2(b) and a fee has not been paid in respect of Section 6.5(b) or (d) and (B) concurrently with such termination or within twelve (12) months after such termination the Company shall enter into a definitive agreement with regard to an Acquisition Proposal or an Acquisition Proposal shall be consummated, then the Company shall upon consummating such Acquisition Proposal, pay, without duplication, the Termination Fee and the Acquiror Expenses.

(iii)  Solely for the purposes of Section 6.5(c)(i) and (ii) and Section 6.5(d), reference to the figure “15%” within the definition of “Acquisition Proposal” shall be deemed to be replaced by the words “a majority”. All payments to be made pursuant to this Section 6.5(c) shall be made by wire transfer of same day funds.

(d)  If after the date hereof this Agreement is terminated by Parent pursuant to Section 6.4(a) and no Person has made a bona fide Acquisition Proposal with respect to the Company (whether or not publicly announced) and a fee has not been paid in respect of Section 6.5(b) or (c), then the Company shall promptly pay to Parent, without duplication, the Termination Fee and the Acquiror Expenses. All payments to be made pursuant to this Section 6.5(d) shall be made by wire transfer of same day funds.

(e)  If this Agreement is terminated by the Company pursuant to Section 6.3(c), then Parent and Merger Sub shall, jointly and severally, upon the date of such termination, pay the Company a cash fee equal to (x) $15,000,000, (y) as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor, all of the Company’s documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $2,000,000 and (z) any outstanding amounts required to be reimbursed to the Company by Parent or Merger Sub pursuant to the terms of this Agreement. All payments shall be made by wire transfer of same day funds.

(f)  The parties hereto acknowledge that the agreements contained in Sections 6.5(b), (c), (d) and (e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 6.5 constitute liquidated damages. If (i) the Company fails to pay promptly any amount due pursuant to Section 6.5(b), (c) or (d), and to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, charges or expenses payable by the Company, or (ii) Parent fails to pay promptly any amount due pursuant to Section 6.5(e), and to obtain such payment, the Company commences a suit which results in a judgment against Parent for such fee, charges or expenses payable by Parent, the party against whom judgment was entered shall pay to the prevailing party such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. If the Company pays amounts due under Section 6.5(b), (c) or (d), such payment shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages with respect to a termination of this Agreement, and if Parent pays amounts due under Section 6.5(e), such payment shall be the Company’s sole and exclusive remedy for monetary damages with respect to a termination of this Agreement.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1.   Survival.  This Article VII and the agreements of the Company, Parent and Merger Sub contained in Section 1.4 (The Certificate of Incorporation of the Surviving Corporation), Section 2.1 (Effect on Capital Stock); Section 2.2 (Exchange of Certificates), Section 4.8 (Employee Benefits and Compensation), Section 4.9 (Expenses) Section 4.10 (Indemnification; Directors’ and Officers’ Insurance), Section 4.15 (No Additional Representations) and Section 4.17(a) (Payment of Debt) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Section 4.9 (Expenses), Section 4.15 (No Additional Representations), Section 4.19 (Confidentiality of Information and Materials) and Section 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

7.2.   Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective parties.

7.3.   Waiver of Conditions.  The conditions to each of the parties’ hereto obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

7.4.   Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a) This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflicts of law principles thereof. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

7.6.   Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Spin Holdco Inc.
c/o Babcock & Brown
1 Dag Hammarskjold Plaza
Attention: Berry Talintyre
Fax: (212) 230-0733

with a copy to (which shall not constitute a notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: (212) 909-6836

If to the Company:

Coinmach Service Corp.
303 Sunnyside Boulevard, Suite 70
Plainview, New York 11803
Attention: Robert M. Doyle
Fax: (631) 349-9125

with, at all times prior to the Effective Time, a copy to (which shall not constitute a notice):

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Ronald S. Brody, Esq.
Fax: (212) 354-8113

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.7.   Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Equity Commitment Letters and the Confidentiality Agreement, dated March 13, 2007, between Babcock & Brown LP and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.8.   No Third Party Beneficiaries.  Except for the provisions of Section 1.4 and Section 4.10 (which both shall be for the benefit of the Indemnified Parties and the D&O Insurance beneficiaries), each of Parent, Merger Sub and the Company hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

7.9.   Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.10.   Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any New York tax on transfer of stock, penalties and interest) incurred in connection with, or as a consequence of, the Merger shall be borne equally and paid when due by the Company, on the one hand, and the Parent and Merger Sub, on the other hand. Parent and Merger Sub shall be responsible for determining the amount of such Taxes and fees, and preparing and filing any Tax Returns in connection therewith, to the extent permitted by applicable Law.

7.11.   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.12.   Definitions; Interpretation; Construction.  (a) Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement, including, without limitation, Exhibit A.

(b)  Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Parent, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Exhibit B or Exhibit C, as applicable, without inquiry.

(c)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in all other sections of the Company Disclosure Letter and shall qualify the representations and warranties contained in Section 3.1.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References in this Agreement to the “date hereof” mean the date of this Agreement as indicated in the Preamble. Whenever the words “or” is used in this Agreement it shall not be exclusive and any words in the singular include the plural and words in the plural include the singular.

(d)  The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(e)  The fact that any item of information is disclosed in the Company Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

7.13.   Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent to be a constituent corporation in lieu of Parent, in which event all references herein to Parent shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Parent as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement; provided, further, that each assignee (pursuant to the terms and conditions of this Section 7.13) must agree in writing to be bound by the terms of this Agreement and such assignment shall not in any manner affect any of the Company’s rights under any of the Equity Commitment Letters. Any purported assignment in violation of this Agreement will be void ab initio.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

COINMACH SERVICE CORP.

By:	/s/ Robert M. Doyle
Name: Robert M. Doyle

Title:	Chief Financial Officer

SPIN HOLDCO INC.

By:	/s/ Berry Talintyre
Name: Berry Talintyre

Title:	Vice President

SPIN ACQUISITION CO.

By:	/s/ Berry Talintyre
Name: Berry Talintyre

Title:	Vice President

EXHIBIT A

Definitions

(a)  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of any class of equity securities or consolidated total assets (including, without limitation, equity securities or assets of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plans” shall mean all employee or director compensation and/or benefit plans, programs, policies or agreements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement, severance, employment, termination, retention, change of control or fringe benefit plan, program or agreement, for the benefit of current or former employees or directors of the Company or its Subsidiaries, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur any material liability.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Change of Recommendation” shall mean any action referred to in clause (A) or (C) of the penultimate paragraph of Section 4.2(b).

“Coinmach Holdings Benefit Plans” shall mean all compensation and/or benefit plans, programs, policies or agreements, including any employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement, severance, employment, termination, retention, change of control or fringe benefit plan, program or agreement, for the benefit of current or former employees or directors of the Company or its Subsidiaries, in each case that are sponsored, maintained or contributed to by Coinmach Holdings, or with respect to which Coinmach Holdings could incur any material liability.

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is reasonably likely to be a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities markets to the extent not materially disproportionately affecting the Company and its Subsidiaries, taken as a whole; (ii) changes in accounting rules; (iii) changes affecting generally the outsourced laundry equipment service industry or the washer, dryer and other household appliance rental industry, except in each case to the extent not materially disproportionately affecting the Company and its Subsidiaries, taken as a whole; (iv) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Merger Sub or their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or Company Approvals required to be obtained in connection with the transactions contemplated by this Agreement and not disclosed or otherwise listed in this Agreement (including, in the Company Disclosure Letter); (v) the pendency or consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or Company Approvals required to be obtained in connection with the transactions contemplated by this Agreement and not disclosed or otherwise listed in this Agreement (including, in the Company Disclosure Letter); (vi) any litigation related to this Agreement, the Voting Agreement, the Equity Commitment Letters, the Debt Commitment Letters or the transactions contemplated hereby and thereby brought by stockholders of the Company, holders of units of IDSs of the Company, holders of Notes of the Company or any other Person; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (viii) any change in the market price or trading volume of the shares of Class A Common Stock or IDSs; provided, however, that the underlying cause of such change may still constitute a Company Material Adverse Effect; and (ix) any failure by the Company to meet any revenue or earnings targets or projections of the Company or targets or forecasts of equity analysts; provided, however, that the underlying cause of such failure may still constitute a Company Material Adverse Effect.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of January 25, 2002, by and among Coinmach Laundry Corporation, a Delaware corporation (“Coinmach Laundry”), Coinmach Corporation, a Delaware corporation (“Coinmach Corporation”), Bankers Trust Company, as Administrative Agent and Collateral Agent, Deutsche Banc Alex. Brown Inc., as Lead Arranger and Book Manager, J.P. Morgan Securities Inc. and First Union Securities, Inc., as Syndication Agents, Credit Lyonnais New York Branch, as Documentation Agent and the other parties thereto.

“Debt Commitment Letters” shall mean the commitment letter, dated as of the date hereof, by and among Parent, The Royal Bank of Scotland plc, RBS Securities Corporation, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch.

“Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters.

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or encumbrance of any kind in respect of such asset but specifically excludes: (A) specified encumbrances described in Section A-2 of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable or being contested in good faith; (C) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (E) other encumbrances that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Environmental Law” shall mean any Law regulating or relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Equity Commitment Letters” means (a) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Investment Holdings Pty Ltd. and Parent to which the Company is a third-party beneficiary, (b) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Investment Holdings Pty Ltd. and Parent, (c) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Global Partners and Parent, (d) the Equity Commitment Letter, dated as of the date hereof, by and between Everest Babcock & Brown Opportunities Fund and Parent, (e) the Equity Commitment

Letter, dated as of the date hereof, by and between ASG Holdings Pty Ltd and Parent, (f) the Equity Commitment Letter, dated as of the date hereof, by and between Kim McGuire and Parent, (g) the Equity Commitment Letter, dated as of the date hereof, by and between The Royal Bank of Scotland plc and Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Hazardous Substances” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or mold.

“IDS” shall mean income deposit securities issued by the Company composed of (i) one (1) share of Class A Common Stock and (ii) $6.14 aggregate principal amount of Notes, as may be adjusted from time to time in accordance with the provisions of the Indenture.

“Indenture” shall mean the Indenture, dated as of November 24, 2004, by and among the Company, as Issuer, The Bank of New York, as Trustee and Collateral Agent, and the subsidiaries guarantors parties thereto, as Subsidiary Guarantors, as amended or supplemented from time to time in accordance with the terms hereof.

“Intellectual Property” shall mean all:  (A) trademarks, service marks, Internet domain names, trade dress, and other indicia of origin, all applications and registrations for the foregoing, including all renewals thereof, and all goodwill associated with and symbolized by any of the foregoing; (B) inventions, whether patentable or not, and all patents and patent applications, including divisionals, continuations, and continuations-in-part; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (D) published and unpublished original works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or similar proprietary rights.

“Notes” shall mean 11% Senior Secured Notes due 2024 issued by the Company in accordance with the Indenture.

“Permitted Acquisition” shall mean (a) the merger or consolidation of any Person into the Company or any of its Subsidiaries, (b) the acquisition by the Company or any of its Subsidiaries of all or material portion of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Company or (c) the acquisition by the Company or any of its Subsidiaries of a majority of the capital stock of any such Person; provided, that any such merger, consolidation or acquisition shall only be a Permitted Acquisition so long as: (A) the total aggregate consideration payable in cash in connection with Permitted Acquisitions shall not be greater than $1,000,000; and (B) such Permitted Acquisition shall be engaged in the business in which the Company and its Subsidiaries are engaged on the date of this Agreement and reasonable extensions thereof or businesses complementary to their respective businesses, including, without limitation, route businesses.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Entity.

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Separation Fees” shall mean any costs, fees and expenses imposed by the Transfer Agent, the Depository Trust Company, brokers or other financial intermediaries in connection with the exchange of Shares for the Merger

Consideration (including to separate one or more IDSs into its individual underlying components) in connection with the Merger and the other transactions contemplated hereby.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors of such Person or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal providing for the acquisition of more than 75% of the assets (on a consolidated basis) or more than 75% of the total voting power of the equity securities of the Company that the Company Board of Directors has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 4.2).

“Tax” (including, with correlative meaning, the term “Taxes”) shall include all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Tax authority relating to Taxes.

(b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

Terms	Section

Agreement	Preamble
Acquiror Expenses	6.5(b)
Alternative Acquisition Agreement	4.2(b)(ii)
Applicable Date	3.1(e)(i)
Bankruptcy and Equity Exception	3.1(c)(i)
Book-Entry Shares	2.2(b)
By-Laws	1.5
Cancelled Share	2.1(a)
Certificate	2.1(a)
Certificate of Incorporation	1.4
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Coinmach Holdings	Recitals
Company	Preamble
Company Approvals	3.1(d)(i)
Company Board of Directors	Recitals
Company Employee	4.8(a)
Company Meeting	4.4
Company Disclosure Letter	3.1
Company Reports	3.1(e)(i)

Terms	Section

Company Stock Plans	2.3(a)
Company Stockholders Approval	3.1(c)(i)
Condition Satisfaction Date	6.3(c)
Confidentiality Agreement	7.7
Contract	3.1(d)(ii)
Costs	4.10(b)
Credit Agreement Amount	4.17(b)
Current Premium	4.10(d)
Debt Tender Offer	4.12(a)
Debt Tender Offer Documents	4.12(d)
Delaware Certificate of Merger	1.3
DGCL	Recitals
Discharge	4.17(a)
Dissenting Shares	2.1(d)
D&O Insurance	4.10(d)
Effective Time	1.3
Exchange Act	3.1(d)(i)
Exchange Fund	2.2(a)
Excluded Share	2.1(a)
Financing Commitments	3.2(d)
GAAP	3.1(e)(iv)
Governmental Entity	3.1(d)(i)
HSR Act	3.1(d)(i)
Indemnified Parties	4.10(b)
Information Memorandum	4.15
IRS	3.1(h)(i)
Laws	3.1(i)(i)
Lease	3.1(j)(i)(B)
Leased Real Property	3.1(k)(ii)
Lien	3.1(b)
Material Contracts	3.1(j)(i)(I)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Noteholders	4.12(d)
Offering Documents	4.11(a)
Owned Real Property	3.1(k)(i)
Parent	Preamble
Parent Approvals	3.2(c)(i)
Parent Board of Directors	Recitals
Parent Material Adverse Effect	3.2(a)
Paying Agent	2.2(a)
Proxy Statement	3.1(s)

Terms	Section

Recommendation	3.1(c)(ii)
Representative	4.15
Required Financial Information	4.11
Restricted Shares	2.3(a)
Restricted Shares Consideration	2.3(a)
SEC	3.1(e)(i)
Securities Act	3.1(e)(i)
Shares	Recitals
Supplemental Indenture	4.12(e)
Surviving Corporation	1.1
Takeover Laws	3.1(c)(ii)
Termination Date	6.2
Termination Fee	6.5(b)
TIA	4.12(c)
Voting Agreement	Recitals

EXHIBIT B

Company Knowledge

James Chapman

Robert Doyle

Stephen Kerrigan

Ramon Norniella

Michael Stanky

EXHIBIT C

Parent Knowledge

Jake Haines

Berry Talintyre

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2007, by and among Spin Holdco Inc., a Delaware corporation (“Parent”), Coinmach Holdings, LLC, a Delaware limited liability company (the “Stockholder”), a stockholder of Coinmach Service Corp., a Delaware corporation (the “Company”), GTCR-CLC, LLC, a Delaware limited liability company (“GTCR”), and the individuals listed on Annex A attached hereto (the “Management Shareholders”). All capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Spin Acquisition Co., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, the Company will be the surviving corporation in the merger and will be a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Stockholder is a stockholder of the Company and, with respect to the Merger, has the power to vote or direct the voting of 23,374,450 shares of class B common stock, $0.01 par value per share, of the Company (the “Class B Shares”), owned of record and beneficially by the Stockholder (the “Stockholder Shares”), which represent all of the shares of common stock of the Company owned by it;

WHEREAS, the Management Shareholders and GTCR (together with its Affiliate, GTCR Capital Partners LP) together own 145,124,410 common units and 108,622 class C preferred units of the Stockholder;

WHEREAS, the Management Shareholders together own 158,889 vested and unvested shares of class A common stock, $0.01 par value per share, of the Company granted to such Management Shareholders under the Company Stock Plans (collectively, the “Management Class A Shares”, and together with the Class B Shares and any additional securities of the Company described in Section 1.2 being referred to herein as the “Subject Shares”);

WHEREAS, prior to the date hereof, the Company Board of Directors has approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law; and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent desires that the Stockholder, the Management Shareholders and GTCR agree, and the Stockholder, the Management Shareholders and GTCR are willing to agree (i) subject to the terms of this Agreement, including, without limitation, Section 10 of this Agreement, to Vote (as defined in Section 1.1 below) or cause to be Voted the Subject Shares so as to facilitate the consummation of the Merger, and (ii) to comply in all respects with all of the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.  Voting of Subject Shares.

Section 1.1  Voting Agreement.  Except as set forth in Section 10 hereof, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Stockholder, the Management Shareholders and GTCR shall each Vote or cause to be Voted the Subject Shares in favor of adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof. Furthermore, except as set forth in Section 10 hereof, none of the Stockholder, the Management Shareholders or GTCR shall enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 1.1. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast or consent shall be given for purposes of this Section 1 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

Section 1.2  Adjustments; Additional Shares.  In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that, after the date hereof, the Stockholder, any Management Shareholder or GTCR shall have become the beneficial owner of any additional shares of common stock or other securities of the Company, then all shares of common stock or other securities of the Company held by the Stockholder, such Management Shareholder or GTCR immediately following the effectiveness of the events described in clause (a) or the Stockholder, such Management Shareholder or GTCR becoming the beneficial owner of the shares or other securities as described in clause (b) (other than any shares or securities, other than Management Class A Shares, owned by such Management Shareholder as of the date hereof), shall in each case become Subject Shares hereunder.

Section 1.3  Waiver of Appraisal Rights.  Each of the Stockholder, GTCR and the Management Shareholders hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that any of them may have in connection with the Merger.

2.  Transfer Restrictions and Obligations.

Section 2.1  Lock-Up.  After the execution of this Agreement until the Expiration Date (as defined in Section 10 below), other than as expressly permitted by Sections 2.2, 2.3 or 2.4 or the terms of the Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and between Parent and the Management Shareholders, none of the Stockholder, any Management Shareholder or GTCR will:

(a)  sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Subject Shares or any securities convertible into or exercisable or exchangeable for Subject Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person, or join in any registration statement under the Securities Act with respect to any of the foregoing;

(b)  enter into a swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Subject Shares; or

(c)  create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of the Subject Shares.

Section 2.2  Distribution of Shares.  Notwithstanding anything contained in this Agreement to the contrary, (x) following the date on which the Company Stockholders Approval has been obtained, and (y) immediately prior to the actions contemplated in Section 2.3 below, the Stockholder shall make an in-kind distribution (the “Distribution”) of all of the Class B Shares held by the Stockholder to its members in accordance with Section 13.2 of the Limited Liability Company Agreement of the Stockholder, dated as of March 6, 2003, as amended from time to time (the shares of common stock of the Company distributed to a Management Shareholder in the Distribution, the “Class B Distribution Shares” and, together with all other shares of capital stock of the Company held by a Management Shareholder, the “Management Shares”).

Section 2.3  Share Exchange.  Notwithstanding anything contained in this Agreement to the contrary, (x) following the Distribution and (y) immediately prior to the Effective Time, each Management Shareholder shall be permitted to exchange (the “Exchange”) a portion of his or her Management Shares set forth opposite such Shareholder’s name on Annex A attached hereto (such exchanged shares, the “Rollover Shares”) for the number of shares of common stock of Parent (the “Common Shares”) as have the same aggregate value as the Rollover Shares tendered by such Management Shareholder in connection with the Exchange based on the Merger Consideration, in each case pursuant to the terms of the Exchange Agreement.

Section 2.4  Non-Rollover Shares Sale.  Notwithstanding anything contained in this Agreement to the contrary, simultaneously with the Exchange but prior to the Effective Time, persons (other than the Management Shareholders or Parent) designated by Babcock & Brown Spinco LLC shall purchase from all of the Management Stockholders all of their respective Management Shares that are not Rollover Shares, for cash in an amount equal to the product of the number of Management Shares that are not Rollover Shares and the Merger Consideration (subject to any applicable withholding taxes), in each case pursuant to the terms of the Exchange Agreement and the Merger Agreement.

For the avoidance of doubt, after the execution of this Agreement until the Expiration Date, any Transfers other than as expressly permitted by this Section 2 or the terms of the Exchange Agreement shall be null and void.

3.  Representations and Warranties of the Stockholder.

Section 3.1  Ownership of Subject Shares; Voting.  The Stockholder represents and warrants that, prior to the Distribution, the Stockholder (a) is the record and beneficial owner of and has the sole right to Vote or direct the Voting of the Stockholder Shares with respect to the adoption and approval of the Merger Agreement and the terms thereof, which Stockholder Shares are free and clear of any liens, claims, options, charges or other encumbrances and (b) does not own, either beneficially or of record, any shares of capital stock of the Company other than the Stockholder Shares.

Section 3.2  No Conflict.  The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not: (a) result in or constitute a violation of any obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties is bound or affected; or (b) result in or constitute a violation of, or result in the creation of an encumbrance on or otherwise affecting any of the Stockholder Shares pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties is bound or affected. Except (i) as expressly contemplated hereby, (ii) as contemplated by the Exchange Agreement and (iii) for any contract required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, the Stockholder Shares are not subject to or bound in any manner by, any contract or agreement relating to the Stockholder Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholder’s agreement, partnership agreement or voting trust. The execution and delivery of this Agreement by the Stockholder do not, and the performance of its obligations under this Agreement by the Stockholder will not, require any consent of any Person or any Governmental Entity.

Section 3.3  Enforceability.  The Stockholder has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the executions and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4  Consent and Waiver.  No consents or waivers are required for the consummation of the Merger under the terms of (i) any agreements between the Stockholder (or any of its Affiliates) and the Company (or any of its Subsidiaries) or (ii) other rights that the Stockholder (or any of its Affiliates) may have. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder.

Section 3.5  Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.6  No Prior Agreements.  The Stockholder represents and warrants that no agreement, arrangement or understanding by and between the Stockholder and Parent with respect to the subject matter contained herein existed prior to the approval of this Agreement by the Company Board of Directors.

Section 3.7  Continuous Warranty.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

4. Representations and Warranties of the Management Shareholders.  Each Management Shareholder on his own behalf hereby severally and not jointly represents and warrants to Parent with respect to such Management Shareholder as follows:

Section 4.1  Ownership of Subject Shares; Voting.  The Management Shareholder (a) is the record and beneficial owner of the Management Class A Shares as set forth on Annex A attached hereto, which Management Class A Shares are free and clear of any liens, claims, options, charges or other encumbrances (other than those created by the Company Stock Plans or the Restricted Stock Award under which such Management Class A Shares have been granted) and (b) prior to the Distribution, does not own, either beneficially or of record, any shares of capital stock of the Company granted under the Company Stock Plans other than the Management Class A Shares as set forth on Annex A attached hereto (which includes the Restricted Shares held by such Management Shareholder).

Section 4.2  No Conflict.  The execution and delivery of this Agreement by the Management Shareholder does not, and the performance of this Agreement by the Management Shareholder will not: (a) result in or constitute a violation of any obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Management Shareholder or by which the Management Shareholder or any of the Management Shareholder’s properties is bound or affected; or (b) subject to the Company Stock Plans, result in or constitute a violation of, or result in the creation of an encumbrance on or otherwise affecting any of the Management Class A Shares pursuant to, any contract to which the Management Shareholder is a party or by which the Management Shareholder or any of the Management Shareholder’s properties is bound or affected. The execution and delivery of this Agreement by the Management Shareholder do not, and the performance of his obligations under this Agreement by the Management Shareholder will not, require any consent of any Person or any Governmental Entity.

Section 4.3  Enforceability.  The Management Shareholder is an individual with full legal capacity, under the laws of his jurisdiction of domicile, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Management Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligations of the Management Shareholder, enforceable against the Management Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.  Representations and Warranties of GTCR.

Section 5.1  Ownership of Subject Shares; Voting.  GTCR represents and warrants that GTCR or its Affiliates (other than the Stockholder, the Company and its Subsidiaries) does not own, either beneficially or of record, any shares of capital stock of the Company.

Section 5.2  No Conflict.  The execution and delivery of this Agreement by GTCR does not, and the performance of this Agreement by GTCR will not: (a) result in or constitute a violation of any obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GTCR or by which GTCR or any of GTCR’s properties is bound or affected; or (b) result in or constitute a violation of, or result in the creation of an encumbrance on or otherwise affecting any of the Subject Shares pursuant to, any contract to which GTCR is a party or by which GTCR or any of GTCR’s properties is bound or affected. The execution and delivery of this Agreement by GTCR do not, and the performance of its obligations under this Agreement by GTCR will not, require any consent of any Person or any Governmental Entity.

Section 5.3  Enforceability.  GTCR has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by GTCR of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by GTCR and no other actions or proceedings on the part of GTCR are necessary to authorize the executions and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GTCR and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligations of GTCR, enforceable against GTCR in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.  Representations and Warranties of Parent.  Parent has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent represents and warrants that no agreement, arrangement or understanding by and between the Stockholder and Parent with respect to the subject matter contained herein existed prior to the approval of this Agreement by the Company Board of Directors.

7.  No Solicitation or Negotiation.  Prior to the termination of this Agreement in accordance with its terms, the Stockholder, the Management Shareholders and GTCR each agrees, that it, he or she (i) will not, nor will it, he or she authorize or permit any of their employees, agents and representatives to, directly or indirectly, (a) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person for the purpose of encouraging or facilitating, any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make or implement any Acquisition Proposal, and (ii) will notify Parent as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it, he or she or any of its Affiliates; provided, that the Stockholder, the Management Shareholders and GTCR may each authorize, permit or engage in the activities proscribed by this Section 7 if at any time the Company is permitted to engage in such activities pursuant to the terms of the Merger Agreement.

8.  Disclosure.  The Stockholder, the Management Shareholders and GTCR authorize Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other Parent disclosure document in connection with the Merger, the identity of the Stockholder, the Management Shareholders and GTCR and their respective ownership of Subject Shares, and the nature of their respective commitments, arrangements and understandings under this Agreement; provided, that Parent shall provide the Stockholder, the Management Shareholders, GTCR, the Company and their respective counsel a reasonable opportunity to review and comment on such disclosure and Parent shall give reasonable and good faith consideration to any comments made by the Stockholder, the Management Shareholders, GTCR, the Company or their respective counsel.

9.  Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Stockholder, the Management Shareholders and GTCR shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill their obligations under this Agreement.

10.  Termination.  This Agreement shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time; (b) the date on which the Company Board of Directors effects a Change of Recommendation in accordance with Section 4.2(b) of the Merger Agreement; (c) the date on which the Merger Agreement shall have been terminated pursuant to Article VI thereof, or (d) December 30, 2007 (such earliest to occur shall be the “Expiration Date”). Nothing in this Agreement shall in any way impair the discretion of the Company Board of Directors to effect a Change of Recommendation or otherwise exercise fiduciary duties under the DGCL and any other applicable Laws.

11.  Miscellaneous.

Section 11.1  Fees and Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 11.2  Amendments and Modification.  This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 11.3  Survival of Representations and Warranties.  The representations and warranties in this Agreement shall not survive the Expiration Date.

Section 11.4  Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

if to Parent:

Spin Holdco Inc.
c/o Babcock & Brown
1 Dag Hammarskjold Plaza
Attention: Berry Talintyre
Fax: (212) 230-0733

with a copy to (which shall not constitute a notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: (212) 909-6836

if to the Stockholder or GTCR:

Coinmach Holdings, LLC
c/o Coinmach Service Corp.
303 Sunnyside Boulevard, Suite 70
Plainview, New York 11803
Attention: Robert M. Doyle
Fax: (631) 349-9125

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attn: Stephen L. Ritchie, P.C.

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 354-8113
Attn: Ronald S. Brody, Esq.

if to a Management Shareholder to the address set forth opposite such Management Shareholder’s name on Annex A hereto.

Section 11.5  Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 11.6  Entire Agreement.  This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 11.7  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.8  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

Section 11.9  Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. EACH OF PARENT, THE STOCKHOLDER, GTCR AND EACH MANAGEMENT SHAREHOLDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10  Extension, Waiver.  At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares held by the Stockholder or the Management Shareholders are transferred (other than any Person, other than the Management Shareholders, that receives such Subject Shares in the Distribution) prior to the termination of the Merger Agreement in accordance with its terms.

Section 11.12  Legal Counsel.  The Stockholder and each Management Shareholder acknowledges that he, she or it has been advised to, and has had the opportunity to, consult with his, her or its attorney prior to entering into this Agreement. The Stockholder and the Management Shareholders acknowledge that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 11.13  Agreement Negotiated.  The form of this Agreement has been negotiated by or on behalf of Parent, the Stockholder, GTCR and the Management Shareholders, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 11.14  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 11.15  Cooperation.  If any notices, approvals or filings are required with any Governmental Entity in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the parties hereto shall cooperate in making such notices or filings or in obtaining such approvals.

Section 11.16  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, GTCR or any Management Shareholder from acting in his or her capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder, GTCR and such Management Shareholders solely in their capacities as stockholders of the Company).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

SPIN HOLDCO INC.

By:	/s/ Berry Talintyre
Name: Berry Talintyre

Title:	Vice President

COINMACH HOLDINGS, LLC

By:	/s/ Robert M. Doyle
Name: Robert M. Doyle

Title:	Chief Financial Officer

GTCR-CLC, LLC

By:	GTCR Fund VII, L.P.,
its Managing Member

By:	GTCR Partners VII, L.P.,
its General Partner

By:	GTCR Golder Rauner, L.L.C.,
its General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini

Title:	Principal

STEPHEN R. KERRIGAN

/s/  Stephen R. Kerrigan

MICHAEL E. STANKY

/s/  Michael E. Stanky

ROBERT M. DOYLE

/s/  Robert M. Doyle

RAMON NORNIELLA

/s/  Ramon Norniella

JAMES CHAPMAN

/s/  James Chapman

Annex A

		Value of	Number of	Value of
Name of		Rollover	Rollover	Common
Management	Management	Shares to be	Shares to be	Shares to be
Shareholder	Class A Shares	Exchanged	Exchanged	Exchanged
Stephen Kerrigan

1625 Bibury Lane	54,444	$3,600,000	265,682.657	$3,600,000
Charlotte, NC 28211
Robert Doyle

115 Hidden Pond Circle	36,111	$770,000	56826.568	$770,000
Smithtown, NY 11787
Michael Stanky

106 St. Anne’s Drive	16,667	$450,000	33210.332	$450,000
Maybank, TX 75156
Ramon Norniella

3425 Neiman Road	15,556	$200,000	14760.148	$200,000
Plano, TX 75025
James Chapman

14 Alpine Road	36,111	$500,000	36,900.369	$500,000
Greenwich, CT 06830

ANNEX C

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of June 14, 2007, among Spin Holdco Inc., a Delaware corporation (“Spin Holdco”), the stockholders (“Stockholders”) of Coinmach Service Corporation, a Delaware corporation (the “Company”), listed on Annex A attached hereto, Coinmach Laundry Corporation, a Delaware corporation (“CLC”), and the Secretary of CLC (the “Pledgeholder” and, together with CLC, the “Secured Party”). All capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Spin Holdco, Spin Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Spin Holdco (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Spin Holdco (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, that number of shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Stock”), set forth opposite such Stockholder’s name on Annex A hereto;

WHEREAS, immediately prior to the Effective Time, each Stockholder will receive directly or indirectly a distribution (the “Distribution”) from Coinmach Holdings, LLC (“Holdings”) of shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Stock”, and together with Class A Stock, the “Distribution Shares”), set forth opposite such Stockholder’s name on Annex A hereto;

WHEREAS, immediately prior to the Effective Time and after giving effect to the Distribution, the Class B Stock of certain Stockholders will be subject to a security interest pursuant to those certain Amended and Restated Security Agreements, each dated as of March 6, 2003 (each, a “Security Agreement”, and, collectively, the “Security Agreements”) by and among CLC, the Secretary of CLC and such Stockholders, pursuant to Section 4 thereof;

WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time (i) each Stockholder desires to exchange the number of shares of Class B Stock equal to the value set forth opposite such Stockholder’s name on Annex A hereto divided by the Merger Consideration (such Stockholder’s “Rollover Shares”), and (ii) Spin Holdco desires to issue to such Stockholder, in exchange (the “Exchange”) for such Rollover Shares, shares in Spin Holdco (“Spin Holdco Shares”) equal to the value of Rollover Shares and as set forth opposite each Stockholder’s name on Annex A hereto;

WHEREAS, subject to the conditions set forth herein, simultaneously with the Exchange but prior to the Effective Time, persons (other than the Stockholders or Spin Holdco) designated by Babcock & Brown Spinco LLC (the “B&B Designees”) shall purchase from all of the Stockholders all of their respective Distribution Shares that are not Rollover Shares (the Distribution Shares so purchased, the “Non-Rollover Shares”), for cash in an amount equal to the product of the number of the Non-Rollover Shares and the Merger Consideration (subject to any applicable withholding taxes) as set forth in the Merger Agreement (the “Non-Rollover Shares Sale”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Exchange and the Equity Investor Contributions (as defined below) constitute exchanges that qualify under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time and after giving effect to the Distribution and Non-Rollover Shares Sale, the Stockholders shall pay in full all outstanding principal amount and accrued interest thereon under those certain amended and restated promissory notes, dated as of March 6, 2003, made by certain Stockholders (each such promissory note, a “Promissory Note”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Share Exchange.

(a) Immediately prior to the Effective Time, each Stockholder will assign, transfer, convey and deliver (pursuant to Section 2(b)) such Stockholder’s Rollover Shares to Spin Holdco and, in exchange for such Rollover Shares, Spin Holdco shall issue and deliver to such Stockholder such number of Spin Holdco Shares as have the same aggregate value as the Rollover Shares tendered by such Stockholder in connection with the Exchange based on the Merger Consideration. For the avoidance of doubt, the per share value of each Rollover Share shall equal the per share value of shares exchanged for Merger Consideration and the per share value of the Spin Holdco Shares shall be same as the price per share paid by the other purchasers of Spin Holdco Shares. If any Rollover Shares are held in “street name” by the Stockholder, such Stockholder agrees to arrange for appropriate transfer to Spin Holdco hereunder. For purposes of this Section 1(a), if, at the time immediately prior to the consummation of the transactions contemplated by this Section 1(a), the Rollover Shares

(b) held for the benefit of Stephen Kerrigan are held by MCS Capital, Inc., a Delaware corporation wholly owned by Mr. Kerrigan and his spouse (the “S Corp”), Stephen Kerrigan shall have the right to cause the S Corp to assign, transfer, convey and deliver (pursuant to Section 2(b)) such Rollover Shares to Spin Holdco, and Spin Holdco shall, at the request of Stephen Kerrigan, issue and deliver to the S Corp such number of Spin Holdco Shares as have the same aggregate value as the Rollover Shares tendered by the S Corp (such exchange of shares, the “S Corp Exchange”); provided that prior to such S Corp Exchange, the S Corp, Stephen Kerrigan and each shareholder of the S Corp shall enter into an agreement containing (i) terms substantially similar to those contained in this Exchange Agreement, including the representations and warranties made herein by the Stockholders and (ii) customary representations and warranties that all capital stock of the S Corp issued and outstanding is held by Stephen Kerrigan and his spouse, and (iii) customary covenants restricting Stephen Kerrigan or the other stockholders of the S Corp from transferring any of their interests in the S Corp to any third party.

(c) Simultaneously with the Exchange, each Stockholder shall pay in full in cash the outstanding principal amount and accrued interest under the applicable Promissory Note.

(d) Immediately prior to the Effective Time and following the payment in full of the Promissory Notes, the Secured Party agrees and does hereby release any and all security interests in and to all Units (as defined in each Security Agreement) and all Distribution Shares and the proceeds from each thereof.

(e) In the event that the Exchange is consummated but the Merger Agreement is terminated in accordance with its terms, then the Exchange will be void ab initio and deemed not to have occurred and each Stockholder will deliver to Spin Holdco the number of Spin Holdco Shares received by such Stockholder pursuant to paragraph (a) of this Section 1 and Spin Holdco will promptly deliver to each Stockholder (or, if the Promissory Note has not been paid in full, to the Pledgeholder) the Rollover Shares previously delivered by such Stockholder to Spin Holdco.

2. Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Exchange Closing”) will take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, immediately prior to the Closing.

(b) At the Exchange Closing, subject to satisfaction (or waiver by each Stockholder) of all of the conditions precedent set forth in Section 7, each Stockholder will deliver, and instruct and authorize the Company and the Secured Parties to deliver, to Spin Holdco stock certificates duly endorsed for transfer to Spin Holdco, or accompanied by stock powers duly endorsed in blank, and representing each such Stockholder’s Rollover Shares, and Spin Holdco will reflect on its books and records such Stockholder’s ownership of the number of Spin Holdco Shares set forth opposite such Stockholder’s name on Annex A.

(c) At the Exchange Closing, subject to satisfaction (or waiver by each Stockholder) of all of the conditions precedent set forth in Section 7, Parent and each Stockholder will execute and deliver the Stockholders Agreement (as hereinafter defined).

3. Stockholders Agreement.  Attached hereto as Annex B are the terms of the Stockholders Agreement (the “Stockholders Agreement”) to be entered into among Spin Holdco, Babcock & Brown Spinco LLC, the other Stockholders and certain other investors in Spin Holdco immediately prior to the Closing. The parties hereto agree to negotiate in good faith the definitive form of such agreement as promptly as practicable after the date hereof.

4. Representations and Warranties of the Investors.  Each Stockholder represents and warrants, severally but not jointly, as follows:

(a) Binding Agreement.  Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Ownership of Shares.  Such Stockholder is, or will be at the time of the Exchange Closing, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has, or will have at the time of the Exchange Closing, assuming satisfaction (or waiver by such Stockholder) of all of the conditions precedent set forth in Section 7, the sole or shared power to vote and dispose of the number of shares of Distribution Shares set forth opposite such Stockholder’s name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of this Agreement, the Security Agreement to which he is a party or pursuant to applicable law. Except as provided for in this Agreement, the Merger Agreement and the other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any of such shares.

(c) No Agreements.  Except for (i) this Agreement, (ii) (A) those certain Restricted Stock Agreements, each dated as of February 15, 2006, by and between the Company and certain Stockholders and those certain Restricted Stock Agreements, each dated as of November 3, 2006, by and between the Company and certain Stockholders (collectively, the “Restricted Stock Agreements”), (B) the Security Agreements, (C) the Promissory Notes, and (D) those certain Management Contribution Agreements, each dated as of March 5, 2003, by and between Holdings and certain Stockholders, (iii) the Voting Agreement, dated as of the date hereof, by and among Spin Holdco, Coinmach Holdings, LLC, a Delaware limited liability company, GTCR-CLC, LLC, a Delaware limited liability company, and the individuals listed on Annex A thereto, and (iv) other agreements contemplated hereby and thereby, in each case such Stockholder has not entered into or agreed to be bound by any other arrangements or agreements with respect to the acquisition or disposition of the Rollover Shares or the voting of any such shares.

(d) No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Rollover Shares, or (ii) except for the consent of the Secured Party set forth in Section 1(c) and the Company under the Restricted Stock Agreements to which such Stockholder is a party, require any material consent, authorization or approval of any person, entity or governmental entity, or (iii) violate or conflict with any writ, injunction or decree applicable to such Stockholder or such Stockholder’s Rollover Shares.

(e) Securities Laws Matters.  Such Stockholder acknowledges that (i) the Spin Holdco Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or qualified under any state securities or “blue sky” or non U.S. securities laws, (ii) it is not anticipated that there will be any public market for the Spin Holdco Shares, (iii) the Spin Holdco Shares must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the Spin Holdco Shares unless such Spin Holdco Shares are subsequently registered under the Securities Act and such state or non-U.S. securities laws or an exemption from such registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any Spin Holdco Shares, and Spin Holdco has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Spin Holdco Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Spin Holdco Shares without registration will require the availability of an exemption under the Securities Act, and (vii) a notation shall be made in the appropriate records of Spin Holdco indicating that the Spin Holdco Shares are subject to restrictions on transfer and, if Spin Holdco should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Spin Holdco Shares.

(f) Accredited Investor.  Such Stockholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

(g) Investor’s Experience.  (A) Such Stockholder’s financial situation is such that the Stockholder can afford to bear the economic risk of holding the Spin Holdco Shares to be received by such Stockholder, (B) such Stockholder can afford to suffer complete loss of his investment in such Spin Holdco Shares, and (C) such Stockholder’s knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder’s investment in such Spin Holdco Shares.

(h) Access to Information.  Such Stockholder represents and warrants that such Stockholder has been granted the opportunity to ask questions of, and receive answers from, representatives of Spin Holdco concerning the terms and conditions of the Exchange and to obtain any additional information that the Stockholder deems necessary to verify the accuracy of the information so provided.

(i) Investment Intent.  Such Stockholder is acquiring Spin Holdco Shares solely for the Stockholder’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Such Stockholder agrees that such Stockholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Spin Holdco Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Spin Holdco Shares), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any stockholders agreement entered into by the Stockholders.

5. Representations and Warranties of Spin Holdco.  Spin Holdco represents and warrants as follows:

(a) Binding Agreement.  Spin Holdco has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Spin Holdco has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Spin Holdco, enforceable against Spin Holdco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of Spin Holdco’s obligations hereunder will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which Spin Holdco is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to Spin Holdco’s Rollover Shares, or (ii)

require any material consent, authorization or approval of any person, entity or governmental entity, or (iii) violate or conflict with any writ, injunction or decree applicable to Spin Holdco or the Rollover Shares.

(c) Securities Laws Matters.  The Spin Holdco Shares each Stockholder receives will have been validly issued and non assessable, and will not subject the Stockholders to any preemptive, first refusal or other similar rights, and will be free and clear of any security interest, liens, charges, encumbrances, equities, claims, options or limitations or whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of the Stockholders Agreement.

6. Release.  Effective as of the Effective Time and upon the receipt of the Spin Holdco Shares and the consideration to be paid to the Stockholders pursuant to the Non-Rollover Shares Sale and satisfaction (or waiver by the Stockholders) of all the conditions precedent set forth in Section 7, each Stockholder, solely in his or her capacity as a stockholder, hereby releases, remises, acquits and discharges the Company, its successors and assigns from any and all claims, known or unknown, and however, denominated, which such Stockholder, his or her successors or assigns has or may have against any such releasees and any and all liability such releasees may have to such Stockholder, in each case arising from or relating to such Stockholder’s ownership of shares of Distribution Shares prior to the Effective Time. This release is for any relief, no matter how denominated, including but not limited to injunctive relief, compensatory damages, punitive damages or rescissory damages. Each Stockholder further agrees that he or she will not file or permit to be filed, either individually or as a group, on his or her behalf any such claim. Notwithstanding the foregoing, this release shall not apply to any claims the Stockholders may have arising from or relating to this Agreement, the Merger Agreement and the consideration (if any) to be paid under the Merger Agreement, and shall not preclude any Stockholder from making claims that he or she could assert only in response to claims asserted against such Stockholder by the Company.

7. Conditions Precedent.  The obligations of each Stockholder to consummate the transactions contemplated hereby are subject to (a) the conditions set forth in Article V of the Merger Agreement being satisfied or waived by the Company or Spin Holdco, as the case may be and (b) the following conditions: (i) immediately before the Merger and simultaneously with the Exchange, the Non-Rollover Shares Sale shall be consummated; (ii) in connection with the Exchange, the B&B Designees and such other investors designated by Babcock & Brown Spinco LLC (together with the B&B Designees, collectively, the “Equity Investors”) will contribute cash, the Non-Rollover Shares, and all other Non-Rollover Shares acquired from the other Stockholders, as the case may be, to Spin Holdco (collectively, the “Equity Investor Contributions”) in exchange for capital stock in Spin Holdco so that immediately after the Exchange and the Equity Investor Contributions, the Stockholders and the Equity Investors are in control (as defined in Section 368(c) of the Code) of Spin Holdco; and (iii) the Stockholders Agreement contains a provision that is binding on all Equity Investors and the Stockholders to the following effect: “Notwithstanding anything in this agreement or any other document, agreement or understanding, the Equity Investors and the Stockholders (A) will file all tax returns, statements, forms, and reports (including elections, declarations, disclosures, schedules, estimates, and information returns) for U.S. federal, state, and local income tax purposes in a manner consistent with the treatment of the Exchange and the Equity Investor Contributions as transactions that meet the requirements of Section 351(a) of the Code and (B) will take no position inconsistent with that characterization for U.S. federal, state or local income tax purposes, including any audit or judicial or administrative proceeding.

8. Miscellaneous.

(a) Tax Treatment of the Exchange and the Equity Investor Contributions.  Notwithstanding anything in this Agreement or any other document, agreement or understanding, the parties (A) will treat for U.S. federal income tax purposes the Exchange and the Equity Investor Contributions as exchanges under Section 351(a) of the Code, (B) will file all tax returns, statements, forms, and reports (including elections, declarations, disclosures, schedules, estimates, and information returns) for U.S. federal, state, and local income tax purposes in a manner consistent with such treatment, and (C) will take no position inconsistent with that characterization for U.S. federal, state or local income tax purposes, including in any audit or judicial or administrative proceeding. If, contrary to the intent of the parties to this agreement as expressed in this Section 8(a), any taxing authority makes or proposes an adjustment or deficiency that is based on a position inconsistent with that provided in this Section 8(a), the parties will cooperate with each other in good faith to contest that taxing authority’s proposed adjustment or deficiency.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to any Stockholder at the address of such Stockholder set forth on Annex A (or at such other address as shall be specified by such Stockholder by like notice) and to Spin Holdco at the following addresses or at such other address as shall be specified by Spin Holdco by like notice:

to:

SPIN HOLDCO INC.
c/o Babcock & Brown LP
1 Dag Hammarskjold Plaza
885 Second Avenue, 49th Floor
New York, New York 10017
Attention: Berry Talintyre
Fax: (212) 230-0733

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew L. Bab, Esq.
Fax: (212) 909-6836

(c) Binding Effect; Benefits.  This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party will have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

(d) Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

(e) Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Stockholder (other than as a result of remedies exercised by the Secured Party under the Security Agreement) without the prior written consent of Spin Holdco.

(f) Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(g) Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(h) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(i) Waiver.  Any party to this Agreement may waive any condition to their obligations contained herein.

(j) Termination.  This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger pursuant to the Merger Agreement. Termination will not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPIN HOLDCO INC.

By:	/s/ Berry Talintyre
Name: Berry Talintyre

Title:	Vice President

/s/  Stephen R. Kerrigan
Stephen R. Kerrigan

/s/  Robert M. Doyle
Robert M. Doyle

/s/  Michael E. Stanky
Michael E. Stanky

/s/  Ramon Norniella
Ramon Norniella

/s/  James N. Chapman
James N. Chapman

COINMACH LAUNDRY CORPORATION

By:
/s/  Robert M. Doyle
Name: Robert M. Doyle

Title:	Chief Financial Officer

/s/  Robert M. Doyle
ROBERT M. DOYLE, solely in his capacity
as Secretary of Coinmach Laundry
Corporation, solely for purposes of
Section 1(d) of this Agreement

Annex A

Name and Address of	Common	Value of Shares to be	Equivalent Value in
Investor	Stock	Exchanged in Rollover	Spin Holdco Shares

Stephen Kerrigan	54,444	$3,600,000	$3,600,000

1625 Bibury Lane
Charlotte, NC 28211

Robert Doyle	36,111	$770,000	$770,000

115 Hidden Pond Circle
Smithtown, NY 11787

Michael Stanky	16,667	$450,000	$450,000

106 St. Anne’s Drive
Maybank, TX 75156

Ramon Norniella	15,556	$200,000	$200,000

3425 Neiman Road
Plano, TX 75025

James Chapman	36,111	$500,000	$500,000

14 Alpine Road
Greenwich, CT 06830

ANNEX D

June 14, 2007
The Board of Directors
Coinmach Service Corp.
303 Sunnyside Boulevard, Suite 70
Plainview, NY 11803

Dear Members of the Board of Directors:

We understand that Coinmach Service Corp. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Spin Holdco Inc. (“Parent”), and Spin Acquisition Co., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, Merger Sub will merge with and into the Company (the “Transaction”), and as a result of the Transaction, each outstanding share of Class A Common Stock, par value $0.01 per share (“Class A Stock”), of the Company and each outstanding share of Class B Common Stock, par value $0.01 per share (“Class B Stock”), of the Company will be converted into the right to receive $13.55 in cash (the “Merger Consideration”) and the Company will become a wholly owned subsidiary of Parent. You have advised us that, in connection with the Transaction, certain members of the Company’s management have been offered the opportunity to exchange a portion of their shares of Class A Stock and, following the distribution of shares of Class B Stock held by Coinmach Holdings, LLC to its members, a portion of their shares of Class B Stock, in each case for shares of common stock of Parent (the “Exchange”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company (the “Board of Directors”) as to whether, as of the date hereof, the Merger Consideration to be received by the holders of shares of Class A Stock in the Transaction (other than members of the Company’s management that will retain or acquire a direct or indirect equity interest in the Company after giving effect to the Transaction and the Exchange, GTCR - CLC, LLC and their respective affiliates) is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to stockholders of the Company on Form 10-K for the years ended March 31, 2005, March 31, 2006 and March 31, 2007;

2. reviewed the Company’s Form 10-Q for the quarter ended December 31, 2006;

3. reviewed certain of the Company’s filings with the Securities and Exchange Commission including the Form 8-K dated February 1, 2007, the Form 8-K dated May 14, 2007, the Schedule 14A relating to the Company’s 2006 annual meeting of shareholders, and Form S-1/A dated February 2, 2006;

4. reviewed drafts of the following agreements and documents:

a) a draft, dated June 14, 2007, of the Agreement;

New York	•	245 Park Avenue, 20th Floor	•	New York, New York 10167	•	tel.212.497.4100	•	fax.212.661.3070

Los Angeles	Chicago	San Francisco	Washington, D.C.	Minneapolis	Dallas	Atlanta	London	Paris	Frankfurt	Hong Kong
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

The Board of Directors of Coinmach Service Corp.
June 14, 2007

b) a draft, dated June 14, 2007, of a voting agreement (the “Voting Agreement”) by and among Parent, Coinmach Holdings, LLC, GTCR-CLC, LLC and the members of the Company’s management listed on Annex A thereto;

c) the Deutsche Bank Securities Inc. debt commitment letter dated June 14, 2007, the Merrill Lynch Capital Corporation debt commitment letter, the RBS Securities Corporation debt commitment letter dated June 14, 2007, and drafts of seven equity commitment letters from those parties that ultimately provided the equity commitments to Parent in connection with the Transaction;

5. reviewed letters from prospective purchasers regarding their interest in acquiring all or a substantial portion of the Company;

6. met and spoken with certain members of management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

7. reviewed the Company’s financial forecasts and projections as prepared by the Company’s management for the fiscal years ending March 31, 2008 through March 31, 2011;

8. spoken with the Company’s financial and other advisors regarding the proposed Transaction;

9. reviewed the historical market prices and trading volume for the Company’s publicly traded securities and those of certain companies with publicly traded securities which we deemed relevant;

10. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control and similar transactions that we deemed relevant for companies in related industries to the Company; and

11. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any other transaction or agreement, including the Voting Agreement and the Exchange to which the Company or its security holders is a party (except as expressly set forth in this Opinion).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto material to our analyses or any adjustment to the aggregate Merger Consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all material respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents

The Board of Directors of Coinmach Service Corp.
June 14, 2007

and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal. We express no opinion regarding the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject and, at your direction and with your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. We will receive a fee for rendering the Opinion, no portion of which is contingent upon the consummation of the Transaction or the conclusions set forth in the Opinion. The Company has also agreed to indemnify us and certain related parties for certain liabilities and to reimburse us for certain expenses arising out of our engagement.

Houlihan Lokey and its affiliates are currently providing and may in the future provide investment banking, financial advisory and other financial services to the Company and its affiliates for which Houlihan Lokey and its affiliates expect to receive and would expect to receive compensation.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, or any other party or the effect of

The Board of Directors of Coinmach Service Corp.
June 14, 2007

any other transaction in which the Company, or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Company, or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Class A Stock in the Transaction (other than members of the Company’s management that will retain or acquire a direct or indirect equity interest in the Company after giving effect to the Transaction and the Exchange, GTCR — CLC, LLC and their respective affiliates) is fair to such holders from a financial point of view.

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

CLASS A COMMON STOCK PROXY CARD

COINMACH SERVICE CORP.
SPECIAL MEETING OF STOCKHOLDERS
Corporate Headquarters
303 Sunnyside Blvd, Suite 70
Plainview, New York 11803
[day of the week] — [•], 2007
[•] a.m. Eastern Daylight Savings Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned holder of Class A Common Stock, $0.01 par value per share, of Coinmach Service Corp., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert M. Doyle and Raymond Loser, and each of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present at the special meeting of the stockholders to be held on [•], 2007, or any adjournment thereof on all matters that may come before such special meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF
COINMACH SERVICE CORP.
[•], 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.
Adoption of the Agreement and Plan of Merger, dated as of June 14, 2007 (which we refer to as the “merger agreement”), by and among Spin Holdco Inc., Spin Acquisition Co. and Coinmach Service Corp., as it may be amended from time to time.
		☐	☐	☐

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the proposal to adopt the merger agreement.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Special Meeting dated [•], 2007 and the Proxy Statement attached thereto of the Company.

Signature of Stockholder	Date:	Signature of Co-owner (if held jointly)	Date:

Print Name		Print Name

Note:
Please print and sign your name hereon. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, attorneys, trustees, guardians or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

CLASS B COMMON STOCK PROXY CARD

COINMACH SERVICE CORP.
SPECIAL MEETING OF STOCKHOLDERS
Corporate Headquarters
303 Sunnyside Blvd, Suite 70
Plainview, New York 11803
[day of the week] — [•], 2007
[•] a.m. Eastern Daylight Savings Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned holder of Class B Common Stock, $0.01 par value per share, of Coinmach Service Corp., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert M. Doyle and Raymond Loser, and each of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class B Common Stock of the Company which the undersigned would be entitled to vote if personally present at the special meeting of the stockholders to be held on [•], 2007, or any adjournment thereof on all matters that may come before such special meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF
COINMACH SERVICE CORP.
[•], 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.
Adoption of the Agreement and Plan of Merger, dated as of June 14, 2007 (which we refer to as the “merger agreement”), by and among Spin Holdco Inc., Spin Acquisition Co. and Coinmach Service Corp., as it may be amended from time to time.
		☐	☐	☐

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the proposal to adopt the merger agreement.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Special Meeting dated [•], 2007 and the Proxy Statement attached thereto of the Company.

Signature of Stockholder	Date:	Signature of Co-owner (if held jointly)	Date:

Print Name		Print Name

Note:
Please print and sign your name hereon. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, attorneys, trustees, guardians or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.